UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
FRONTIER COMMUNICATIONS PARENT, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2024

Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, Texas 75201
[   ], 2024
Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders (such meeting, including any adjournment or postponement thereof, the “special meeting”) of Frontier Communications Parent, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), to be held on [   ], 2024 at [   ], Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. You will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” shall mean virtually present or represented by proxy at the special meeting.
As previously announced, on September 4, 2024, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Verizon Communications Inc., a Delaware corporation (“Verizon”), and France Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Verizon (“Merger Sub”), providing for, subject to the satisfaction or waiver (to the extent permitted by law) of specified conditions, the acquisition of the Company by Verizon at a price of $38.50, without interest, per share of common stock, par value $0.01 per share, of the Company (“Company common stock”) issued and outstanding as of immediately prior to the effective time of the merger (as defined below). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Verizon (the “surviving corporation”). If the merger is consummated, you will be entitled to receive an amount in cash equal to $38.50, without interest and subject to any required withholding taxes, in exchange for each share of Company common stock you own as of immediately prior to the effective time of the merger (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The board of directors of the Company (the “Board”) has carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the recommendation of the Strategic Review Committee (as defined below). The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and its stockholders that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to the holders of Company common stock for adoption at the special meeting, (iv) recommended that the stockholders of the Company entitled to vote thereon vote in favor of the adoption of the merger agreement and (v) called for a special meeting of the holders of Company common stock for the purpose of submitting the merger agreement to such stockholders for adoption.
At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the merger agreement (the “merger agreement proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the merger (the “advisory compensation proposal”) and (iii) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The proxy statement also describes the actions and determinations of the Strategic Review Committee and the Board in connection with their evaluation of the merger agreement and the merger. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.
Your vote is important regardless of the number of shares of Company common stock that you own. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote thereon at the special meeting. Whether or not you plan to attend the special meeting, we want to make sure your shares are represented at the meeting. Please follow the voting instructions provided on the enclosed proxy card to submit your vote.
After reading the accompanying proxy statement, please authorize a proxy to vote your shares of Company common stock by completing, dating, signing and returning your proxy card, grant your proxy electronically over the Internet or telephonically as described in the accompanying proxy statement or vote your shares by attending and voting at the special meeting. Instructions regarding the methods of authorizing your proxy are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures”. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company common stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll-free: (888) 750-5835
Banks and brokers may call: (212) 750-5833
On behalf of the Board, thank you for your continued support.
By Order of the Board of Directors

Sincerely,

[ ]

John Stratton
Executive Chairman

[    ], 2024
The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [    ], 2024, and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about [    ], 2024.

Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, Texas 75201
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [  ], 2024
Notice is hereby given that a special meeting of stockholders (such meeting, including any adjournment or postponement thereof, the “special meeting”) of Frontier Communications Parent, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), will be held on [    ], 2024 at [   ] Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. Whether or not you expect to virtually attend the special meeting, please complete, date, sign, and return the proxy card, grant your proxy electronically over the Internet or telephonically as described in the accompanying proxy statement, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the special meeting. Even if you have voted by proxy, you may still vote if you virtually attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online during the special meeting, you must obtain a 16-digit control number from such organization (typically found on their voting instruction form). For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” shall mean virtually present or represented by proxy at the special meeting. The special meeting will be held for the following purposes:

Items of Business:	1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 4, 2024 (the “merger agreement”), by and among the Company, Verizon Communications Inc., a Delaware corporation (“Verizon”), and France Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Verizon (“Merger Sub”), pursuant to which and subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Verizon (the “surviving corporation”). We refer to this proposal as the “merger agreement proposal”.

2.
To consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, which proposal we refer to as the “advisory compensation proposal”.

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal”.

Record Date:
Only the Company’s stockholders of record at the close of business on [    ], 2024—the record date for the special meeting—will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

General:
The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote against the merger agreement proposal. Accordingly, your vote is very important regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the special meeting, we request that you vote your shares of Company common stock. If you attend the special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company common stock at the special meeting. If you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal. If a quorum is not present or represented at the special meeting, the chairman of the meeting may adjourn the special meeting.

For Company stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions electronically over the Internet or telephonically at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the special meeting. For Company stockholders that hold their shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) duly formed a committee of the Board (the “Strategic Review Committee”), as more fully described in the accompanying proxy statement, to assist the Board in the review and evaluation of potential strategic transactions available to the Company, including the merger.

The Strategic Review Committee evaluated the merger agreement and the transactions contemplated thereby, including the merger, in consultation with the Company and its and their legal and financial advisors, and considered various factors. After careful consideration, the Strategic Review Committee unanimously determined that it was advisable and fair to, and in the best interests of, the Company and its stockholders for the Company to enter into the merger agreement and to proceed with and consummate the transactions contemplated by the merger agreement. The Strategic Review Committee also unanimously recommended to the Board that the Board approve and cause the Company to enter into the transactions contemplated by the merger agreement, including the merger, on the terms set forth in the merger agreement and the other transaction documents related thereto.

The Board has carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the recommendation of the Strategic Review Committee. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and its stockholders that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to the holders of Company common stock for adoption at the special meeting, (iv) recommended that the stockholders of the Company entitled to vote thereon vote in favor of the adoption of the merger agreement and (v) called for a special meeting of the holders of Company common stock for the purpose of submitting the merger agreement to such stockholders for adoption.

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the special meeting by internet, telephone or mail. Please sign, date and return, as promptly as possible, the enclosed proxy card in the reply envelope provided or grant your proxy electronically over the Internet or telephonically (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”). If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Sincerely,

[ ]

ANNE C. MEYER
Senior Vice President, Associate General Counsel and Corporate Secretary

Dated: [ ], 2024

i

Annex A	Agreement and Plan of Merger, dated as of September 4, 2024, by and among Verizon Communications Inc., France Merger Sub Inc. and Frontier Communications Parent, Inc.	A-1
Annex B	Opinion of PJT Partners LP, dated September 4, 2024	B-1
Annex C	Opinion of Barclays Capital Inc., dated September 4, 2024	C-1

ii

FRONTIER COMMUNICATIONS PARENT, INC.
1919 McKinney Avenue
Dallas, Texas 75201

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2024

PROXY STATEMENT
This proxy statement contains information relating to a virtual special meeting of stockholders (such meeting, including any adjournment or postponement thereof, the “special meeting”) of Frontier Communications Parent, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”). All references to “Verizon” refer to Verizon Communications Inc., a Delaware corporation; and all references to “Merger Sub” refer to France Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Verizon. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of September 4, 2024, by and among Verizon, Merger Sub and the Company as the “merger agreement”.
The special meeting will be held on [  ], 2024 at [  ], Eastern Time (unless the special meeting is postponed or adjourned), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. We are furnishing this proxy statement to holders (“Company stockholders”) of common stock, par value $0.01 per share, of the Company (“Company common stock”) as part of the solicitation of proxies by the Company’s board of directors, for exercise at the special meeting and at any postponements or adjournments thereof. This proxy statement is dated [  ], 2024 and is first being mailed to Company stockholders on or about [  ], 2024.

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement, which we incorporate by reference into this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 107.
The Parties

(page 22)
Frontier Communications Parent, Inc.
The Company is a leading communications and technology provider offering gigabit speeds to approximately 3.0 million broadband subscribers, with approximately 13,000 employees, operating in 25 states. The Company is building critical infrastructure across the country with its fiber-optic network and cloud-based solutions, enabling secure high-speed connections. Driven by its purpose of Building Gigabit America, the Company is focused on supporting a digital society, closing the digital divide and working toward a more sustainable environment. The Company’s principal executive offices are located at 1919 McKinney Avenue, Dallas, Texas 75201, and its telephone number is (972) 445-0042. Shares of Company common stock are listed on the Nasdaq Global Select Market (“NASDAQ”) under the trading symbol “FYBR”.
Verizon Communications Inc.
Verizon is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, technology, information and entertainment products and services to consumers, businesses and government entities. With a presence around the world, Verizon offers data, video and voice services and solutions on its networks and platforms that are designed to meet customers’ demand for mobility, reliable network connectivity and security. Verizon’s principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 395-1000. Shares of Verizon common stock are listed on the New York Stock Exchange and NASDAQ under the trading symbol “VZ”.
France Merger Sub Inc.
Merger Sub was formed on August 28, 2024 as a Delaware corporation, solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any business other than in connection with its formation and the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly owned subsidiary of Verizon. Upon consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 395-1000.
The Special Meeting

(page 23)
The special meeting of Company stockholders will be held on [  ], 2024 at [  ], Eastern Time (unless the special meeting is postponed or adjourned). The special meeting will be completely virtual and you will not be able to attend the special meeting in person. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. At the special meeting, holders of Company common stock will be asked to, among other things, vote for the adoption of the merger agreement. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Record Date and Stockholders Entitled to Vote; Vote Required to Approve Each Proposal

(page 23 and page 24)
Only the Company’s stockholders of record at the close of business on [  ], 2024, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
A quorum of the Company’s stockholders is necessary to hold the special meeting. The presence, in person or by proxy, at the special meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the special meeting, constitutes a quorum of Company stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
The approval of the proposal of the Company’s stockholders to adopt the merger agreement (the “merger agreement proposal”) requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter (the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”) requires the affirmative vote (in person or by proxy) of a majority of votes cast on such proposal at the special meeting. The approval of the proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”) requires the affirmative vote (in person or by proxy) of a majority votes cast on such proposal at the special meeting (whether or not a quorum is present). Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger. The vote on each of the advisory compensation proposal and the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or the adjournment proposal and vice versa.
Voting by Company Directors, Executive Officers and Principal Securityholders

(page 27)
As of September 20, 2024, the directors and executive officers of the Company beneficially owned in the aggregate 3,571,649 shares of Company common stock, or approximately 1.4% of the outstanding shares of Company common stock as of September 20, 2024. We currently expect that each of these individuals will vote all of his or her shares of Company common stock “FOR” each of the proposals to be presented at the special meeting.
The Merger; Certain Effects of the Merger; Consideration To Be Received in the Merger

(page 32, page 67 and page 81)
On September 4, 2024, the Company entered into the merger agreement with Verizon and Merger Sub, providing for, subject to the satisfaction or waiver (to the extent permitted by law) of specified conditions, the acquisition of the Company by Verizon at a price of $38.50, without interest, per share of Company common stock issued and outstanding (the “merger consideration”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Verizon. A copy of the merger agreement is included as Annex A to this proxy statement and which we incorporate by reference into this proxy statement.
If the merger is consummated, each issued and outstanding share of Company common stock as of immediately prior to the time the merger is consummated (the “effective time”) will be converted automatically into, and will thereafter represent only, the right to receive an amount in cash equal to $38.50 per share, without interest and subject to any applicable withholding taxes, other than shares of Company common stock that are (i) owned by the Company immediately prior to the effective time or held by Verizon or Merger Sub, which will be canceled and will cease to exist and no consideration will be delivered in exchange therefor (such shares, the “excluded shares”) or (ii) held by Company stockholders who have validly exercised their statutory rights of appraisal under Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”) (such shares, the “appraisal shares”).
If the merger is consummated, Verizon and the Company will use reasonable best efforts to cause the Company common stock to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable following the effective time, and, accordingly, the Company common stock will no longer be publicly traded.
Background of the Merger

(page 32)
A description of the process we undertook that led to the proposed merger, including our discussions with the representatives of Verizon, is included in this proxy statement under “The Merger—Background of the Merger”.
Recommendation of the Board

(page 23)
The Board has carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the recommendation of the Strategic Review Committee. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and its stockholders that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to the holders of Company common stock for adoption at the special meeting, (iv) recommended that the stockholders of the Company entitled to vote thereon vote in favor of the adoption of the merger agreement and (v) called for a special meeting of the holders of Company common stock for the purpose of submitting the merger agreement to such stockholders for adoption. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 45.
Prior to the adoption of the merger agreement proposal by the Company stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or in response to a takeover proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), if the Board complies with certain procedures in the merger agreement.
Opinions of the Financial Advisors of the Company and Strategic Review Committee
Opinion of PJT Partners LP (page 54 and Annex B)
PJT Partners LP (“PJT Partners”) was retained by the Strategic Review Committee to act as its financial advisor in connection with the merger and, upon the Strategic Review Committee’s request, to render a fairness opinion to the Strategic Review Committee and the Board in connection therewith. The Strategic Review Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company.
At a meeting of the Strategic Review Committee and the Board on September 4, 2024, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated September 4, 2024, to the Strategic Review Committee and the Board to the effect that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of Company common stock (other than any excluded shares and any appraisal shares) was fair to such holders from a financial point of view.
The full text of PJT Partners’ written opinion delivered to the Strategic Review Committee and the Board, dated September 4, 2024, is attached as Annex B and incorporated into this proxy statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Strategic Review Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the members of the Strategic Review Committee and, at the request of the Strategic Review Committee, to the members of the Board, in their respective capacities as such, only in connection with and for purposes of their evaluation of the merger, and PJT Partners’ opinion does not constitute a recommendation as to any action the Strategic Review Committee or the Board should take with respect to the merger or how any holder of Company common stock should vote or act with respect to the merger or any other matter. The summary of PJT Partners’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.
For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section entitled “Opinions of the Financial Advisors of the Company and Strategic Review Committee—Opinion of PJT Partners LP” beginning on page 54.
Opinion of Barclays Capital Inc. (page 61 and Annex C)
The Company engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to pursuing a possible sale of the Company. On September 4, 2024, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Board and the Strategic Review Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the holders of Company common stock (other than holders of excluded shares or appraisal shares) in the merger was fair, from a financial point of view, to such stockholders.
The full text of Barclays’ written opinion, dated as of September 4, 2024, is attached as Annex C to this proxy statement and incorporated into this proxy statement by reference in its entirety. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. For further discussion of Barclays’ opinion, see the section of this proxy statement entitled “Opinions of the Financial Advisors of the Company and Strategic Review Committee—Opinion of Barclays Capital Inc.” beginning on page 61. This summary is qualified in its entirety by reference to the full text of the opinion.
Effects on the Company if the Merger Is Not Consummated

(page 68)
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Verizon a $320 million termination fee (the “Company termination fee”). Under certain other specified circumstances, Verizon will be required to pay the Company a termination fee of $590 million (the “Verizon termination fee”). Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 99.

Financing of the Merger

(page 68)
There is no financing condition to the merger. Verizon has represented in the merger agreement that it has the financial resources and capabilities to fully perform all of its obligations under the merger agreement and that, at the effective time, Verizon will have sufficient funds available to it to enable Merger Sub and the surviving corporation to pay the aggregate merger consideration and any other amounts required to be paid in connection with the consummation of the transactions (including all amounts payable in respect of Company RSUs and Company PSUs (in each case as defined below) under the merger agreement) and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes.
Interests of the Company’s Directors and Executive Officers in the Merger

(page 72)
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests in reaching the determination to approve the execution, delivery and performance by the Company of the merger agreement and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:
•	the treatment of Company equity awards provided for under the merger agreement (as described below in “The Merger Agreement—Treatment of Company Equity Awards”);
•	severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual agreements; and
•
continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 72 of this proxy statement.
Treatment of Company Equity Awards

(page 81)
At the effective time, other than as set forth below, each outstanding (i) restricted stock unit that is subject solely to time-based vesting conditions (each, a “Company RSU”) and (ii) restricted stock unit that is subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration.
With respect to Company RSUs and Company PSUs granted following the date of the merger agreement and prior to the effective time, a number of the unvested shares underlying each such award shall be multiplied by a fraction (i) the numerator of which is the number of days passed between the beginning of the applicable vesting or performance period and the effective time and (ii) the denominator of which is the total number of days in the performance period or across all vesting periods, less any completed vesting periods, and such portion of the Company PSU or Company RSU will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration. The portion of each the Company RSUs and Company PSUs that does not vest as set forth in the preceding sentence will be canceled and automatically converted into a number of unvested restricted stock units of Verizon (“Verizon RSUs”) equal to the number of such Company RSUs and Company PSUs multiplied by an exchange ratio equal to the merger consideration divided by the five day volume weighted average price of Verizon common stock ending with the second complete trading day immediately prior to the closing date. Such conversion of Company PSUs shall be based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time.
The Verizon RSUs will be subject to the same terms and conditions as applied to the Company RSUs and Company PSUs (including time-based vesting conditions but excluding performance-based vesting conditions) prior to the effective time.
With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than five business days following the effective time).
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 81.
Material U.S. Federal Income Tax Consequences of the Merger

(page 76)
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a holder of Company common stock who is a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of common stock converted into cash in the merger. If you are a holder of Company common stock who is a non-U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be taxable to you under U.S. federal income tax laws unless you have certain connections to the United States or the Company stock constitutes a USRPI (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) and certain other conditions are met.
You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Regulatory Approvals in Connection with the Merger

(page 78)
The parties to the merger agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, among other things, (i) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority necessary to consummate the transactions and (ii) defend or contest in good faith any action or judgment that would prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions, in each case, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts”. The Company and Verizon currently believe that the necessary regulatory approvals can be obtained by the first quarter of 2026; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
The consummation of the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and the rules promulgated by the Federal Trade Commission (the “FTC”), which prevent transactions such as the merger from being consummated until (i) Notification and Report Forms are filed with the Department of Justice (the “DOJ”) and FTC and (ii) the applicable waiting period is terminated or expires. Both the Company and Verizon expect to file their respective Notification and Report Forms with the FTC and DOJ by December 31, 2024.
In addition, consummation of the merger is conditioned upon the receipt of approvals from (i) the Federal Communications Commission (“FCC”), (ii) public utility commissions in the states of Arizona, California,

Connecticut, Illinois, Nebraska, Nevada, New York, Minnesota, Mississippi, Pennsylvania, South Carolina, Texas, Utah and West Virginia and (iii) certain approvals required by the franchise granted by the California Public Utilities Commission authorizing the construction, upgrade, maintenance or operation of any part of the cable systems of the Company and its subsidiaries. Both the Company and Verizon expect to file applications with the FCC as promptly as practicable to transfer control of the Company’s authorizations and licenses pursuant to sections 214 and 310 of the Communications Act of 1934 and applicable filings and notices with the applicable state regulatory agencies are expected to be submitted as promptly as reasonably practicable.
Appraisal Rights

(page 83)
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares on and from the date of the making of the demand through the effective time, (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with all other procedures for exercising appraisal rights under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The summary included herein is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.
No Solicitation; Change in Board Recommendation

(page 89)
The merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals (as defined below under the section entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any takeover proposal, approve, recommend or enter into any agreement providing for or relating to a takeover proposal or waive, terminate or amend any confidentiality, standstill or other similar obligation. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited written takeover proposal upon the Board’s (or an authorized Board committee’s) determination in good faith, after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. See “The Merger Agreement—No Solicitation; Change in Board Recommendation.”
The Board (or any duly authorized committee thereof) generally is not permitted under the merger agreement to change the Board’s recommendation to the Company stockholders to adopt the merger agreement or enter into a Company acquisition agreement (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”). However, prior to obtaining the Company stockholder approval, under certain circumstances and in compliance with certain obligations contained in the merger agreement, the Board (or any duly authorized committee thereof) may (i) effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or in response to a takeover proposal, or (ii) terminate the merger agreement and cause the Company to enter into a Company acquisition agreement with respect to a takeover proposal, if in either case, the Board (or an authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and, in the case of an adverse recommendation change in response to a takeover proposal, such takeover proposal constitutes a superior proposal, in each case subject to certain notice and matching rights in favor of Verizon.
Conditions of the Merger

(page 97)
Mutual Closing Conditions
Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), at or prior to the closing, of certain conditions, including:
•
no applicable law and no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction in the United States (the “restraints”) will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger or any other transaction contemplated by the merger agreement;

•
the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, receipt of the FCC approval and receipt of certain state public utility commission and local franchise authority approvals as set forth in the confidential disclosure schedules to the merger agreement; and

•	the receipt of the Company stockholder approval.

Conditions of Verizon and Merger Sub to Closing
The obligations of Verizon and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Verizon, if permissible under applicable law) at or prior to the closing of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement;
•
the Company having complied with or performed, in all material respects, the obligations required to be complied with or performed by the Company at or prior to the effective time under the merger agreement; and

•
receipt of the approvals specified in the second bullet under “—Mutual Closing Conditions” above without the imposition of any restrictions, conditions, restraints or concessions that constitute, individually or in the aggregate, a burdensome condition (as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts”) and certain specified regulatory approvals having become final orders.

Conditions of the Company to Closing
The obligation of the Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the closing of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of Verizon and Merger Sub to the extent specified in the merger agreement; and
•
Verizon and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement.

The consummation of the merger and the transactions is not conditioned upon Verizon’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement

(page 98)
The merger agreement may be terminated and the transactions abandoned at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Verizon.
Termination by Either the Company or Verizon
In addition, the Company, on the one hand, or Verizon, on the other hand, may terminate the merger agreement and abandon the transactions at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the effective time has not occurred on or before March 4, 2026 (as it may be extended, the “outside date”); provided that (i) (x) if on the outside date the conditions set forth under the second bullet described above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions”, the first bullet above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions” (to the extent due to a restraint relating to the HSR Act or receipt of the FCC approval and receipt of certain state public utility commission and local franchise authority approvals as set forth in the confidential disclosure schedules to the merger agreement) or the third bullet point described above in the section entitled “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing” are not satisfied but all other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but provided that such conditions will then be capable of being satisfied if the closing of the merger were to take place on such date), then the outside date will be automatically extended to June 4, 2026 and (y) if the outside date is extended pursuant to clause (x), the conditions set forth under the second bullet above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions”, the first bullet described above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions” (to the extent due to a restraint relating to the HSR Act or receipt of the FCC approval and receipt of certain state public utility commission and local franchise authority approvals as set forth in the confidential disclosure schedules to the merger agreement) or the third bullet point described above in the section entitled “—Conditions of the Merger— Conditions of Verizon and Merger Sub to Closing” are not satisfied but all other closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but provided that such conditions are then capable of being satisfied if the closing of the merger were to take place on such date), then the outside date will be automatically extended to September 4, 2026 and (ii) this right to terminate the merger agreement will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been the principal cause of the failure of the effective time to occur on or before such date;
•
any restraint in the U.S. having the effect set forth in the first bullet described above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions” is in effect and has become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this right to terminate has complied with its obligations under the merger agreement described in the section entitled “The Merger Agreement—Reasonable Best Efforts”; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.
Termination by Verizon
Verizon may also terminate the merger agreement and abandon the transactions by written notice to the Company at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval, if:
•
the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth under the first and second bullets described above in the section entitled “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing” and (ii) which is incapable of being cured or, if capable of being cured by the outside date, the Company (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform and stating Verizon’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided that Verizon will not have the right to terminate the merger agreement pursuant to this right to terminate if Verizon or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•
the Board or a duly authorized committee thereof will have made an adverse recommendation change; provided, however, that Verizon will no longer be entitled to terminate the merger agreement pursuant to this right to terminate following receipt of the Company stockholder approval.

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions by written notice to Verizon at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval, if:
•
either of Verizon or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth under the first and second bullets described above in the section entitled “—Conditions of the Merger—Conditions of the Company to Closing” and (ii) which is incapable of being cured or, if capable of being cured by the outside date, either Verizon or Merger Sub, as applicable (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Verizon of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or
•
prior to receipt of Company stockholder approval, in connection with entering into a Company acquisition agreement (as defined below under the section entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company termination fee so long as Verizon has timely provided the Company with wire instructions for such payment.

Termination Fees

(page 99)
The Company will be required to pay to Verizon the Company termination fee of $320 million if:
•
the Company or Verizon terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Verizon” or Verizon terminates the merger agreement pursuant to the provisions described in the first bullet point above in the section entitled “—Termination of the Merger Agreement—Termination by Verizon”; provided that (i) a bona fide takeover proposal will have been publicly made, proposed or communicated by a third party after September 4, 2024 and (ii) within 12 months of the date the merger agreement is terminated, the Company consummates any takeover proposal or enters into a definitive agreement with respect to any takeover proposal and such takeover proposal is subsequently consummated at any time (regardless of whether such consummation occurs within the 12-month period); provided, that for purposes of clauses (i) and (ii), the references to “25%” in the definition of “takeover proposal” are deemed to be references to “50%”; or

•
Verizon terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Verizon” or the Company terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company”.

Verizon will be required to pay to the Company the Verizon termination fee of $590 million if (i) Verizon or the Company terminates the merger agreement pursuant to the provisions described in the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Verizon” and at such time all of the conditions set forth above in the sections entitled “—Conditions of the Merger—Mutual Closing Conditions” and “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing”, other than the condition described in the third bullet point described above in the section entitled “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing”, have been satisfied or waived, except for any conditions described in the first or second bullet points described above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions” (in the case of the first bullet, if the failure of such condition is due to any restraint in the U.S.) or (ii) the Company terminates the merger agreement pursuant to the provisions described in the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” due to Verizon’s breach of its obligations described in the section entitled “The Merger Agreement—Reasonable Best Efforts”.

Current Price of Common Stock
On [  ], 2024, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on NASDAQ was $[  ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.
Additional Information

(page 107)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). Our SEC filings are available over the Internet through the SEC’s website at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On September 4, 2024, the Company entered into the merger agreement with Verizon and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Verizon.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”
Q:	As a holder of Company common stock, what will I receive in the merger?
A:
If the merger is consummated, you will be entitled to receive $38.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Q:	When and where is the special meeting of our stockholders?
A:
The special meeting of Company stockholders will be held on [  ], 2024 at [  ], Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. We encourage you to access the special meeting before the start time of [  ], Eastern Time. Please allow ample time to log into the special meeting and test your computer systems.

Q:	Who is entitled to attend and vote at the special meeting?
A:
Only the Company’s stockholders of record at the close of business on [  ], 2024, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

If on [  ], 2024, you were a “record” holder of Company common stock (in other words, if you held Company common stock in your own name in the stock register maintained by our transfer agent, Computershare Investor Services (“Computershare”)), then you are a stockholder of record on the record date, and you may vote online during the special meeting, vote by proxy over the telephone, vote by proxy via the internet, or vote by proxy card by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Whether or not you plan to virtually attend the special meeting, we recommend that you provide voting instructions promptly by proxy to ensure your vote is counted. You may still virtually attend the special meeting and vote online during the special meeting even if you have already voted by proxy.
If on [  ], 2024, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.
For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.
At the special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection by any Company stockholder, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Central Time, at the Company’s principal executive offices located at 1919 McKinney Avenue, Dallas, Texas 75201, by contacting the Corporate Secretary of the Company.
Q:	How do I virtually attend the special meeting?
A:
The special meeting will be a completely virtual meeting of stockholders and will be conducted via live webcast. You are entitled to attend the special meeting only if you were a stockholder of record or were the beneficial owner of Company common stock held in “street name” at the close of business on [  ], 2024. The Company’s stockholders of record will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. Beneficial owners of Company common stock held in “street name” may attend the special meeting, but may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.

The meeting webcast will begin promptly at [  ] Eastern Time on [  ], 2024. Online access will begin at [  ] Eastern Time, and we encourage you to access the meeting prior to the start time. The virtual meeting platform is fully supported across browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. We will have technicians ready to assist you with any technical difficulties you may have. You will have the ability to test the systems before the special meeting starts, and a technical support phone number will be provided when the meeting opens.
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:
•	the merger agreement proposal;
•	the advisory compensation proposal; and
•	the adjournment proposal.
Q:	What constitutes a quorum for purposes of the special meeting?
A:
The presence, in person or by proxy, at the special meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the special meeting, will constitute a quorum of Company stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions and broker non-votes are treated as present for quorum purposes. If a quorum is not present or represented by proxy at the special meeting, the chairman of the meeting may adjourn the special meeting, without notice, if the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.

Q:	What vote of our stockholders is required to approve each of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.
Q:	How does the Board recommend that I vote?
A:	The Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 45.
In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 72.
Q:	How do the Company’s directors and executive officers intend to vote?
A:
As of September 20, 2024, the directors and executive officers of the Company beneficially owned in the aggregate 3,571,649 shares of Company common stock, or approximately 1.4% of the outstanding shares of Company common stock as of September 20, 2024. Although none of the directors or executive officers is obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares of Company common stock “FOR” each of the proposals to be presented at the special meeting.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the proposals to be voted on at the special meeting of Company stockholders, you should be aware that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a Company stockholder. The members of the Board were aware of and considered these interests in reaching the determination to approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:
•
the treatment of Company equity awards provided for under the merger agreement (as described below in the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards”);

•	severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual agreements or the Company’s benefits program; and
•
continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 72.
Q:	What happens if I transfer my Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own Company common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of Company common stock.

Q:	How do I vote if I am a Company stockholder of record or hold my shares in “street name”?
A:
If you are a Company stockholder of record, you may vote online during the special meeting, vote by proxy over the telephone, vote by proxy via the internet, or vote by proxy card by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. You may still virtually attend the special meeting and vote online during the special meeting even if you have already voted by proxy.

If your shares of Company common stock are held in a stock brokerage account by a bank, broker or other agent as a nominee, you are considered the beneficial owner of shares held in “street name”, and you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting. Without following the voting instructions provided by your broker, your common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal, assuming a quorum is present, and will not have any effect on the advisory compensation proposal and adjournment proposal.
For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.
Whether or not you plan to attend the special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote during the live webcast if you have already voted by proxy.
Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. If you abstain from voting, fail to authorize a proxy to vote your shares or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the proposal. Assuming a quorum is present at the special meeting, if you fail to authorize a proxy to vote your shares or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.
Q:	What if I return a proxy card or otherwise vote but do not make specific choices?
A:
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares of Company common stock will be voted in accordance with the recommendation of the Company board of directors: “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. For the Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•
you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”; or

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Frontier Communications Parent, Inc., 1919 McKinney Avenue, Dallas, Texas 75201; or
•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in and of itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. For more information, please see section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common stock. Please submit each proxy and voting instruction card that you receive in accordance with the instructions provided in this proxy statement to ensure that all of your shares of Company common stock are voted.

Q:	If I hold my Company common stock in certificated form, should I send in my stock certificates now?
A:
No. If you hold stock certificates representing shares of Company common stock, you should not send in such certificates at this time. If and when the merger is consummated, each holder of Company common stock, who holds share certificates or book-entry shares not held through the Depository Trust Corporation (“DTC”), entitled to the merger consideration will receive a letter of transmittal and instructions advising such Company stockholder how to surrender its Company common stock in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Payment for Stock”.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company common stock?
A:
Yes. Holders of Company common stock are entitled to appraisal rights under Section 262 of the DGCL so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy)

in favor of the merger agreement proposal. For more information regarding appraisal rights, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 68. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights. You are urged to consult your legal and financial advisors before attempting to exercise such rights.
Q:	When is the merger expected to be consummated?
A:
We currently expect to consummate the merger by the first quarter of 2026, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement. See the section entitled “The Merger Agreement—Conditions of the Merger” beginning on page 97 for additional information.

Q:	What effect will the merger have on the Company?
A:
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Verizon. If the merger is consummated, Verizon and the Company will use their respective reasonable best efforts to cause the Company common stock to be delisted from NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the Company’s common stock will no longer be publicly traded, and the Company will no longer be subject to the reporting requirements under the Exchange Act.

Q:	What will happen to outstanding Company equity awards in the merger?
A:
At the effective time, other than as set forth below, each outstanding (i) Company RSU and (ii) Company PSU will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration.

With respect to Company RSUs and Company PSUs granted following the date of the merger agreement and prior to the effective time, a number of the unvested shares underlying each such award shall be multiplied by a fraction (i) the numerator of which is the number of days passed between the beginning of the applicable vesting or performance period and the effective time and (ii) the denominator of which is the total number of days in the performance period or across all vesting periods, less any completed vesting periods, and such portion of the Company PSU or Company RSU will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration. The portion of each the Company RSUs and Company PSUs that does not vest as set forth in the preceding sentence will be canceled and automatically converted into a number of unvested Verizon RSUs equal to the number of such Company RSUs and Company PSUs multiplied by an exchange ratio equal to the merger consideration divided by the five day volume weighted average price of Verizon common stock ending with the second complete trading day immediately prior to the closing date. Such conversion of Company PSUs shall be based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time.
The Verizon RSUs will be subject to the same terms and conditions as applied to the Company RSUs and Company PSUs (including time-based vesting conditions but excluding performance-based vesting conditions) prior to the effective time.
With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than five business days following the effective time).
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 81.

Q:	Is the closing of the merger subject to any conditions?
A:
Yes. The obligations of each of the Company and Verizon to effect the merger are subject to the satisfaction or waiver, at or prior to the closing date, of certain conditions, including each of the following:

•
no restraints will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger or any other transaction contemplated by the merger agreement;

•
the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, receipt of the FCC approval and obtaining certain state public utility commission and local franchise authority approvals as set forth in the confidential disclosure schedules to the merger agreement; and

•	the receipt of the Company stockholder approval.
In addition, each party’s obligation to effect the merger is subject to, among other things, the accuracy, truthfulness and correctness of certain representations and warranties of the other party, subject to certain materiality qualifications, and the compliance or performance by such other party in all material respects with its obligations required to be complied with or performed at or prior to the effective time and in the case of Verizon’s obligation to effect the merger, receipt of the approvals specified in the second bullet above without the imposition of any restrictions, conditions, restraints or concessions that constitute, individually or in the aggregate, a burdensome condition and certain specified regulatory approvals having become final orders.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” beginning on page 97.
Q:	What happens if the merger is not consummated?
A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

Under certain circumstances, if the merger is not consummated, the Company will be required to pay Verizon a termination fee equal to $320 million and, under certain other circumstances, if the merger is not consummated, Verizon will be required to pay the Company a termination fee equal to $590 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 99.
Q:	Does the Company participate in householding?
A:
The SEC has approved rules that permit companies to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more of the Company stockholders sharing the same address and Company stockholders that maintain more than one stockholder account on the books of our transfer agent by delivering a single proxy statement addressed to those Company stockholders. This procedure, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for the Company.

Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials for each account. Householding will not in any way affect your right to vote. If, at any time, you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please contact our transfer agent, Computershare (in writing: P.O. Box 43006, Providence, RI, 02940-3006; or by telephone: in the U.S., Puerto Rico and Canada, 1-800-736-3001; outside the U.S., Puerto Rico and Canada, 1-781-575-3100). Our householding process does not include accounts that are maintained at a brokerage firm or bank. Stockholders who hold their shares in street name can request information about householding from their banks, brokers or other nominees.

Q:	What should I do now?
A:
You should read this proxy statement carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Who can help answer my questions?
A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll-free: (888) 750-5835
Banks and brokers may call: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements address our expectations or beliefs concerning future events, including, without limitation, statements that relate to the proposed merger. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance and contain words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “might,” “target,” “will,” “would” or the negative version of those words or comparable words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and similar expressions or variations that are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the proposed merger and related matters; the expected timetable for completing the proposed merger; prospective performance and opportunities; general business outlook; filings and approvals relating to the merger; the ability to complete the merger considering the various closing conditions; and any assumptions underlying any of the foregoing.
Such forward-looking statements speak only as of the date as of this proxy statement, and address the expectations or beliefs of the Company’s management concerning future events. Such forward-looking statements are and will be, as the case may be, subject to risks, uncertainties and other important factors that may cause the actual results of the Company or its subsidiaries and the timing of certain events to differ materially from any future results expressed or implied by such forward-looking statements.
A wide range of factors could materially affect future developments and performance, including but not limited to: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of shares of Company common stock; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed merger, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed merger on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed merger diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed merger; (ix) the risk that the Company’s stock price may decline significantly if the proposed merger is not consummated; (x) the risk of stockholder litigation in connection with the proposed merger, including resulting expense or delay; and (xi) (A) other risks discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed by the Company with the SEC, and, in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and (B) any other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov. See “Where You Can Find Additional Information” beginning on page 107.
This list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company does not intend, nor does it undertake any duty, to update any forward-looking statements, except as required by applicable law. Company stockholders are advised to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.
All information contained in this proxy statement exclusively concerning Verizon, Merger Sub and their affiliates has been supplied by Verizon and Merger Sub and has not been independently verified by us.

THE PARTIES
Frontier Communications Parent, Inc.
The Company is a leading communications and technology provider offering gigabit speeds to approximately 3.0 million broadband subscribers, with approximately 13,000 employees, operating in 25 states. The Company is building critical infrastructure across the country with its fiber-optic network and cloud-based solutions, enabling secure high-speed connections. Driven by its purpose of Building Gigabit America, the Company is focused on supporting a digital society, closing the digital divide and working toward a more sustainable environment. The Company’s principal executive offices are located at 1919 McKinney Avenue, Dallas, Texas 75201, and its telephone number is (972) 445-0042. Shares of Company common stock are listed on NASDAQ under the trading symbol “FYBR”.
Verizon Communications Inc.
Verizon is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, technology, information and entertainment products and services to consumers, businesses and government entities. With a presence around the world, Verizon offers data, video and voice services and solutions on its networks and platforms that are designed to meet customers’ demand for mobility, reliable network connectivity and security. Verizon’s principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 395-1000. Shares of Verizon common stock are listed on the New York Stock Exchange and NASDAQ under the trading symbol “VZ”.
France Merger Sub Inc.
Merger Sub was formed on August 28, 2024 as a Delaware corporation, solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any business other than in connection with its formation and the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly owned subsidiary of Verizon. Upon consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 395-1000.

THE SPECIAL MEETING
We are furnishing this proxy statement to the holders of Company common stock as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of Company stockholders will be held on [  ], 2024 at [  ], Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FYBR2024SM and using the 16-digit control number included in the proxy materials. All stockholders are entitled to attend the special meeting; however, you will only be entitled to vote at the special meeting if you were a stockholder of record at the close of business on [  ], 2024, the record date for the special meeting, or if you were a beneficial owner of Company common stock as of the record date.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•	to consider and vote on the merger agreement proposal;
•	to consider and vote on the advisory compensation proposal; and
•	to consider and vote on the adjournment proposal.
A copy of the merger agreement is attached as Annex A to this proxy statement and which we incorporate by reference into this proxy statement.
Recommendation of the Board
The Board has carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the recommendation of the Strategic Review Committee. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and its stockholders that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to the holders of Company common stock for adoption at the special meeting, (iv) recommended that the stockholders of the Company entitled to vote thereon vote in favor of the adoption of the merger agreement and (v) called for a special meeting of the holders of Company common stock for the purpose of submitting the merger agreement to such stockholders for adoption.
Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 45.
Registering for the Special Meeting
Stockholders of Record
If you are a record holder of Company common stock (in other words, you hold Company common stock in your own name in the stock register maintained by our transfer agent, Computershare), then you do not need to register to virtually attend and participate in the special meeting. You may attend and participate by accessing www.virtualshareholdermeeting.com/FYBR2024SM and selecting “I have a Control Number”. Enter the 16-digit control number shown on your proxy card.
Beneficial (“Street Name”) Stockholders
If you hold your shares in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect such Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares of Company common stock by following their instructions for voting. You are also invited to attend the special meeting. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.
Record Date and Stockholders Entitled to Vote
Only the Company’s stockholders of record at the close of business on [  ], 2024, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
At the special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection by any Company stockholder for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Central Time, at the Company’s principal executive offices located at 1919 McKinney Avenue, Dallas, Texas 75201, by contacting the Corporate Secretary of the Company.
Quorum
The presence, in person or by proxy, at the special meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the special meeting, will constitute a quorum of Company stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
If a quorum is not present or represented at the special meeting of the Company stockholders, the chairman of the meeting may adjourn the special meeting, without notice, if the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Vote Required
Approval of the Merger Agreement Proposal
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the advisory compensation proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal and vice versa. In addition, because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Verizon or the surviving corporation. Therefore, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the adjournment proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.
A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide such organizations with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.
Voting Procedures
Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.
If on [  ], 2024, you were a record holder of Company common stock (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, Computershare) and to ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting, using one of the following three methods.
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Voting by Mail: To vote by mail using a proxy card, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct. For your mailed proxy card to be counted, we must receive it before the start of the special meeting on [  ], 2024.

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Voting by Telephone: To vote by telephone, dial the toll-free number on the enclosed proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the 16-digit control number from the enclosed proxy card or voting instruction form. Your telephone vote must be received by 11:59 p.m. Eastern Time on [  ], 2024 to be counted.

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Voting via the Internet: To vote via the internet, go to the website listed on the enclosed proxy card or voting instruction form and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m. Eastern Time on [  ], 2024 to be counted.

You may also vote by attending the special meeting and voting during the live webcast.

If on [  ], 2024, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting. Without following the voting instructions provided by your broker, your common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll-free at (888) 750-5835.
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote in favor of the merger agreement proposal, the advisory compensation proposal and the adjournment proposal.
Revocation of Proxies
For Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
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you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section above entitled “—Voting Procedures”;

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Frontier Communications Parent, Inc., 1919 McKinney Avenue, Dallas, Texas 75201; or
•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the special meeting and vote during the webcast, which will have the same effect as revoking any previously submitted voting instructions, follow the instructions provided by your broker, bank or other nominee for purposes of attending and participating in the special meeting.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and NASDAQ regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor; New York, New York 10022, to solicit proxies at a total cost to the Company of approximately $45,000, plus reimbursement of customary out-of-pocket expenses.

Adjournments
If a quorum is not present or represented at the special meeting, the chairman of the meeting may adjourn the special meeting, without notice, provided that the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.
Voting by Company Directors, Executive Officers and Principal Securityholders
As of September 20, 2024, the directors and executive officers of the Company beneficially owned in the aggregate 3,571,649 shares of Company common stock, or approximately 1.4% of the outstanding shares of Company common stock as of September 20, 2024. Although none of the directors or executive officers is obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares of Company common stock “FOR” each of the proposals to be presented at the special meeting.
The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 72.
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares on and from the date of the making of the demand through the effective time, (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with all other procedures for exercising appraisal rights under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.
Other Matters
Pursuant to the DGCL and the Company’s bylaws, only the matters set forth in the notice of special meeting may be brought before the special meeting.
Assistance
If you have any questions or need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (888) 750-5835. Brokers may call at (212) 750-5833.

PROPOSAL 1: MERGER AGREEMENT PROPOSAL
We are asking holders of Company common stock to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement and which we incorporate by reference into this proxy statement. You are urged to read the merger agreement carefully and in its entirety. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
The Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking holders of Company common stock to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. As required by those rules, we ask the holders of Company common stock to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the advisory compensation proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The Board unanimously recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the adjournment proposal is not a condition to the consummation of the merger.
The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal.
The Board unanimously recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the adoption by the holders of Company common stock of the merger agreement the Company entered into on September 4, 2024 with Verizon and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Verizon. The Board has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that Company stockholders vote to adopt the merger agreement.
Background of the Merger
The following chronology summarizes key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of, by, with or among members of the Board or the Strategic Review Committee, the Company’s management, the Company’s and the Strategic Review Committee’s financial advisors, legal advisors or other representatives, Verizon or its financial advisors, legal advisors, affiliates or other representatives or any other person.
As part of their ongoing oversight of the Company’s business, in concert with the Company’s financial and legal advisors, the Board and the Company’s senior management team periodically review and evaluate the Company’s business and operations, long-term strategy, capital structure and requirements, competitive position, historical performance, future prospects and opportunities to increase stockholder value. These reviews have, from time to time, included discussions as to whether the Company should continue to execute on its strategy as a stand-alone company, consider alternative capital allocation approaches, pursue various joint ventures, acquisitions or divestitures, or pursue a sale of the Company, considering whether any such potential alternative would enhance stockholder value along with the potential benefits and risks of any potential alternative. As a result, members of the Company’s management team have from time to time engaged in discussions with representatives of other companies that operate in, or are interested in, the communications industry, as well as financial sponsors, regarding such opportunities.
On July 24, 2023, Nick Jeffery, President and Chief Executive Officer of the Company, and other members of Company management met with representatives of a strategic party that we refer to as “Party A”, including the chief executive officer of Party A, during which Party A expressed preliminary interest in a potential acquisition of the Company but did not provide a proposal with respect to value at such time.
On October 17, 2023, Scott Ostfeld, managing partner of JANA Partners LLC (“JANA”), publicly called for the Company to sell itself at the 13D Monitor Active-Passive Investor Summit. On October 19, 2023, JANA delivered a letter to the Board (the “October JANA Letter”) and Mr. Ostfeld held a telephonic meeting with representatives of Company management to express JANA’s view that the Company should engage a financial advisor and publicly commit to a comprehensive review of strategic alternatives to maximize shareholder value.
On October 18, 2023, following JANA’s statements at the 13D Monitor Active-Passive Investor Summit, the chief executive officer of Party A called Mr. Jeffery to reiterate Party A’s interest in exploring a potential acquisition of the Company but again did not provide a proposal with respect to value.
On October 21, 2023, the Board, together with members of Company management and representatives of the Company’s financial advisors, met and discussed, among other items, the October JANA Letter and the recent interactions with JANA and other stockholders of the Company, the recent interactions with Party A, and the best next steps for the Company, including whether commencing a strategic review process would be appropriate for the Company at such time. After discussion and deliberation, the Board determined that it was not in the best interests of the Company and its stockholders to publicly commit to commencing a strategic review process at such time. The Board also instructed Mr. Jeffery to maintain an ongoing line of open communication with Party A regarding a potential strategic transaction.
On October 26, 2023, Mr. Jeffery held another call with the chief executive officer of Party A to suggest that representatives of Party A and representatives of the Company next meet in person to continue conversations with respect to a potential strategic transaction.
On November 9, 2023, the Board, together with members of Company management and representatives from the Company’s financial advisors and Cravath, Swaine & Moore LLP (“Cravath”), legal advisor to the Company, met for a regularly scheduled meeting. At such meeting, one of the Company’s financial advisors at such time, who we refer to as “Financial Advisor A”, presented preliminary views on the value of the Company on a stand-alone basis, the strategic landscape facing the Company and the universe of potential buyers for the Company. Representatives of Cravath also provided the Board with an overview of their fiduciary duties.
On November 21, 2023, members of Company management met in person with representatives of Party A to continue discussions regarding a potential strategic transaction between the parties. Later that day, the chief executive officer of Party A had a call with Mr. Jeffery during which he expressed that Party A would potentially be interested in acquiring the Company at a price of $25.00 per share.
During the course of 2023, the Company also began to evaluate a potential joint venture designed to expand and accelerate the Company’s fiber build plan and to accelerate the Company’s return to free cash flow growth (the “Fiber Build Joint Venture”), and the Company engaged Barclays as a financial advisor to assist the Company with the Fiber Build Joint Venture process. Between October 30, 2023 and December 1, 2023, Barclays contacted thirteen potential counterparties to determine each such counterparty’s interest in partnering with the Company in such Fiber Build Joint Venture. Following such outreach, between November 3, 2023 and December 15, 2023, the Company negotiated and entered into confidentiality agreements with nine counterparties. Between December 2023 and January 2024, the Company received preliminary proposals from four of the nine potential counterparties regarding proposed high-level terms of the Fiber Build Joint Venture and eventually proceeded to advance three of such potential counterparties to term sheet negotiations regarding the key terms of the potential Fiber Build Joint Venture.
In late November 2023, Mr. Jeffery requested Financial Advisor A to contact each of Verizon and a strategic party that we refer to as “Party B” to see whether each such party would be interested in entering into a confidentiality agreement with the Company to explore a potential transaction with the Company, in the event the Board determined to engage in discussions with either such party. On November 29, 2023, representatives of Financial Advisor A contacted a member of management of Verizon and a member of management of Party B, in each case on behalf of the Company and on a confidential basis, to determine whether each such party would be interested in entering into such a confidentiality agreement. During the course of the following week, the Company and its advisors negotiated a confidentiality agreement with each of Party B and Verizon, each of which did not contain a “don’t ask, don’t waive” provision and contained standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.
On December 2, 2023, the Board met, together with members of Company management, so that management could, among other things, provide an update on the ongoing conversations between the Company and Party A, including the expression of value communicated by the chief executive officer of Party A on November 21, 2023. Following discussion, the Board instructed Mr. Jeffery to inform Party A that the Board believed the intrinsic value of the Company materially exceeded Party A’s preliminary expression of value, but that the Company was willing to continue conversations with Party A to determine if Party A would be able to improve its perspective on value. At this meeting, Mr. Jeffery also provided the Board an update on the preliminary conversations between the Company and each of Verizon and Party B and informed the Board that the Company was in the process of negotiating confidentiality agreements with each such party so that the Company could be positioned to engage in more detailed conversations with each such party if the Board determined that to be appropriate at such time. Following discussion, the Board instructed members of management and Financial Advisor A to continue exploratory discussions with each of Verizon and Party B regarding their respective interest in a strategic transaction with the Company.
On December 4, 2023, JANA sent a letter to the Board calling for the Board to commence a comprehensive review of strategic avenues for shareholder value creation, including evaluation of a sale transaction, a strategic partnership/joint venture, or the divestiture of non-core copper passings to accelerate the Company’s transition to a pure-play fiber provider. On the same day, JANA issued a press release that included the full text of the letter.
On December 13, 2023, members of Company management held a management presentation for representatives of Party B.
On December 14, 2023, members of Company management held a management presentation for representatives of Verizon.
On December 19, 2023, the Board, together with members of Company management and its legal and financial advisors, met to discuss, among other topics, the status of the ongoing discussions with Party A, Party B and Verizon, the ongoing engagement with JANA and next steps for the Company in light of the Company’s other potential strategic alternatives, including the Company’s ongoing consideration of the Fiber Build Joint Venture. Following discussion, the Board again determined that publicly announcing a strategic review process at that time (as requested by JANA in its December 4 letter) would not be in the best interests of the Company and its stockholders, but directed its financial advisors to deliver a process letter for a potential sale transaction to each of Party A, Party B and Verizon that would request a non-binding written indication of value in early February 2024. The Board further instructed members of Company management to continue to advance the Fiber Build Joint Venture process as a potential strategic alternative.
Following such meeting of the Board, on December 22, 2023, Financial Advisor A delivered a process letter to representatives of each of Party A, Party B and Verizon, requesting preliminary, non-binding written indications of interest for a sale transaction, including an indication of value, by February 6, 2024.
Also on December 22, 2023, Party A contacted representatives of the Company requesting the ability to engage with potential equity financing partners for a strategic transaction. The Company consented to Party A engaging with one potential equity financing partner and proceeded to negotiate and have such potential equity financing partner enter into a joinder agreement to the Company’s existing confidentiality agreement with Party A, which confidentiality agreement did not contain a “don’t ask, don’t waive” provision and contained a standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party. Thereafter, the Company provided such potential equity financing partner with access to due diligence materials.
On December 28, 2023, the Company provided each of Party A, Party B and Verizon access to additional due diligence materials in a virtual data room. The Company continued to provide due diligence materials to each prospective counterparty and held additional diligence calls and sessions with each prospective counterparty over the course of January 2024 and early February 2024.
On January 25, 2024, the Board, together with members of Company management and its legal and financial advisors, met to discuss, among other topics, the status of the ongoing discussions with Party A, Party B and Verizon, next steps for the Company in light of the Company’s other potential strategic alternatives and whether to announce a strategic review process, including the content of potential strategic review announcements should the Company announce such a process. Following discussion, the Board determined that publicly announcing a review process of opportunities to unlock shareholder value would be in the best interests of the Company and its stockholders at such time.
On February 5, 2024, the Company publicly announced that the Board and Company management team had commenced a formal and comprehensive review process of all opportunities to unlock shareholder value, including continued optimization of the Company’s operational and financing strategy, strategic partnerships, joint ventures, divestitures, mergers and business combinations.
Also on February 5, 2024, a financial sponsor that we refer to as “Party C” that was initially contacted as part of the Fiber Build Joint Venture process, submitted to the Company an alternative proposal to form a joint venture with respect to certain of the Company’s mature fiber markets (the “Mature Fiber Joint Venture”).
Prior to February 6, 2024, each of Party A, Party B and Verizon informed representatives of Financial Advisor A that it would not be submitting acquisition proposals by the requested February 6, 2024 deadline and each prospective counterparty indicated it would need additional time before it could potentially submit such a proposal.
On February 12 and February 13, 2024, the Board, along with members of Company management and the Company’s legal and financial advisors, met for a regularly scheduled meeting. The Board discussed, among other items, the ongoing status of the various strategic initiatives the Company was considering, including non-core divestments, tuck-in acquisitions, the potential Fiber Build Joint Venture, the potential Mature Fiber Joint Venture, a potential preferred equity investment by a third party in the Company and a potential sale of the Company. Members of management provided the Board with an overview of the Company’s ongoing engagement with (i) the potential counterparties interested in the potential Fiber Build Joint Venture and the status of the negotiations with each potential counterparty, (ii) Party C regarding the potential Mature Fiber Joint Venture and the potential terms thereof, (iii) the potential investors interested in a preferred equity investment and summarized the potential terms of such investment, and (iv) each of Party A, Party B and Verizon regarding a sale of the Company. Following discussion, in light of the extensive time and resources expended by the Company’s management team in the diligence process with each of Party A, Party B and Verizon during the preceding two months and the lack of receipt of any written indication of interest from any party by the previously requested February 6, 2024 deadline, the Board determined that the Company should stop the exploration of a sale of the Company at such time to focus on its review of other potential strategic alternatives and directed management to communicate such determination to each of Party A, Party B and Verizon.
In early March 2024, having still not received any written indications of interest from any of Party A, Party B or Verizon, the Company delivered customary “return or destroy” letters to each of Party A, Party B and Verizon and terminated each party’s access to previously provided diligence materials.
Between late January 2024 and March 2024, the Company continued its term sheet negotiations with three potential counterparties regarding the Fiber Build Joint Venture and, in connection therewith, permitted two such counterparties to contact potential debt financing sources regarding potential funding to be provided to the joint venture vehicle. In late March 2024, after progressing such negotiations, a potential joint venture partner that we refer to as “Party D” requested that the Company enter into an exclusivity agreement with Party D with respect to the Fiber Build Joint Venture. After considering the current terms and status of negotiations with the other potential counterparties regarding the Fiber Build Joint Venture, on March 24, 2024, the Company entered into an exclusivity agreement with Party D to pursue the Fiber Build Joint Venture with Party D on an exclusive basis (the “Party D Joint Venture”). From March 24, 2024 until late August 2024, the Company engaged in extensive discussions and negotiations with Party D regarding the Party D Joint Venture and extended the exclusivity agreement with Party D governing negotiations with respect to the Fiber Build Joint Venture on a rolling basis.
On February 19, 2024, the chief executive officer of a strategic party that we refer to as “Party E” had a call with John Stratton, the executive chairman of the Company, regarding a potential strategic transaction between the parties.
Between February 21 and March 11, 2024, the Company and its advisors negotiated and entered into a confidentiality agreement with Party E, which did not contain a “don’t ask, don’t waive” provision and contained a standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.
During the course of April 2024 and May 2024, the Company made available certain diligence materials to Party E and held certain calls between members of the respective management teams.
On April 26, 2024, the chief executive officer of Party E and Mr. Jeffery met in person. At the meeting, the chief executive officer of Party E expressed Party E’s interest in potentially acquiring fiber assets in the geographies in which the Company operates and indicated that Party E would be interested in exploring a potential strategic transaction with the Company.
On May 15, 2024, the Board, along with members of Company management and the Company’s legal and financial advisors, met for a regularly scheduled meeting. Members of Company management provided the Board with an overview of the Company’s strategic initiatives, including execution of the Company’s stand-alone plan and various financing alternatives to fund the stand-alone plan. Members of Company management also provided the Board with an update regarding the status of the Party D Joint Venture, including the key negotiated terms of the Party D Joint Venture and the anticipated timeline of further negotiations.
On May 28, 2024, a member of Company management had a call with a member of management of Party E who indicated that Party E would present the Company with a proposal to acquire the Company in the upcoming days.
On June 6, 2024, the chief executive officer and other members of Party E management met with members of Company management and delivered a letter to the Company that included a non-binding proposal to acquire the Company for cash consideration within the range of $34.00 to $37.00 per share, subject to the satisfactory completion of due diligence (the “Initial Party E Proposal”).
On June 10, 2024, the Board, along with members of Company management and the Company’s legal and financial advisors, met to discuss the Initial Party E Proposal and corresponding next steps. Representatives of Financial Advisor A reviewed the terms of the Initial Party E Proposal with the Board, and the Board discussed with Company management and its financial and legal advisors the various ways in which the Company could respond to the Initial Party E Proposal. The Board also discussed the progress of ongoing negotiations with respect to the

Party D Joint Venture. Following discussion, the Board directed Mr. Jeffery to communicate to Party E that the Board had had an initial meeting to discuss the Initial Party E Proposal and was continuing to assess the Initial Party E Proposal and that any further response would follow after the Board had completed its assessment.
On June 11, 2024, Mr. Jeffery had a call with the chief executive officer of Party E, during which Mr. Jeffery communicated that the Board was continuing to assess the Initial Party E Proposal.
On June 17 and June 18, 2024, the Board, along with members of Company management and the Company’s legal and financial advisors, met for regularly scheduled meetings. At such meetings, members of Company management presented the Board with an update on the Company’s review of strategic initiatives, including continued negotiations with respect to the Party D Joint Venture and planned next steps for negotiating the Party D Joint Venture, as well as an update on continuing execution of the Company’s financing strategy to address leverage, capital structure and debt maturity management in the Company’s stand-alone plan. Financial Advisor A also presented the Board with an overview of the terms of the Initial Party E Proposal and provided the Board with an updated preliminary view on value of the Company on a stand-alone basis. The Board proceeded to discuss the terms of the Initial Party E Proposal, potential responses to the Initial Party E Proposal and whether the Company should reengage with Party A, Party B and Verizon. Following such discussion, the Board determined that Mr. Jeffery should communicate to Party E that the Company was willing to engage with Party E and provide Party E with further diligence information in order to enable Party E to increase the value of its proposal, but that the Company should not reengage with Party A, Party B or Verizon until discussions with Party E progressed further. The Board also discussed the potential establishment of a special purpose committee to assist the Board in the review and evaluation of potential strategic transactions available to the Company, including a proposed joint venture transaction (including the Party D Joint Venture) and a possible sale or other business combination transaction.
On June 19, 2024, Mr. Jeffery held a call with the chief executive officer of Party E and communicated the Board’s determinations regarding the Initial Party E Proposal.
On June 20, 2024, members of the Board, along with members of Company management, held a meeting to further discuss the potential scope of work of the special purpose committee to assist the Board in the review and evaluation of potential strategic transactions available to the Company, as well as the potential benefits of such committee or the Board retaining additional financial and legal advisors to assist in the evaluation of such potential strategic transactions. At such meeting, it was agreed that certain of the expected members of the special purpose committee should reach out to potential, additional financial and legal advisors.
On June 21 and 22, 2024, such members of the Board had discussions with representatives of PJT Partners and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) regarding PJT Partners and Paul, Weiss potentially acting as financial advisor and legal advisor, respectively, to the special purpose committee.
Also on June 21, 2024, the Board, along with members of Company management and the Company’s legal and financial advisors, met to discuss the status of discussions with Party E and the potential formation of a special purpose committee to assist the Board in review of potential strategic transactions.
On June 25, 2024, members of Company management held a management presentation for representatives of Party E.
On June 26, 2024, the Board, along with members of Company management, met to discuss (i) the formal establishment of a special purpose committee to assist the Board in the review and evaluation of potential strategic transactions available to the Company, including a proposed joint venture transaction (including the Party D Joint Venture) and a possible sale or other business combination transaction (the “Strategic Review Committee”) and (ii) the formal engagement of PJT Partners as a financial advisor to the Company and the Strategic Review Committee and Paul, Weiss as a legal advisor to the Strategic Review Committee to support the evaluation of potential strategic transactions. On June 27, 2024, by unanimous written consent, the Board formally established the Strategic Review Committee consisting of the following members: Mr. Stratton, Kevin L. Beebe, Pamela L. Coe, Mr. Jeffery, Steven C. Pusey, Margaret M. Smyth, Maryann Turcke and George (Woody) Young (chair) and delegated to the Strategic Review Committee the authority to (i) review and evaluate the terms and conditions of potential strategic transactions, (ii) provide oversight and guidance to management regarding potential strategic transactions, including the negotiation of the terms thereof and (iii) recommend to the Board any and all actions with respect to any potential strategic transaction. Members of the Strategic Review Committee regularly consulted with each other and members of Company management throughout the transaction process, and the Strategic Review Committee also regularly met in executive session at the conclusion of meetings of the Strategic Review Committee to discuss the Company’s strategic alternatives and the negotiations with potential counterparties.
On June 28 and June 30, 2024, the Strategic Review Committee, along with members of Company management, met to further discuss the role of PJT Partners and Paul, Weiss as financial and legal advisors, respectively, to the Strategic Review Committee.
Between the remainder of June 2024 and July 2024, the Company provided due diligence materials to Party E, including through a virtual data room, and representatives of the Company management, and its legal and financial advisors had numerous calls with representatives of Party E and its financial and legal advisors.
From July 2 to July 12, 2024, members of Company management and Financial Advisor A had numerous calls and meetings with members of management of Party E and its financial advisors regarding a range of specific due diligence topics. Throughout this period, the Strategic Review Committee received periodic updates from Company management and the Company’s and the Strategic Review Committee’s financial and legal advisors regarding ongoing discussions with, and the diligence being conducted by, Party E.
On July 9, 2024, Hans Vestberg, the chief executive officer of Verizon, made an unsolicited outreach to Mr. Stratton, indicating that Verizon would be assessing opportunities in the broadband industry over the coming months and would be interested in reengaging in discussions with the Company regarding a potential strategic transaction.
On July 10, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors, met and discussed the updated progress with respect to the Party D Joint Venture. The Strategic Review Committee also discussed the outreach received from Verizon and potential implications of such outreach on the Company’s engagement with Party E regarding the Initial Party E Proposal.
On July 16, 2024, members of Company management met with members of management of Party E, during which meeting members of management of Party E expressed that it would be challenging for Party E to provide a proposal at the low end of its previously expressed valuation range of $34.00 to $37.00 per share and that the board of directors of Party E would be convening in the coming days to determine whether Party E would continue to pursue a strategic transaction with the Company.
On July 17, 2024, the Strategic Review Committee, along with members of Company management, met to discuss recent interactions with Party E and the Initial Party E Proposal. Members of management informed the Strategic Review Committee of its July 16, 2024 discussions with Party E and the indications Party E had expressed regarding the challenge in providing a valuation at the low end of its previously indicated range. Following discussion of the interactions with Party E, the Strategic Review Committee directed Mr. Jeffery to convey to Party E the Company’s disappointment in the most recent indications from Party E on value given the time and effort the Company had committed to engaging with Party E.
In mid-July 2024, the Company determined that it would no longer use the services of Financial Advisor A in connection with any potential strategic transaction.
On July 18, 2024, Mr. Jeffery had a call with the chief executive officer of Party E and conveyed the Strategic Review Committee’s messaging.
On July 23, 2024, the Strategic Review Committee met, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors. PJT Partners provided the Strategic Review Committee with a review of its preliminary and illustrative valuation perspectives of the Company and the Strategic Review Committee discussed the key opportunities and risks related to the Company’s stand-alone business plan, including the Party D Joint Venture.
Later on July 23, 2024, Party E delivered a letter to the Company that included a revised non-binding proposal to acquire the Company for cash consideration at a price of $34.25 per share (the “Party E July 23 Proposal”) and requested that the Company enter into an exclusivity agreement with Party E providing for a thirty-day exclusivity period.

On July 24, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors, met to discuss the Party E July 23 Proposal and potential next steps. In response to questions from the Strategic Review Committee members at the July 23, 2024 meeting, members of Company management provided the Strategic Review Committee with an overview of key opportunities and risks related to the Company’s stand-alone business plan to inform the Strategic Review Committee’s assessment of, and response to, the Party E July 23 Proposal. The Strategic Review Committee discussed and examined the relative merits and considerations of the strategic alternatives other than a sale of the Company, including continuing with execution of the Company’s stand-alone plan (both assuming and not assuming the consummation of the Party D Joint Venture). After considering the risks and benefits of such strategic alternatives, the Strategic Committee determined that, at an appropriate valuation, a sale of the Company would provide superior value to the Company’s stockholders relative to the Party D Joint Venture. The Strategic Review Committee further discussed a proposed response to Party E, including whether the Strategic Review Committee would grant Party E exclusivity, and proposed outreach to other potential strategic counterparties in light of the Party E July 23 Proposal. Following discussion, the Strategic Review Committee directed Company management and its advisors to contact Party A, Party B and Verizon to determine their respective interest in a potential strategic transaction and to respond to Party E by offering a meeting between members of Company management and members of management of Party E to convey the need for additional value in excess of the Party E July 23 Proposal and to convey to Party E that the Company was not prepared to enter into exclusivity with Party E based on the value presented in the Party E July 23 Proposal.
From late July 2024 until late August 2024, the Company continued to engage in negotiations with Party D regarding the Party D Joint Venture and progressed well-advanced drafts of definitive agreements with respect to the Party D Joint Venture in order to preserve the Party D Joint Venture as a strategic option available to the Company while negotiations with Party E and Verizon continued.
Later on July 24 and July 25, 2024, representatives of PJT Partners, on behalf of the Company and at the direction of the Strategic Review Committee, contacted the chief executive officer of Party A and the chief executive officer of Party B to inform each counterparty that the Company was in advanced discussions with a third party regarding a sale transaction, and that if either such counterparty was interested in reengaging with the Company regarding a potential sale transaction it would need to do so expeditiously. On July 25, 2024, Party B informed representatives of PJT Partners that it was not interested in a potential strategic transaction with the Company. On July 29, 2024, Party A informed representatives of PJT Partners that it was not interested in considering a potential strategic transaction with the Company at such time. Following confirmation by Party A and Party B, respectively, PJT Partners promptly informed the Strategic Review Committee that such counterparties were not interested in a potential strategic transaction with the Company.
Also on July 24, 2024, Mr. Stratton had a telephonic conversation with Mr. Vestberg to inform Verizon that the Company was in advanced discussions with a third party regarding a sale transaction and that Verizon would need to proceed expeditiously if it was interested in pursuing a potential sale transaction with the Company. Mr. Stratton further indicated that if Verizon was interested, it would need to submit an indication of value and proposed transaction structure and key terms by August 2, 2024. Between July 26 and July 29, 2024, Verizon submitted certain priority diligence requests to the Company that Verizon indicated would be necessary to review in order to provide an indication of value.
On July 25, 2024, the Company determined to engage Barclays as an additional financial advisor to support the Company’s ongoing evaluation of a potential sale transaction.
On July 26, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors, met to discuss the outreach to Party A, Party B and Verizon, the ongoing assessment of the Party E July 23 Proposal and the ongoing discussions with Party D in connection with the Party D Joint Venture.
On July 29, 2024, members of Company management, PJT Partners and Barclays met with members of management of Party E and its financial advisors to convey, at the direction of the Strategic Review Committee and the Company, respectively, the Company’s view that additional value materially in excess of the Party E July 23 Proposal was necessary. Representatives of Party E expressed that the Party E July 23 Proposal reflected a fully priced proposal and requested that the Company provide an indication of price at which it would be willing to consummate a transaction with Party E.

On July 30, 2024, the Strategic Review Committee met, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors. Identifying that Party A and Party B were not interested in a potential strategic transaction with the Company, the Strategic Review Committee then discussed the status of engagement with Verizon and Party E and whether to provide a specific counterproposal on price to Party E at such time. Following discussion, the Strategic Review Committee determined not to provide a counterproposal on price to Party E at such time, but to provide Party E with a draft merger agreement and request feedback from Party E on the key issues in the terms set forth in the draft merger agreement.
Following such meeting, on July 30, 2024, Cravath, on behalf of the Company, delivered a draft merger agreement to Party E (the “Party E Merger Agreement”) and its legal advisors, providing for, among other items, a proposed non-solicitation covenant with a “fiduciary out” provision allowing the Board to change its recommendation that Company stockholders adopt the merger agreement either upon receipt of a superior proposal or if the failure to do so would be inconsistent with the directors’ fiduciary duties; a termination fee payable by the Company of 1.5% of equity value in the event the merger agreement was terminated by the Company to enter into an agreement providing for a superior proposal or in the event the prospective buyer terminated due to a change in the Board’s recommendation of the transaction to the Company’s stockholders; a “hell-or-high-water” regulatory efforts standard; and a reverse termination fee payable by the prospective buyer of 8.0% of equity value in the event the merger agreement was terminated due to failure to receive regulatory approvals by the outside date.
On August 2, 2024, Verizon delivered a letter to the Company which included a non-binding proposal to acquire the Company for cash consideration within the range of $30.00 to $33.00 per share, subject to the completion of diligence (the “Verizon August 2 Proposal”).
On August 4, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors, met to discuss the Verizon August 2 Proposal and potential responses. Following discussion, the Strategic Review Committee decided that Mr. Stratton should contact Mr. Vestberg and communicate that the valuation in the Verizon August 2 Proposal was not competitive with other strategic options available to the Company and that any improved proposal would need to be received promptly in light of such other available options, but that the Company would be willing to provide further information to Verizon to enable Verizon to improve its proposal.
Later on August 4, 2024, Mr. Stratton communicated the Strategic Review Committee’s determination to Mr. Vestberg. In addition, on August 4, 2024, PJT Partners communicated to Centerview Partners LLC (“Centerview”), financial advisor to Verizon in connection with its evaluation of the potential transaction, that Verizon’s proposed valuation for the Company, as set forth in the Verizon August 2 Proposal, was not competitive with other strategic options available to the Company.
On August 5, 2024, legal advisors to Party E delivered a list of key issues in the Party E Merger Agreement to representatives of Cravath. The list noted the key issues that Party E would expect to revise in the Party E Merger Agreement, including, among other things, expanding the scope of the non-solicitation covenant; increasing the Company termination fee to 4% of enterprise value; including a provision entitling Party E to expense reimbursement in the event the merger agreement was terminated due to a failure to obtain Company stockholder approval for the merger; reducing the efforts standard with respect to obtaining required regulatory approvals; and rejecting the inclusion of a reverse termination fee. Later on August 5, 2024, Cravath, along with members of Company management, had a discussion with Party E and its legal advisors to discuss the key issues list to the Party E Merger Agreement.
Also on August 5, 2024, Verizon delivered a letter to the Company requesting a meeting with members of Company management to be able to validate key diligence items and indicating that following such meeting, it expected to be in a position to submit a revised proposal considerably above the top end of the valuation range previously expressed in the Verizon August 2 Proposal. Later on the same day, the Company sent a response letter to Verizon confirming that certain members of Company management would make themselves available for the requested meeting on August 6, 2024.
On August 6, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors, met to discuss the letter received from Verizon on August 5, 2024 and the status of discussions with Party E. The Strategic Review Committee confirmed that key members of management should meet with members of management of Verizon, reviewed the planned agenda of such meeting and instructed management to request that Verizon provide a specific indication of value as soon as possible after such meeting.
Later on August 6, 2024, members of Company management held the requested management meeting with members of management of Verizon.
On August 7, 2024, legal advisors to Party E delivered a revised draft of certain key provisions of the Party E Merger Agreement reflecting the positions noted in the key issues list delivered to Cravath on August 5, 2024.
On August 8, 2024, Verizon delivered a letter to the Company including a revised non-binding proposal to acquire the Company for cash consideration within the range of $36.00 to $38.00 per share (the “Verizon August 8 Proposal”).
Later on August 8, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective legal and financial advisors, met to discuss the Verizon August 8 Proposal and potential responses to Verizon. Following discussion, the Strategic Review Committee directed PJT Partners to communicate to members of management of Verizon that the Strategic Review Committee had directed members of Company management to remain on course towards an alternative Company sale transaction and in order to be competitive Verizon would need to improve upon the Verizon August 8 Proposal by the end of the following week. In connection with such opportunity, the Strategic Review Committee directed Cravath to send a draft merger agreement to Verizon and to provide Verizon access to a virtual data room so it could continue diligence.
On August 9, 2024, representatives of PJT Partners communicated the Strategic Review Committee’s determination to members of management of Verizon. In addition, on August 9, 2024, Cravath, on behalf of the Company, delivered a draft of the merger agreement (the “Verizon Merger Agreement”), on substantially the same terms as was provided to Party E on July 30, 2024, to Debevoise & Plimpton LLP (“Debevoise”), legal advisors to Verizon.
Between August 9, 2024 and late August 2024, the Company provided due diligence materials to Verizon, including through a virtual data room, and members of the Company management, Cravath, PJT Partners and Barclays had numerous calls with representatives of Verizon, Centerview and Debevoise.
On August 10, 2024, Cravath delivered a revised draft of the Party E Merger Agreement to Party E and its legal advisors. On August 12, 2024, Cravath and the Company’s Chief Legal Officer held calls with each of Debevoise and legal advisors to Party E to discuss feedback to each of the Verizon Merger Agreement and the Party E Merger Agreement, respectively.
On August 13, 2024, representatives of Party E’s legal advisors held a telephonic call with representatives of Cravath during which Party E’s legal advisors informed Cravath that Party E would be seeking the Company’s consent to contact a limited number of institutional investors regarding potential equity financing to be provided to Party E concurrently with the announcement of the acquisition of the Company.
On August 14, 2024, legal advisors to Party E delivered a revised draft of the Party E Merger Agreement to representatives of Cravath on behalf of Party E. This draft of the Party E Merger Agreement, among other things, expanded the scope of the non-solicitation covenant, reduced the efforts standard necessary to obtain required regulatory approvals and rejected inclusion of a reverse termination fee.
Also on August 14, 2024, representatives of PJT Partners held a call with representatives of Verizon to request that Verizon submit a letter affirming its continued interest and indicating an anticipated price per share and timeline to finalizing a potential transaction.
On August 15, 2024, representatives of Verizon delivered a letter on behalf of Verizon to the Company that indicated that Verizon had strengthened its conviction on valuation to be in the higher end of the valuation range set forth in the Verizon August 8 Proposal.
On August 16, 2024, representatives of Debevoise delivered a revised draft of the Verizon Merger Agreement to representatives of Cravath on behalf of Verizon. This revised draft of the Verizon Merger Agreement expanded the scope of the proposed non-solicitation covenant and proposed a termination fee payable by the Company of 3.75% of equity value. This revised draft of the merger agreement did not include a proposal with respect to regulatory matters, which representatives of Debevoise indicated would be provided soon.
On August 17, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and Strategic Review Committee’s respective financial and legal advisors, met to discuss the status of discussions with each of Party E and Verizon, including potential next steps with respect to each of Party E and Verizon. The Strategic Review Committee discussed providing a response to Verizon and requesting that Verizon, prior to the end of the month, provide an improved proposal on value and progress towards substantially finalizing the Verizon Merger Agreement. The Strategic Review Committee also discussed communicating to Party E that it would need to improve on terms, including price, and narrow the scope of institutional investors it was seeking to approach with respect to the potential equity financing before the Company would consent to such outreach. The Strategic Review Committee decided to convey to Party E that it would need to reach a valuation of at least $37.00 per share in order to consider moving forward with a transaction with Party E (the “Company Party E Counterproposal”).
On August 17, 2024, Mr. Jeffery held a call with the chief executive officer of Party E and delivered the Strategic Review Committee’s determination regarding the Company Party E Counterproposal and outreach to potential institutional investors.
On August 18, 2024, Mr. Stratton held a call with Mr. Vestberg to communicate the Strategic Review Committee’s determination. During such call, Mr. Stratton and Mr. Vestberg agreed to reconvene on August 24, 2024 to assess further progress made by the parties. Later on August 18, 2024, representatives of Debevoise delivered a further revised draft of the Verizon Merger Agreement to representatives of Cravath on behalf of Verizon which proposed a reduced efforts standard with respect to obtaining required regulatory approvals and a reverse termination fee of 4% of equity value.
On August 19, 2024, representatives of Cravath delivered a revised draft of the Party E Merger Agreement to the legal advisors of Party E on behalf of the Company. This revised draft of the Party E Merger Agreement rejected certain changes made to the non-solicitation covenant, proposed a termination fee of 2.75% of equity value and proposed a stronger regulatory efforts standard.
From August 19, 2024 until August 30, 2024, representatives of Cravath and other legal advisors to the Company (including Wilkinson Barker Knauer, LLP, as regulatory legal counsel to the Company (“Wilkinson”)) had calls and exchanged correspondence with legal advisors and members of management of Party E related to the draft Party E Merger Agreement. During this period, representatives of Cravath and Paul, Weiss also regularly consulted each other regarding the terms of the Party E Merger Agreement.
On August 20, 2024, representatives of Cravath delivered a revised draft of the Verizon Merger Agreement to Debevoise on behalf of the Company. This revised draft of the Verizon Merger Agreement rejected certain changes made to the non-solicitation covenant, proposed a termination fee of 2.5% of equity value, proposed a regulatory efforts standard that would require Verizon to use reasonable best efforts to obtain required regulatory approvals unless doing so would reasonably be expected to result in a material adverse effect on either party and proposed a reverse termination fee of 7.0% of equity value.
From August 20, 2024 until the execution of the Verizon Merger Agreement on September 4, 2024, representatives of Cravath and other legal advisors to the Company (including Wilkinson) had calls and exchanged correspondence with Debevoise and representatives of Verizon related to the draft Verizon Merger Agreement. During this period, representatives of Cravath and Paul, Weiss also regularly consulted each other regarding the terms of the Verizon Merger Agreement.
On August 22, 2024, Mr. Jeffery had a call with the chief executive officer of Party E, during which Party E communicated that it was still interested in moving forward towards a potential acquisition of the Company, but Party E would not be able to propose a value of $37.00 per share or even $36.75 per share, and further that it was unlikely Party E would be able to offer a price in excess of a $35.00 to $36.00 per share valuation range. On the same day, representatives of Debevoise and Cravath held a call to discuss the Verizon Merger Agreement.
On August 23, 2024, the Strategic Review Committee, along with members of Company management and the Company’s and the Strategic Review Committee’s respective financial and legal advisors, held a meeting during which members of management and the financial and legal advisors provided the Strategic Review Committee with an update on discussions with each of Party E and Verizon. Mr. Jeffery relayed to the Strategic Review Committee the conversations regarding value that he had with the chief executive officer of Party E on the preceding day, and Mr. Stratton updated the Strategic Review Committee on his latest conversations with Mr. Vestberg. Members of management also reviewed with the Strategic Review Committee planned capital expenditures for the Company.
Later on August 23, 2024, a member of management of Party E delivered a letter to the Company in response to the Company Party E Counterproposal, in which they acknowledged the Company Party E Counterproposal of $37.00 per share and included a revised non-binding proposal to acquire the Company for cash consideration of $35.00 per share (the “Party E August 23 Proposal”), requested the Company agree to an exclusivity period until September 15, 2024 and reiterated the request for the Company’s consent to contact a specific list of institutional investors (but expanding the scope of the list of potential institutional investors as compared to the list previously requested by Party E) regarding potential equity financing to be provided to Party E concurrently with the announcement of the acquisition.
Also on August 23, 2024, Debevoise delivered a revised draft of the Verizon Merger Agreement to Cravath, on behalf of Verizon. This revised draft of the Verizon Merger Agreement contained, among other terms, a reduced efforts standard which would not require Verizon to take any actions to obtain required regulatory approvals to the extent such actions were materially adverse to the Company or Verizon (with materiality determined based on the size of the Company); a proposed Company termination fee of 3.5% of equity value; and a proposed reverse termination fee of 5.0% of equity value.
On August 24, 2024, Mr. Jeffery held a call with the chief executive officer of Party E, during which Mr. Jeffery reiterated the need for Party E to increase the value of its proposal. Party E again reiterated that it would not be able to meet the Company’s expectations with respect to value and in order to meet the value set forth in the Party E August 23 Proposal, Party E would need to obtain commitments from institutional investors for equity investments in advance of entry into a transaction. Accordingly, the chief executive officer of Party E reiterated its request for the Company’s consent to contact certain institutional investors regarding equity financing at that time.
On August 25, 2024, Mr. Stratton held a call with Mr. Vestberg. During such call Mr. Stratton conveyed that Verizon would need to deliver an updated proposal, including an increase in value and improved contract terms (including, in particular, an improved position on regulatory efforts), to the Company prior to August 30, 2024 for Verizon to remain competitive in the process.
On August 26, 2024, representatives of Cravath delivered a revised draft of the Verizon Merger Agreement to Debevoise on behalf of the Company. This revised draft of the Verizon Merger Agreement proposed a regulatory efforts standard that would require Verizon to use reasonable best efforts to obtain required regulatory approvals unless doing so would reasonably be expected to result in a material adverse effect on either party (with materiality measured relative to the size of the Company); a Company termination fee of 2.75% of equity value; and a reverse termination fee of 7.0% of equity value.
On August 27, 2024, representatives of Cravath and Debevoise held a call to discuss the terms of the revised Verizon Merger Agreement that Cravath had delivered on August 26, 2024. Following such discussion, later on August 27, 2024, Debevoise indicated to Cravath that Verizon would be willing to agree to a position on regulatory efforts on substantially the same terms that the Company had requested in its August 26, 2024 draft. A representative of Debevoise also delivered a revised draft of the Verizon Merger Agreement to Cravath on behalf of Verizon on August 27, 2024. Over the next several days, Debevoise and Cravath continued to negotiate and were able to resolve the material contract terms of the Verizon Merger Agreement, including the amount of the Company termination fee and the reverse termination fee.
On August 27, 2024, the Strategic Review Committee and members of Company management met to discuss the status of engagement with Party E and determined to grant Party E consent to contact a specific limited list of institutional investors regarding potential equity financing for the transaction.
On August 30, 2024, Verizon delivered a letter to the Company including a revised non-binding proposal to acquire the Company for cash consideration of $38.00 per share (the “Verizon August 30 Proposal”). Following delivery of the Verizon August 30 Proposal, Mr. Vestberg held a call with Mr. Stratton to discuss the Verizon August 30 Proposal.
On August 31, 2024, the Strategic Review Committee, along with the other members of the Board, members of Company management and the Company’s and the Strategic Review Committee’s respective financial and legal advisors, held a meeting. The Board heard updates from members of Company management regarding the Company’s stand-alone plan, including with respect to financing abilities and plans for increased capital expenditures. After discussion of the Company’s current operational conditions, including the Company’s expected fiber build plan on a stand-alone basis, the Board approved the Standalone Case (as defined in “—Certain Financial Forecasts”) as the Company’s go-forward stand-alone plan and for use by each of PJT Partners and Barclays in their respective financial analyses relating to the proposed merger. The Board also discussed the Verizon August 30 Proposal and potential responses and, following discussion, directed Mr. Stratton to convey to Verizon that the Board intended to determine a path forward from among its available options of strategic alternatives over the coming days and encouraged Verizon to submit their best and final proposal no later than September 1, 2024.
Later on August 31, 2024, Mr. Stratton held a call with Mr. Vestberg and conveyed the Strategic Review Committee’s directive.
On September 1, 2024, Verizon delivered a letter to the Company including a revised non-binding proposal to acquire the Company for cash consideration at $38.50 per share and proposing an exclusivity period through September 5, 2024 (the “Final Verizon Proposal”).
On September 1, 2024, legal advisors to Party E delivered to Cravath, on behalf of Party E, a revised draft of the Party E Merger Agreement. This revised draft of the Party E Merger Agreement continued to reflect disagreement between Party E and the Company on several material terms, including with respect to the amount of the Company termination fee, certain regulatory provisions and the inclusion of a reverse termination fee.
On September 3, 2024, the Strategic Review Committee met, along with the other members of the Board, Company management and the Company’s and the Strategic Review Committee’s respective financial and legal advisors. Mr. Stratton presented an overview of the proposed acquisition of the Company by Verizon and the Final Verizon Proposal. Representatives of each of PJT Partners and Barclays reviewed their respective financial analyses of the Final Verizon Proposal based on the Standalone Case (as defined in “—Certain Financial Forecasts”). Representatives of Paul, Weiss and Cravath reviewed with the Board its fiduciary duties and the terms of the near-final draft of the Verizon Merger Agreement. The Board discussed and considered the Final Verizon Proposal and the near-final draft of the Verizon Merger Agreement. The Board also reviewed the disclosure statements previously provided from each of PJT Partners and Barclays identifying relationships between PJT Partners and Barclays, respectively, and affiliates of Verizon. Considering the latest Party E August 23 Proposal and Party E’s repeated communications regarding the lack of its ability to materially increase the value of its proposal and the latest draft of the Party E Merger Agreement compared to the Final Verizon Proposal and the Verizon Merger Agreement, the Board determined to enter into the proposed exclusivity agreement with Verizon, granting Verizon exclusivity until September 5, 2024.
On the morning of September 4, 2024, the Company entered into an exclusivity agreement with Verizon, providing that the Company would exclusively negotiate with Verizon regarding a potential strategic transaction until 6:00 a.m., New York City time, on September 5, 2024.
On September 4, 2024, the Wall Street Journal published an article stating that Verizon was in advanced talks to acquire the Company.
Later that evening on September 4, 2024, the Strategic Review Committee and the Board met, with Company management and representatives of PJT Partners, Barclays, Cravath and Paul, Weiss in attendance. Mr. Stratton reminded the Strategic Review Committee and the Board of the terms of the proposed acquisition of the Company by Verizon. During the meeting, Mr. Jeffery informed the Board that, earlier that afternoon, he had been contacted by the chief executive officer of Party E, indicating that Party E would be willing to increase its proposal above $35.00 per share, but Party E did not specify the amount by which it would be able to increase its proposal. The Board discussed such outreach from Party E and based on several factors – including Party E’s prior statements that it would not be able to get to $37.00 per share, that Party E would also need to incur substantial indebtedness to fund the merger consideration and that doing so could negatively impact Party E’s credit ratings (thereby further limiting its ability to materially increase its proposed per share consideration) and that Party E had indicated it would require substantial commitments from equity investors prior to entering into a transaction, the lack of progress in resolving material issues in the merger agreement negotiations with Party E, and the fact that in the event Party E could increase value above the Final Verizon Proposal, it could make a proposal to the Company following entry into a transaction with Verizon – the Board determined that pursuing the transaction with Verizon was in the best interests of the Company and its stockholders. At the request of the Strategic Review Committee, a representative of PJT Partners then rendered PJT Partners’ oral opinion to the Strategic Review Committee and, at the request of the Strategic Review Committee, to the Board, which was subsequently confirmed by the delivery of a written opinion, dated September 4, 2024, which is attached to this proxy statement as Annex B, that, as of that date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of shares of Company common stock (other than any excluded shares and any appraisal shares) in the transaction with Verizon was fair to such holders of Company common stock from a financial point of view. At the request of the Board, a representative of Barclays then rendered Barclays’ oral opinion to the Strategic Review Committee and to the Board, which was subsequently confirmed by the delivery of a written opinion, dated September 4, 2024, which is attached to this proxy statement as Annex C, that, as of that date, and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the merger consideration to be offered to the holders of shares of Company common stock in the transaction with Verizon was fair to such holders of Company common stock (other than any excluded shares and any appraisal shares) from a financial point of view.
After discussion and consideration of a variety of factors, including those discussed in “—Reasons for the Merger” beginning on page 45, the Strategic Review Committee resolved to recommend that the Board proceed with the Final Verizon Proposal. Thereafter, the Board, after discussion and consideration of a variety of factors, including those discussed in “—Reasons for the Merger” beginning on page 45, and considering the recommendation of the Strategic Review Committee, resolved to proceed with the Final Verizon Proposal and unanimously (i) resolved to approve and declare advisable the Verizon Merger Agreement, (ii) declared that it is advisable and fair to, and in the best interests of, the Company and its stockholders that the Company enter into the Verizon Merger Agreement and consummate the merger and all of the other transactions contemplated by the Verizon Merger Agreement, (iii) resolved to recommend that the Company stockholders adopt the Verizon Merger Agreement and (iv) directed that the Verizon Merger Agreement and the transactions contemplated thereby be submitted to Company stockholders entitled to vote for adoption.
Following the meeting of the Strategic Review Committee and the meeting of the Board, representatives of the Company and Verizon executed the Verizon Merger Agreement.
The following morning, on September 5, 2024, the Company and Verizon issued a joint press release announcing the execution of the Verizon Merger Agreement.
Recommendation of the Strategic Review Committee
At the special meeting of the Strategic Review Committee held on September 4, 2024, after due consideration, including consideration of the material factors described in the section below entitled “—Reasons for the Merger”, and in consultation with the Company’s and its respective legal and financial advisors, the Strategic Review Committee unanimously determined that it was fair to, and in the best interests of, the Company and its stockholders for the Company to enter into the merger agreement and to proceed with and consummate the transactions contemplated by the merger agreement. The Strategic Review Committee also unanimously recommended to the Board that the Board approve and cause the Company to enter into the transactions contemplated by the merger agreement, including the merger, on the terms set forth in the merger agreement and the other transaction documents related thereto.
Recommendation of the Board
At the special meeting of the Board held on September 4, 2024, after consideration of the unanimous recommendation and analysis of the Strategic Review Committee and the non-exhaustive list of material factors described in the section below entitled “—Reasons for the Merger”, and detailed discussions with members of Company management, outside legal counsel and financial advisors, at such meeting and prior meetings of the Board, the Board unanimously determined and declared that it is advisable and fair to, and in the best interests of, the Company and its stockholders that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and:
•	directed that the merger agreement be submitted to the holders of Company common stock for adoption at the special meeting;

•
recommended that the stockholders of the Company entitled to vote thereon (i) vote in favor of the adoption of the merger agreement and (ii) approve, by a non-binding, advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

•
called for a special meeting of the holders of Company common stock for the purpose of (i) submitting the merger agreement to such stockholders for adoption, (ii) submitting to such stockholders a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (iii) submitting to such stockholders a proposal to adjourn the special meeting to another date, time or place, if necessary to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Reasons for the Merger
As described above in the section entitled “—Background of the Merger”, prior to and in reaching the unanimous determinations set forth above, each of the Board and the Strategic Review Committee consulted with and received the advice of their respective outside legal counsel and financial advisors, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
their understanding of the Company’s industry, business, operations, risks, financial condition, earnings, cash flow, strategy and prospects, as well as the Company’s historical and projected financial performance;

•	the current and historical prices of the Company common stock, including the fact that the $38.50 per share price of Company common stock to be paid in cash represented a premium of approximately:
○	37% over the closing stock price on September 3, 2024, the last full unaffected trading day prior to published market speculation regarding a potential sale of the Company;
○
37% over the Company’s 30-day volume-weighted average share price on September 3, 2024, the last full unaffected trading day prior to published market speculation regarding a potential sale of the Company;

○
44% over the Company’s 90-day volume-weighted average share price on September 3, 2024, the last full unaffected trading day prior to published market speculation regarding a potential sale of the Company; and

○
60% over the closing stock price on February 2, 2024, the last full trading day prior to the Company’s announcement of its formal and comprehensive review process of all opportunities to unlock shareholder value;

•
that the Strategic Review Committee was able to negotiate an increase from the initial proposed range of consideration of $30.00 to $33.00 per share offered in the August 2, 2024 Verizon proposal to the merger consideration of $38.50 per share (as further described above under the section entitled “—Background of the Merger”), representing an increase of between approximately 16.7% and 28.3%;

•
their belief that, based on discussions with Verizon and other potential counterparties, the merger consideration was the highest price that could reasonably be obtained from Verizon or any other potential counterparty, that the terms set forth in the merger agreement were the most favorable terms to which Verizon would be willing to agree and that further negotiations or request for a further price increase would create a risk of causing Verizon to abandon the transaction altogether, in which event Company stockholders would lose the opportunity to obtain the proposed cash consideration of $38.50 per share of Company common stock being offered;

•
the fact that (i) the Company explored various strategic alternatives reasonably available to the Company and engaged in a process for soliciting and responding to offers from third parties in connection with both a potential sale transaction and a strategic joint venture, (ii) the Company engaged in, or attempted to initiate, discussions regarding a potential sale transaction with numerous third parties, including substantial negotiations with Party E, (iii) the Company had publicly announced a review of strategic alternatives in February 2024 and no other potentially interested parties surfaced other than those parties with which the

Company was already engaged and (iv) none of the third parties had expressed a willingness, as of September 4, 2024, the date the Company entered into the merger agreement, to pay the Company stockholders a price per share that was equal to or greater than the $38.50 per share of Company common stock offer from Verizon as further described above under the section entitled “—Background of the Merger”;
•	their understanding of the risks and uncertainties in the industry in which the Company competes, including:
○
risks relating to the operation of the Company, including, but not limited to, the substantial capital expenditures required for the Company’s operations, including the Company’s fiber network expansion plan, dependence on third-party suppliers and vendors for equipment and services relating to the Company’s network infrastructure, uncertain availability of future support from various funds established under federal and state laws, potential disruptions in the Company’s networks and infrastructure due to, among other things, cyber-attacks, malware, misappropriation of data or other malfeasance, as well as power outages, physical damage to lines, security breaches, capacity limitations, power surges and disruptions beyond its control, such as natural disasters and acts of terrorism;

○
risks relating to operational and financial trends, including the impact of inflation, including upward pressure on the cost of materials, labor, fuel and electricity, and other items that are critical to the Company’s business, reversing customer losses to wireline competitors such as cable operators, wireless carriers, satellite providers, wireline carriers, fiber “overbuilders” and over the top video providers, the ongoing challenge to grow the Company’s fiber network (and customer base) and optimizing the Company’s existing copper network at attractive internal rates of return in order to increase the Company’s revenues and customer trends, and competitive pressures on pricing and the ongoing challenge to maintain or grow business with wholesale customers;

○
other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

○	the fact that the Company’s business plan entailed years of negative unlevered and levered free cash flow and would require substantial increases in debt and leverage; and
○
the risks that the Company could fall short of its long term cash flow forecasts given such forecasts assumed, among other items, substantial increases in penetration, long-term average revenue per user growth and significant margin expansion and the significant impact that any shortfall in such metrics could have on cash flow and shareholder value;

•	their understanding of the risks that the Company would face if it continued to operate on a stand-alone public company basis, including:
○
risks relating to the Company’s long-term indebtedness of approximately $11 billion, including the potential significant negative consequences of limitations on the Company’s ability to obtain additional debt or equity financing on favorable terms, or at all, instances in which the Company is unable to comply with the covenants contained in the Company’s indentures and credit agreement or to generate cash sufficient to make required debt payments, which circumstances have the potential of accelerating the maturity of some or all of its outstanding indebtedness, the allocation of a substantial portion of the Company’s cash flow from operations to service debt, thus reducing the amount of the Company’s cash flows available for other purposes, including capital expenditures that would otherwise improve its competitive position, results of operations or stock price or requiring the Company to sell debt or equity securities or to sell some of the Company’s core assets, possibly on unfavorable terms, to meet payment obligations; and

○
their consideration of the current state of the economy, financing markets and uncertainty surrounding forecasted economic conditions in the near-term and the long-term, which could negatively affect the Company’s financial performance;

•
their assessment of potential risks, rewards and uncertainties associated with remaining an independent public company as a possible strategic alternative to the sale of the entire Company (including the potential value to Company stockholders based on the Company’s strategic plan that could be expected to be generated from remaining an independent public company), and their resulting determination that such alternative did not represent a more attractive alternative to the merger;

•
the fact that the merger consideration is all cash, which provides certain value and, upon consummation of the merger, liquidity to Company stockholders, especially when viewed against any internal or external risks and uncertainties associated with the Company’s stand-alone strategy, immediately upon the closing of the merger;

•
the financial analysis reviewed and discussed with the Strategic Review Committee and the Board by representatives of PJT Partners, as well as the oral opinion of PJT Partners rendered to the Strategic Review Committee, and, at the request of the Strategic Review Committee, to the Board, on September 4, 2024 (which was subsequently confirmed in writing by delivery of PJT Partners’ written opinion dated September 4, 2024) that, as of that date and based on and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in the written opinion), the merger consideration to be received by the holders of shares of Company common stock in the transaction was fair to such holders of Company common stock (other than any excluded shares and any appraisal shares) from a financial point of view;

•
the financial analysis reviewed and discussed with the Strategic Review Committee and the Board by representatives of Barclays, as well as the oral opinion of Barclays rendered to the Strategic Review Committee and the Board on September 4, 2024 (which was subsequently confirmed in writing by delivery of Barclays’ written opinion dated September 4, 2024) that, as of that date and based on and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the holders of shares of Company common stock (other than any excluded shares and any appraisal shares) in the transaction was fair to such holders of Company common stock from a financial point of view;

•
their assessment, taking into account the other factors described herein, of the Company’s value on a stand-alone basis relative to the $38.50 per share of Company common stock to be paid in cash in connection with the merger, and the possibility that the trading price of shares of Company common stock would not reach and sustain such price, or that doing so could take a considerable period of time;

•
the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by the Company’s senior management, which reflect an application of various assumptions of senior management, and the inherent uncertainty of achieving the Company’s prospective forecasts, as set forth below under the section below entitled “—Certain Financial Forecasts”, and that, as a result, the Company’s actual financial results in future periods could differ materially from senior management’s forecasts;

•	the fact that the merger is not subject to a financing condition;
•
the fact that the merger would be subject to receipt of the Company stockholder approval and that the Company’s stockholders would be free to reject the merger by voting against adoption of the merger agreement;

•
the provisions of the merger agreement that, subject to the conditions therein, permit the Company to seek specific performance of Verizon’s and Merger Sub’s obligations to consummate the merger pursuant to the terms of the merger agreement;

•
the provisions of the merger agreement that permit the Company, in response to certain unsolicited takeover proposals, to furnish information to and conduct discussions and negotiations with third parties prior to receipt of the Company stockholder approval under certain circumstances and, under certain conditions, to accept a superior proposal, and the Company’s corresponding right to terminate the merger agreement (subject to the payment to Verizon of the Company termination fee of $320 million), and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

•
the provisions of the merger agreement that permit the Board, prior to obtaining the Company stockholder approval, to withhold, withdraw, amend, qualify or modify its recommendation to approve the merger under certain circumstances relating to a superior proposal or an intervening event, subject to payment to Verizon of the Company termination fee of $320 million if Verizon elects to terminate the merger agreement in such circumstances;

•
the provisions of the merger agreement that provide that, upon termination of the merger agreement under specified circumstances relating to the failure to obtain certain regulatory approvals or Verizon’s failure to satisfy its obligations under the regulatory efforts covenant, Verizon will be required to pay the Company the Verizon termination fee of $590 million;

•
the provisions of the merger agreement that permit the Company the right of to terminate the merger agreement if the merger is not consummated by March 4, 2026 (subject to two automatic three-month extensions if certain closing conditions have not been satisfied);

•
the availability of appraisal rights under the DGCL to Company stockholders who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section below entitled “—Appraisal Rights”;

The Board and the Strategic Review Committee also considered the factors discussed below relating to the steps taken to ensure the Strategic Review Committee was fully informed and engaged in negotiating a potential transaction to provide maximum value to the Company’s stockholders. The Board and the Strategic Review Committee believe such factors support their determinations and recommendations and provide assurance of the procedural fairness of the merger:
•
that, as authorized and directed by the Board, the Strategic Review Committee retained and received the advice of (i) PJT Partners as financial advisor to the Strategic Review Committee and (ii) Paul, Weiss as its own legal advisor, in addition to receiving the advice of Barclays and Cravath;

•
the authority granted to the Strategic Review Committee by the Board to, among other things, assist the Board in the review and evaluation of any potential strategic transaction, including (i) reviewing and evaluating the terms and conditions of any potential strategic transaction, (ii) consulting with, and providing oversight and guidance to, management regarding all matters related to any potential strategic transaction, (iii) recommending to the Board any and all actions with respect to any potential strategic transactions and (iv) taking such other action the Strategic Review Committee deemed necessary or advisable in connection with the foregoing;

•
that the Strategic Review Committee held 17 formal meetings from June 28 to September 4, 2024, to discuss and evaluate various potential strategic options available to the Company and proposals from third parties related thereto, and each member of the Strategic Review Committee was actively engaged in the process; and

•
that the financial and other terms and conditions of the proposed transaction were the product of extensive negotiations that took place over the course of several months between the Strategic Review Committee, with the assistance of the Company’s and its respective legal and financial advisors, on the one hand, and Verizon and its representatives, on the other hand;

In the course of their respective deliberations and in reaching the determinations described above, the Board and the Strategic Review Committee also considered, in consultation with the Company’s and its respective legal and financial advisors, a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:
•
the potential upside in the Company’s stand-alone strategic plan, including the potential benefits associated with pursuing the Fiber Build Joint Venture with Party D as further described above under the section entitled “—Background of the Merger”;

•
the possibility that the merger might not be completed on the terms or timeline currently contemplated or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by the necessary regulatory authorities;

•
the limitations on Verizon’s commitments under the merger agreement to take certain actions necessary to obtain the required regulatory approvals if such actions would, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect (taking into account the expected costs and benefits thereof) on the Company and its subsidiaries (taken as a whole) or Verizon and its subsidiaries (taken as a whole) (whether prior to or following the merger, including the surviving corporation and its subsidiaries), in each case, with materiality determined by reference to a business the size of the Company and its subsidiaries, taken as a whole;

•	the risks and costs to the Company if the merger does not close in a timely manner or at all, including:
○	the Company may have difficulty achieving its stand-alone strategic plan in light of its significant indebtedness and the restrictions on the Company under its existing credit facility and indentures;
○
the trading price of Company common stock may decline (relative to the 30-day volume-weighted average share price of $28.05 on September 3, 2024, the last full unaffected trading day prior to published market speculation regarding a potential sale of the Company) to the extent that the market price of the Company common stock currently reflects positive market assumptions that the merger will be consummated;

○
the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company if the merger is not consummated;

○
the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company, in each case without realizing any of the benefits of having the merger completed and the potential adverse effects on the financial and other results of the Company as a result of such disruption; and

○
reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to the adverse perception of any failure to successfully complete the merger;

•
the fact that Company stockholders will have no ongoing equity interest in the surviving corporation following the merger, meaning that the holders of shares of Company common stock will not (by virtue of their holding shares of Company common stock) participate in Verizon’s or the Company’s potential future earnings or growth;

•
the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking certain significant financing transactions or business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company;

•
the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger, or that such clearances, consents and approvals are unable to be obtained;

•
the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require the Company to negotiate with Verizon (if Verizon desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•
the possibility that the Company’s obligation to pay the Company termination fee of $320 million to Verizon upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company;

•
the significant costs involved in connection with negotiating the merger agreement and consummating the merger, such as legal, accounting, financial advisory and integration costs, and the fact that if the merger is not consummated, the Company may still be required to bear a portion of such costs;

•	the risk of litigation in connection with the execution of the merger agreement and the consummation of the merger and the other transactions contemplated therein;

•
the possibility that, although the merger provides the Company stockholders the opportunity to realize a premium to the price at which Company common stock traded prior to the public announcement of the merger, the price of Company common stock might have increased in the future to a price greater than the merger consideration;

•
the possibility that the merger, if approved by Company stockholders, will not be consummated by the first quarter of 2026 due to delays in receiving required regulatory approvals, and, pursuant to the terms of the merger agreement, may be consummated as late as September 4, 2026, and Company stockholders will not receive the merger consideration until the merger is consummated;

•	the fact that an all-cash transaction would be taxable to the holders of Company common stock; and
•
various other risks associated with the merger and the business of the Company, as more fully described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”.

In addition, the Board and the Strategic Review Committee were aware of and considered the fact that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders generally, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The foregoing discussion of the factors considered by the Board and the Strategic Review Committee is not intended to be exhaustive, but rather includes the material factors considered by the Board and the Strategic Review Committee. In reaching their respective determinations and recommendations, and in view of the wide variety of factors considered by the Board and the Strategic Review Committee in connection with their respective evaluations of the merger and the complexity of these matters, the Board and the Strategic Review Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their respective decisions and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations of the Board or the Strategic Review Committee. Rather, the Board and the Strategic Review Committee made their respective recommendations based on the totality of the information available to the Board and the Strategic Review Committee, including discussions with, and questioning of, the Company’s management and the Company’s, the Board’s and the Strategic Review Committee’s respective legal and financial advisors. In considering the factors discussed above, individual members of the Board and the Strategic Review Committee may have given different weights to different factors.
This explanation of the Board’s and the Strategic Review Committee’s reasons for their recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”.
Certain Financial Forecasts
Other than annual guidance—including the guidance for fiscal year 2024 included in the Company’s press release dated May 3, 2024 and the updates of such guidance in the Company’s press release dated August 2, 2024 (the “2024 earnings guidance”), with respect to adjusted EBITDA and cash capital investment, each of which guidance the Company presents as a range, fiber passing additions and certain other financial measures—the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to, among other things, the unpredictability of the underlying assumptions and estimates. The Company is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. The Company has, however, included in this proxy statement certain financial forecasts of the Company that, to the extent described herein, were furnished to (i) the Board, the Strategic Review Committee, PJT Partners (the Strategic Review Committee’s financial advisor), Barclays (the Company’s financial advisor), and Verizon, in connection with the evaluation of, and the discussions concerning, the proposed merger and (ii) certain other parties potentially interested in a transaction with the Company.

These Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.
The Financial Forecasts were, in the view of the Company’s management, prepared on a reasonable basis and in good faith, and, subject to the assumptions set forth below pertaining to the Illustrative Unconstrained Capital Case (as defined below), reflect the best available estimates and judgments at the time of preparation. However, no assurances can be made regarding future events and the estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized or undertaken and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, the availability of capital to fund the Company’s operations and the other risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the transactions contemplated by the merger agreement, many of which will be beyond the control of Verizon and the surviving corporation. Company stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that any projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts should not be regarded as an indication that the Company, the Strategic Review Committee, the Board, Verizon or its board of directors or any of their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied upon as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information.
The Financial Forecasts include certain non-GAAP financial measures, including Adjusted EBITDA (pre-SBC) (as defined below) and, in the case of the Standalone Case (as defined below), Unlevered Free Cash Flow (as defined below). The Company’s management included forecasts of non-GAAP financial measures in the Financial Forecasts because the Company’s management believes that non-GAAP financial measures can be helpful in comparing the Company’s past financial performance and future results and can be useful as a basis to compare the Company’s operating performance with that of other companies because these measures, when used in conjunction with related GAAP financial measures, (i) provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation, and planning decisions, and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations. Company stockholders should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Company stockholders should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to Company stockholders. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Verizon.
Due to the inherent limitations of non-GAAP financial measures, Company stockholders should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of the non-GAAP financial measures.
The Financial Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. KPMG LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the Financial Forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.
The non-GAAP financial measures included in the Standalone Case (as defined below) that was prepared by the management of the Company and directed for use by PJT Partners by the Strategic Review Committee and Barclays by the Company in connection with their respective financial analyses and the preparation of their respective opinions, and by the Board and Strategic Review Committee for their consideration of the merger and were provided to Verizon and its affiliates. Financial measures provided to a financial advisor or counterparty in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, and reconciliations of non-GAAP financial measures were not relied upon by the Board, the Strategic Review Committee, PJT Partners or Barclays in connection with their respective evaluations of the merger. In addition, none of Verizon or the other potentially interested parties that received the Financial Forecasts, including non-GAAP financial measures, were provided with any such reconciliation. Accordingly, the Company has not provided in this proxy statement a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures.
By including the Financial Forecasts in this proxy statement, none of the Company, Verizon or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such, and the Financial Forecasts may differ in important respects from the 2024 earnings guidance, some of which guidance is presented as a range, and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts summarized in this section reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any changes since such Financial Forecasts were prepared. NONE OF THE COMPANY, VERIZON OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. IN LIGHT OF THE FOREGOING FACTORS AND UNCERTAINTIES INHERENT IN THE FINANCIAL FORECASTS, READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE RELIANCE ON THIS INFORMATION.
Standalone Case
The Company’s management prepared nonpublic, unaudited prospective financial information for fiscal years 2024 through 2033 (the “Standalone Case”) for the Company’s internal use, that was reviewed and adopted by the Board at its meeting held on August 31, 2024. The Standalone Case accounted for the cash flow impact resulting from applying the Company’s federal net operating loss carryforwards (“NOLs”) to Company management’s estimates of taxable income for fiscal years 2024 through 2033, assuming a 25% tax rate (the “NOL forecasts”). The Standalone Case was relied upon by the Strategic Review Committee in reaching the unanimous determination of the Strategic Review Committee described above in the section entitled “—Recommendation of the Strategic Review Committee”, and the Board in reaching its unanimous determination on September 4, 2024 to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that the Company’s stockholders vote to adopt the merger agreement. The Standalone Case was the only forecast prepared by management of the Company that was approved by the Company and directed by the Strategic Review Committee for use by PJT Partners and directed by the Company for use by Barclays in connection with rendering their respective oral opinions delivered to the Strategic Review Committee and the Board on September 4, 2024, which were subsequently confirmed by delivery of their respective written opinions dated as of September 4, 2024, and performing their respective financial analysis in connection therewith, as summarized below in the section entitled “—Opinions of the Financial Advisors of the Company and Strategic Review Committee” beginning on page 54. The Standalone Case assumes that the Company would continue to operate as a standalone company and does not reflect any impact of the proposed merger, including any impact of the negotiation or execution of the proposed merger, the expenses that may be incurred in connection with the proposed merger or the consummation thereof or the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the proposed merger. The Standalone Case was also made available to Verizon and certain other parties potentially interested in a transaction with the Company.
The following table sets forth a summary of the Standalone Case. This summary is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting.
Standalone Case

	Fiscal Year ending December 31,
($ millions)	‘24E	‘25E	‘26E	‘27E	‘28E	‘29E	‘30E	‘31E	‘32E	‘33E
Revenue	5,876	5,967	6,185	6,390	6,576	6,774	6,971	7,173	7,369	7,585
Adjusted EBITDA (pre-SBC)(1)	2,250	2,393	2,637	2,988	3,283	3,514	3,735	3,955	4,158	4,382
Capital Expenditures	3,190	3,185	3,080	1,937	1,612	1,538	1,520	1,511	1,510	1,498
Unlevered Free Cash Flow(2)(3)	(812)	(661)	(536)	945	1,539	1,844	2,051	2,279	2,483	2,717

(1)
“Adjusted EBITDA (pre-SBC)” is defined as adjusted earnings before interest, taxes, depreciation and amortization and stock-based compensation. Adjusted EBITDA (pre-SBC) is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
“Unlevered Free Cash Flow” is defined as Adjusted EBITDA (pre-SBC), less capital expenditures, less pensions and other postemployment benefits expenses and contributions, less cash taxes (after giving effect to the application of the Company’s NOLs), plus capitalized interest, plus interest income and less restructuring costs and certain other cash flow items, including changes in net working capital.

(3)
At the direction of the Company’s management, for purposes of performing their respective discounted cash flow analyses, the Company’s and the Strategic Review Committee’s respective financial advisors made adjustments to the Unlevered Free Cash Flow presented in the Standalone Case. These adjustments consisted of (i) the exclusion of certain line items included in the Unlevered Free Cash Flow presented in the Standalone Case: adding back cash taxes (after giving effect to the application of the Company’s NOLs) and deducting capitalized interest and interest income and (ii) the incremental inclusion of certain additional line items: deducting stock-based compensation expense, unlevered cash taxes (not reflecting the application of the Company’s NOLs, which were valued separately as described below) and cash taxes paid on behalf of employees for shares withheld. This resulted in the following calculations of Unlevered Free Cash Flow being utilized by such financial advisors for purposes of their respective discounted cash flow analyses: $(1,206) for ‘24E (of which $(464) applies to the second half of ‘24E), $(978) for ‘25E, $(869) ‘26E, $564 for ‘27E, $1,097 for ‘28E, $1,331 for ‘29E, $1,503 for ‘30E, $1,668 for ‘31E, $1,816 for ‘32E and $1,990 for ‘33E. Each of PJT Partners and Barclays performed separate analyses of the NOL forecasts for purposes of their respective discounted cash flow analyses, as described in more detail below in the sections entitled “—Opinion of the Financial Advisors of the Company and the Strategic Review Committee—Opinion of PJT Partners LP” and “Opinion of the Financial Advisors of the Company and the Strategic Review Committee—Opinion of Barclays Capital Inc.”

Illustrative Unconstrained Capital Case
In connection with the Company’s negotiations with Verizon and other parties potentially interested in a transaction with the Company, in June 2024, at the direction of the Board, the Company’s management also prepared an illustrative unconstrained capital case for fiscal years 2024 through 2033 (the “Illustrative Unconstrained Capital Case”). The Illustrative Unconstrained Capital Case reflected, among other things, an ability for the Company to expand its geographic footprint and accelerate its fiber build rates as compared to the geographic footprint and fiber build rates reflected in the Standalone Case, and therefore improve the future growth and profitability of the Company, unconstrained by the Company’s existing capital structure and liquidity and ability to incur incremental debt to fund its growth. The Illustrative Unconstrained Capital Case relied upon certain optimistic assumptions as compared to the assumptions underlying the Standalone Case, including with respect to (i) the Company’s pursuit of broadband grants in additional areas outside of its existing geographic footprint (and the Company’s win rate in pursuing such grants), (ii) the Company’s ability to optimize the conversion of its existing copper network and (iii) the Company’s ability to identify and pursue commercially viable edge-out locations on an accelerated basis. The Illustrative Unconstrained Capital Case was prepared in order to facilitate seeking an increased valuation from Verizon and other parties potentially interested in a transaction with the Company by assisting in the assessment of a more well-capitalized potential acquiror’s potential returns following consummation of the proposed merger as compared to the value of the Company if continuing to operate as a standalone company. In light of the magnitude of additional capital required by the Illustrative Unconstrained Capital Case, the Company’s existing capital structure and the limits on the Company’s ability to raise such capital as a standalone company, as well as the uncertainty associated with the other positive assumptions underpinning the Illustrative Unconstrained Capital Case, the Board, the Strategic Review Committee and Company’s management did not believe that the Illustrative Unconstrained Capital Case was achievable by the Company on a standalone basis. The Illustrative Unconstrained Capital Case was not relied upon by the Strategic Review Committee in reaching the unanimous determination of the Strategic Review Committee described above in the section entitled “—Recommendation of the Strategic Review Committee”, nor the Board in reaching its unanimous determination on September 4, 2024 to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that the Company’s stockholders vote to adopt the merger agreement. The Illustrative Unconstrained Capital Case was also not approved for use by PJT Partners or Barclays in connection with the rendering of their respective oral opinions to the Strategic Review Committee and the Board or their respective written opinions delivered to the Board and the Strategic Review Committee, and neither PJT Partners nor Barclays used the Illustrative Unconstrained Capital Case for any standalone valuation analyses in performing their respective financial analyses in connection therewith. The Illustrative Unconstrained Capital Case was made available to Verizon and to certain other parties potentially interested in a transaction with the Company.
The Standalone Case and the Illustrative Unconstrained Capital Case are collectively referred to as the “Financial Forecasts”.
The following table sets forth a summary of the Illustrative Unconstrained Capital Case. This summary is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting.
Illustrative Unconstrained Capital Case

	Fiscal Year ending December 31,
($ millions)	‘24E	‘25E	‘26E	‘27E	‘28E	‘29E	‘30E	‘31E	‘32E	‘33E
Revenue	5,876	5,967	6,218	6,600	7,113	7,608	8,042	8,441	8,798	9,145
Adjusted EBITDA (pre-SBC)(1)	2,250	2,378	2,565	2,902	3,413	3,925	4,378	4,779	5,136	5,486
Capital Expenditures	3,190	3,185	3,877	4,385	3,512	2,157	1,899	1,809	1,678	1,627

(1)
“Adjusted EBITDA (pre-SBC)” is defined as adjusted earnings before interest, taxes, depreciation and amortization and stock-based compensation. Adjusted EBITDA (pre-SBC) is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

Opinions of the Financial Advisors of the Company and Strategic Review Committee
Opinion of PJT Partners LP (page 3 and Annex B)
PJT Partners was retained by the Strategic Review Committee to act as its financial advisor in connection with the merger and, upon the Strategic Review Committee’s request, to render a fairness opinion to the Strategic Review Committee and the Board in connection therewith. The Strategic Review Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company.
At a meeting of the Board on September 4, 2024, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated September 4, 2024, to the Strategic Review Committee and the Board to the effect that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of Company common stock (other than any excluded shares and any appraisal shares) was fair to such holders from a financial point of view.
The full text of PJT Partners’ written opinion delivered to the Strategic Review Committee and the Board, dated September 4, 2024, is attached as Annex B and is incorporated into this proxy statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Strategic Review Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the members of the Strategic Review Committee and, at the request of the Strategic Review Committee, to the members of the Board, in their respective capacities as such, only in connection with and for purposes of their evaluation of the merger, and PJT Partners’ opinion does not constitute a recommendation as to any action the Strategic Review Committee or the Board should take with respect to the merger or how any holder of Company common stock should vote or act with respect to the merger or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this proxy statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.
In arriving at its opinion, PJT Partners, among other things:
•	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;
•	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to PJT Partners by the management of the Company;
•
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, which are referred to as the Standalone Case, and the NOL forecasts, in each case that were prepared by or at the direction of the management of the Company and approved for PJT Partners’ use by the Strategic Review Committee (as more fully described above in the section entitled “—Certain Financial Forecasts”);

•
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the merger and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for shares of Company common stock;
•	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that PJT Partners deemed to be relevant;
•	compared the proposed financial terms of the merger with publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;
•	reviewed the execution version, dated September 4, 2024, of the merger agreement; and
•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.
In preparing its opinion, with the Strategic Review Committee’s consent, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the Strategic Review Committee’s consent, that the Standalone Case and the assumptions underlying the Standalone Case, and all other financial analyses, estimates and forecasts provided to PJT Partners by the Company’s management, were reasonably prepared in accordance with industry practice and represented the Company management's best then currently available estimates and judgments as to the business and operations and future financial performance of the Company. PJT Partners assumed, with the Strategic Review Committee’s consent, that the estimates of the tax effects set forth in the NOL forecasts and management's representations and/or projections regarding taxable income and other tax attributes of the Company are reasonable and that the net operating losses and other tax attributes described therein would be utilized in accordance with such estimates. PJT Partners assumed no responsibility for and expressed no opinion as to the Standalone Case, the NOL forecasts, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the Company’s management. PJT Partners also assumed, with the Strategic Review Committee’s consent, that there were no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to PJT Partners. PJT Partners relied, with the Strategic Review Committee’s consent, upon the assurances of the management of the Company that they were not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.
PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor was PJT Partners furnished with any such verification and PJT Partners did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of the Company. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor was PJT Partners furnished with any such evaluations or appraisals, nor did PJT Partners evaluate the solvency of the Company under any applicable laws.

PJT Partners also assumed, with the Strategic Review Committee’s consent, that the final executed merger agreement would not differ from the execution version reviewed by PJT Partners and that the consummation of the merger would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition would be imposed that would adversely affect, in any respect material to PJT Partners’ analysis, the Company, Verizon or Merger Sub or the contemplated benefits of the merger. PJT Partners also assumed that the representations and warranties made by the Company, Verizon and Merger Sub in the merger agreement and any related agreements were and would be true and correct in all respects material to its analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.
PJT Partners did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and PJT Partners’ opinion did not address the underlying decision by the Company to engage in the merger. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of the shares of Company common stock (other than any excluded shares and any appraisal shares) of the merger consideration to be received by such holders, and the opinion did not address any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of the shares of Company common stock or otherwise.
PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which the shares of Company common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the merger or as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.
The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ advisory services and opinion were provided to the members of the Strategic Review Committee and the members of the Board, in their respective capacities as such, in connection with and for the purposes of their evaluation of the merger only, and do not constitute a recommendation as to any action the Strategic Review Committee or the Board should take with respect to the merger or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of shares of Company common stock as to how any stockholder should vote or act with respect to the merger or any other matter.
Summary of PJT Partners’ Financial Analyses
In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Company common stock but rather made its determination as to fairness, from a financial point of view, to the holders of shares of Company common stock (other than any excluded shares and any appraisal shares) of the merger consideration to be received by such holders pursuant to the merger agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Strategic Review Committee and, at the request of the Strategic Review Committee, the Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, Verizon or any other parties to the merger. None of the Company, Verizon, PJT Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Standalone Case, the NOL forecasts and other financial information prepared and furnished to PJT Partners by or on behalf of the management of the Company, and used at the direction of the management of the Company and approved for PJT Partners’ use by the Board and the Strategic Review Committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed for the Company as of September 3, 2024 (which was the last full unaffected trading day for shares of Company common stock prior to the date of delivery of PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. The detail underlying the fully diluted share count for the Company used below was provided by, and used at the direction of, the Company’s management and approved for PJT Partners’ use by the Board and the Strategic Review Committee.
Selected Comparable Company Analysis
PJT Partners reviewed and compared specific financial, operating and public trading data relating to the Company with similar information for four selected publicly-traded telecommunications companies that PJT Partners deemed comparable to the Company. The selected comparable companies (which we refer to collectively as the “Company Peers”) were Charter Communications Inc., Cable One, Inc., Shenandoah Telecommunications Company and WideOpen West, Inc. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Company common stock on a standalone basis, in each case by reference to these the Company Peers.
As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including total enterprise value (calculated as the equity value based on fully diluted shares outstanding using the treasury stock method, plus debt and debt-like-items, such as tax effected pension liabilities and finance lease liabilities, and less cash and cash equivalents, after giving effect to certain adjustments, to the extent appropriate in PJT Partners’ professional judgment, such as non-controlling interests and equity investments) (“TEV”) as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) after subtracting stock-based compensation (“SBC” and, such EBITDA, “Adjusted EBITDA (post-SBC)”) for the calendar year ending December 31, 2025 (“TEV / 2025E Adjusted EBITDA (post-SBC)”).
All of these calculations (other than any such calculations based on the Standalone Case) were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on September 3, 2024 and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

	Low	High
TEV/ 2025E Adjusted EBITDA (post-SBC)	5.5x	10.6x

PJT Partners, based on its professional judgment, selected the Company Peers, because PJT Partners believed their businesses and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the businesses, operations and prospects of the Company and those of the Company Peers, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of the Company and the Company Peers that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, cash flow generation and degree of operational risk between the Company and the Company Peers included in the selected comparable company analysis.
Accordingly, PJT Partners selected a TEV / 2025E Adjusted EBITDA (post-SBC) multiple range of 7.0x to 8.5x and applied such range to the Company’s estimated Adjusted EBITDA (post-SBC) for the fiscal year ending December 31, 2025 included in the Standalone Case to calculate a range of implied prices per share of Company common stock based on the fully diluted shares of Company common stock outstanding calculated using the treasury stock method as of September 3, 2024 as well as the Company’s net debt, tax affected pension liabilities and finance lease liabilities as of June 30, 2024. The following summarizes the results of these calculations:

Implied prices per share of Company common stock
TEV/ 2025E EBITDA (post-SBC)	$21.78 – 35.43

PJT Partners then compared these ranges of implied value per share of Company common stock to the merger consideration of $38.50 per share of Company common stock.
Selected Precedent Merger Analysis
PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following six transactions since 2013 involving companies in the telecommunications industry, which PJT Partners, in its professional judgment, considered generally relevant for comparative purposes:

Announcement Date	Target	Acquiror(s)
October 16, 2023	Consolidated Communications Holdings, Inc.	Searchlight Capital Partners, L.P. and British Columbia Investment Management Corporation
August 3, 2021	The Incumbent Local Exchange Carrier (ILEC) business of Lumen Technologies	Apollo Global Management, Inc.
March 13, 2020	Cincinnati Bell Inc.	Macquarie Infrastructure Partners
May 29, 2019	All operations and related assets of the Company in Washington, Oregon, Idaho and Montana	Searchlight Capital Partners L.P., LLC and WaveDivision Capital, LLC
February 5, 2015	Certain wireline operations assets of Verizon Communications Inc. in California, Florida and Texas	The Company
December 17, 2013	AT&T, Inc.’s Wireline Residential and Business Services and Associated Assets in Connecticut	The Company

For each precedent transaction, PJT Partners reviewed the TEV of the target company in the transaction based upon the consideration payable in the transaction as a multiple of the target company’s Adjusted EBITDA (post-SBC), to the extent such information was available, for the last 12 months (the “TEV / LTM Adjusted EBITDA (post-SBC)”). All of these calculations were performed and based on publicly available financial data at the time of announcement of the relevant transaction. The following summarizes the result of these calculations:

	Low	High
TEV / LTM Adjusted EBITDA (post-SBC)	4.8x	9.9x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis, which PJT Partners discussed with the Strategic Review Committee and the Board. In addition, certain of the selected precedent transactions involved the purchase and sale of certain assets and businesses rather than transactions involving whole companies, and certain of the selected precedent transactions occurred during periods in which financial, economic and market conditions, including the interest rate environment, were different from those in existence as of the date of PJT Partners’ opinion. PJT Partners therefore made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the merger that would affect the acquisition values of the selected target companies and the Company.
After reviewing the above analyses, PJT Partners selected a TEV / LTM Adjusted EBITDA (post-SBC) multiple range of 7.0x to 10.0x and applied such range to the Company’s estimated EBITDA (post-SBC) for the twelve-month period ended June 30, 2024 included in the Standalone Case to calculate a range of implied prices per share of Company common stock based on the fully diluted shares of Company common stock outstanding calculated using the treasury stock method as of September 3, 2024 as well as the Company’s net debt, tax affected pension liabilities and finance lease liabilities as of June 30, 2024. The following summarizes the results of these calculations:

Implied prices per share of Company common stock
LTM Adjusted EBITDA (post-SBC)	$15.13 – $39.59

PJT Partners then compared these ranges of implied value per share of Company common stock to the merger consideration of $38.50 per share of Company common stock.
Discounted Cash Flow Analysis
In order to estimate the present value of a share of Company common stock, PJT Partners performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the estimated TEV of the Company using the discounted cash flow method, PJT Partners added (i) the Company’s estimated unlevered free cash flows for the period from June 30, 2024 through the fiscal year ending December 31, 2033 included in the Standalone Case, subject to the adjustments described below, to (ii) ranges of “terminal values” of the Company as of the Company’s fiscal year ending December 31, 2033, and discounted both such amounts to their present value as of June 30, 2024 using a range of selected discount rates. The adjustments to the unlevered free cash flows provided by the Company’s management as part of the Standalone Case consisted of (i) the exclusion of certain line items included in the unlevered free cash flows presented in the Standalone Case: adding back cash taxes (after giving effect to the application of the Company’s NOLs) and deducting capitalized interest and interest income and (ii) the incremental inclusion of certain additional line items: deducting stock-based compensation expense, unlevered cash taxes (not reflecting application of the Company’s NOLs, which were valued separately as described below) and cash taxes paid on behalf of employees for shares withheld.
The residual value of the Company at the end of the Company’s fiscal year ending December 31, 2033, or “terminal value”, was estimated by applying a perpetuity growth rate range of 1.25% to 1.75% selected by PJT Partners in its professional judgement to the Company’s normalized unlevered free cash flow as of the fiscal year ending December 31, 2033 included in the Standalone Case. The unlevered free cash flows and the terminal value were then discounted to present value as of June 30, 2024 using discount rates ranging from 7.75% to 8.75%, which were selected based on PJT Partners’ analysis of the weighted average cost of capital of the Company and its professional judgment.
PJT Partners then calculated a range of implied equity values per share of Company common stock by (i) subtracting the Company’s net debt as of June 30, 2024, which was estimated by the Company’s management to be $10.027 billion, (ii) subtracting the Company’s finance lease liabilities as of June 30, 2024, which were estimated by the Company’s management to be $209 million, and (iii) adding the net present value of the cash flow impact from the Company’s utilization of NOLs for the period from June 30, 2024 through the fiscal year ending December 31, 2033 included in the NOL forecasts (which were discounted to present value as of June 30, 2024 using discount rates ranging from 7.75% to 8.75% selected by PJT Partners in its professional judgment), from or to the estimated TEV derived using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Company common stock as of September 3, 2024. The following summarizes the results of these calculations:

Implied prices per share of Company common stock
Discounted cash flow analysis	$27.41 – $47.53

PJT Partners then compared these ranges of implied value per share of Company common stock to the merger consideration of $38.50 per share of Company common stock.
Other Information
PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:
•
publicly available Wall Street research analysts’ share price targets in the next 12 months for shares of Company common stock, which indicated a target share price range, excluding the low and high outliers, for shares of Company common stock of $29.00 to $39.00, as compared to the merger consideration of $38.50 per share of Company common stock; and

•
historical trading prices of shares of Company common stock during the 52-week period ended September 3, 2024, indicating low and high intraday trading prices of shares of Company common stock during such period of $13.67 to $29.83.

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above-described analyses as a comparison is directly comparable to the Company or the merger. The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations among the Company, Verizon and Merger Sub, rather than PJT Partners, and the decision to enter into the merger agreement was solely that of the Company, Verizon and Merger Sub.
PJT Partners prepared these analyses for purposes of providing its opinion to the Strategic Review Committee and the Board as to the fairness, from a financial point of view, as of the date of the written opinion of PJT Partners, to the holders of shares of Company common stock (other than any excluded shares and any appraisal shares), of the merger consideration to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Verizon, PJT Partners or any other person assumes responsibility if future results are materially different from those forecasted.
PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As a leading global M&A, capital raising, restructuring and liability management, and governance and shareholder practices advisor, PJT Partners undertakes significant client coverage efforts and has advised and/or discussed potential strategic transactions with a number of participants in the Company’s sector. The Strategic Review Committee selected PJT Partners to act as its financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with the merger and acquisitions generally and in the telecommunications industry specifically.
PJT Partners is acting as financial advisor to the Strategic Review Committee in connection with the merger. As compensation for its services in connection with such transactions, PJT Partners received $2.5 million that was payable upon execution of its engagement letter and $5.0 million that was payable upon the delivery of PJT Partners’ opinion to the Strategic Review Committee and the Board. Upon the closing of the merger, PJT Partners is entitled to receive $52.5 million. The Company has also agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may have provided, may be providing or may in the future provide, investment banking and other financial services to persons or entities that are or have been shareholders, creditors, stakeholders or counterparties of the Company or its affiliates, or to other parties whose interests may from time to time conflict with the interests of the Company (“Parties-in-Interest”), and may have received, or in the future may receive, compensation for the rendering of those services. In addition, from time to time, PJT Partners and its affiliates may act or may have acted as financial advisor to creditor groups, which may include one or more Parties-in-Interest in connection with potential corporate restructurings unrelated to the Company.
In the ordinary course of PJT Partners’ and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company, Verizon or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of PJT Partners’ opinion, PJT Partners and certain of its affiliates have advised Verizon in connection with a potential transaction that is unrelated to the Company or the merger, discussions with respect to which have since been terminated and for which PJT Partners did not receive any fees. Except with respect to the merger, PJT Partners has not advised, or received fees from, the Company during this period.
Opinion of Barclays Capital Inc. (page 4 and Annex C)
The Company engaged Barclays to act as its financial advisor with respect to a possible sale of the Company. On September 4, 2024, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Board and the Strategic Review Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the holders of Company common stock (other than holders of excluded shares or appraisal shares) in the merger was fair, from a financial point of view, to such stockholders.
The full text of Barclays’ written opinion, dated as of September 4, 2024, is attached as Annex C and is incorporated into this proxy statement by reference in its entirety. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Board and the Strategic Review Committee, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the holders of Company common stock (other than holders of excluded shares or appraisal shares) and does not constitute a recommendation to any Company stockholder as to how such Company stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between the Company and Verizon and were unanimously approved by the Board. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction or business strategy in which the Company may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be offered to the holders of Company common stock (other than holders of excluded shares or appraisal shares) in the merger. No limitations were imposed by the Board upon Barclays with respect to the investigations made or procedures followed by Barclays in rendering its opinion.
In arriving at its opinion, Barclays, among other things:
•	reviewed and analyzed a draft of the merger agreement, dated as of September 4, 2024, and the specific terms of the merger;
•
reviewed and analyzed publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2023, March 31, 2024 and June 30, 2024;

•
reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, which are referred to as the Standalone Case (as adjusted and defined and more fully described above in the section entitled “—Certain Financial Forecasts”);

•	reviewed and analyzed a trading history of shares of Company common stock from May 4, 2021 through September 3, 2024;
•	reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company;
•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;
•	had discussions with the Company’s management concerning its business, operations, assets, liabilities, financial condition and prospects; and
•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.
In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Standalone Case, upon the advice of the Company, Barclays assumed that the Standalone Case was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s future financial performance and that the Company would perform substantially in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, Barclays was not authorized by the Company to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 4, 2024. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after September 4, 2024.
Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood the Company had obtained such advice as it deemed necessary from qualified professionals.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Company common stock but rather made its determination as to fairness, from a financial point of view, of the merger consideration to be offered to the holders of Company common stock (other than holders of excluded shares or appraisal shares) in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Board and the Strategic Review Committee. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, Barclays or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to the Company or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of the Company, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.
Discounted Cash Flow Analysis
In order to estimate the present value of a share of Company common stock, Barclays performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the estimated enterprise value (“EV”) of the Company using the discounted cash flow method, Barclays added (i) the Company’s projected after-tax unlevered free cash flows for the period from July 1, 2024 through December 31, 2033 based, subject to the adjustments described below, on the Standalone Case, (ii) the “terminal value” of the Company as of December 31, 2033 and (iii) the estimated cash tax savings resulting from utilization of the Company’s NOLs, and then discounted such amount to its present value using a mid-year convention and a range of selected discount rates. The adjustments to the after-tax unlevered free cash flows provided by the Company management as part of the Standalone Case are described in footnote (3) of in the section entitled “—Certain Financial Forecasts”). The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates ranging from 0.75% to 1.25%, which were derived by Barclays utilizing its professional judgment and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2024 using discount rates ranging from 7.5% to 8.5%. The range of discount rates was selected based on an analysis of the weighted average cost of capital of the Company and of selected comparable companies. Barclays then calculated a range of implied prices per share of Company common stock by subtracting the Company’s estimated net indebtedness as of June 30, 2024 from the estimated EVs and dividing such amounts by the number of shares of Company common stock on a fully diluted basis as of August 30, 2024, based on information provided by the Company’s management and approved for Barclays’ use by the Company. The following summarizes the result of these calculations:

Discount Rates	Perpetuity Growth Rates	Implied Equity Value per Share of Company common stock
7.5% – 8.5%	0.75% – 1.25%	$26.88 – $46.18

Barclays noted that on the basis of the discounted cash flow analysis, the merger consideration of $38.50 per share of Company common stock was within the range of implied values per share calculated using management projections.
Selected Comparable Company Analysis
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Company common stock by reference to those companies, which could then be used to calculate implied ranges, Barclays reviewed and compared specific financial and operating data relating to the Company, with selected companies that Barclays, based on its experience in the telecommunication industry, deemed comparable to the Company.
Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its EV to its estimated 2024 and 2025 EBITDA. The EV of each company was obtained by adding its short term and long term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents based on market data as of September 3, 2024. The selected comparable companies set forth in the table below:

Selected Comparable Company
Charter Communications, Inc.
Cable One, Inc.
WideOpenWest, Inc.
Shenandoah Telecommunications Company

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of the Company. However, because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of multiples of 2024 estimated EV to EBITDA of 7.50x to 8.75x and a range of multiples of 2025 estimated EV to EBITDA of 7.25x to 8.50x and applied such ranges to the 2024 and 2025 Adjusted EBITDA (pre-SBC), respectively, from the Standalone Case, then deducted net indebtedness and the unfunded pension amount as of June 30, 2024 to calculate a range of implied equity values per share of Company common stock. The following summarizes the result of these calculations:

	Assumed Multiple Range	Implied Equity Value per Share of Company common stock
2024E EV / EBITDA	7.50x – 8.75x	$23.43-$34.41
2025E EV / EBITDA	7.25x – 8.50x	$25.29-$36.97

Barclays noted that on the basis of the selected comparable company analysis, the merger consideration of $38.50 per share of Company common stock was above the ranges of implied values per share calculated on a standalone basis.

Selected Precedent Transaction Analysis
Barclays reviewed and compared the purchase prices, financial multiples, and implied valuation metrics in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to certain operational or financial characteristics that Barclays deemed relevant. The selected precedent transactions were:

Year Announced	Transaction Value ($bn)	Acquiror	Target
2024	$4.3	Uniti Group Inc.	Windstream Holdings II, LLC
2023	$3.1	Searchlight Capital Partners, L.P. and British Columbia Investment Management Corporation	Consolidated Communications Holdings, Inc.
2021	$7.5	Apollo Global Management, Inc.	Brightspeed (assets of Lumen Technologies, Inc. in 20 U.S. states)
2021	$2.2	Cable One, Inc.	Hargray Acquisitions Holdings, LLC
2020	$3.0	Macquarie Infrastructure Partners	Cincinnati Bell Inc.
2019	$1.4	Searchlight Capital Partners, L.P. / WaveDivision Capital	Ziply (the Company’s operations in WA, OR, ID and MT)

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Based on its professional judgment and experience, Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, and taking into consideration the observed multiples for the selected precedent transactions, Barclays selected a range of multiples of EV to last twelve month EBITDA of 7.0x to 9.5x and applied such range to the last twelve month EBITDA of the Company, then deducted net indebtedness and the unfunded pension amount as of June 30, 2024 to calculate a range of implied equity values per share of Company common stock. The following table sets forth the results of such analysis:

Implied Equity Value per Share of Company common stock
$17.18 – $38.47

Barclays noted that on the basis of the selected precedent transaction analysis, the merger consideration of $38.50 per share of Company common stock was above the range of implied values per share calculated using management projections.
Other Factors
Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, Equity Research Price Target Analysis, the Historical Share Price Analysis and Transaction Premium Analysis described below.
Equity Research Price Targets Analysis
For informational purposes, Barclays reviewed publicly available price targets for shares of Company common stock prepared and published in 2024 by equity research analysts associated with various Wall Street firms with data current as of September 3, 2024. Barclays noted that the range of broker price targets was $29 to $39 per share, after excluding the highest and lowest outliers of $61 and $17 per share, respectively.

Historical Share Price Analysis
To illustrate the trend in the historical trading prices of shares of Company common stock, Barclays considered historical data with regard to the trading prices of shares of Company common stock for the 52-week period ending on September 3, 2024.
Barclays noted that during this period, the intraday high and low trading price of shares of Company common stock ranged from $13.67 to $29.83 per share.
Transaction Premium Analysis
In order to assess the premium offered to the stockholders of the Company in the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in all transactions with an all-cash purchase price greater than $200 million since January 1, 2008. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical share price: (i) one trading day prior to announcement and (ii) one month prior to announcement.
The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a range of 22% to 56% representing the 25th percentile and 75th percentile of 1-day unaffected price premiums for the reviewed transactions, to the closing price of Company common stock on each of February 2, 2024 and September 3, 2024 to calculate a range of implied prices per share of Company common stock.
Barclays noted that on the basis of the merger premium analysis, the merger consideration of $38.50 per share of Company common stock was within the range of implied values per share of $34.21 to $43.74 calculated using the closing price of Company common stock on September 3, 2024 and above the range of implied value per share of $29.41 to $37.61 calculated using the closing price of Company common stock on February 2, 2024.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Barclays because of Barclays’ familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.
Barclays is acting as financial advisor to the Company in connection with the merger. As compensation for its services in connection with the merger, the Company paid Barclays $5 million upon the delivery of Barclays’ opinion. The Company also paid Barclays $2.5 million upon the announcement of the merger. Additional compensation of $50 million will be payable on completion of the merger, against which the amounts paid for the opinion and the amounts paid upon the announcement of the merger will be credited, as set forth in the engagement letter between Barclays and the Company. In addition, the Company has agreed to reimburse Barclays, promptly upon request, for a portion of its reasonable and documented expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for the Company and Verizon in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the two years prior to the date of its opinion, Barclays has performed the following investment banking and financial services, for which Barclays received customary fees: (a) for the Company (excluding services in connection with the merger), (i) in March 2023, acted as joint bookrunner and initial purchaser in connection with the Company’s 8.625% First Lien Secured Notes due 2031, (ii) in July 2024 acted as joint lead arranger and joint bookrunner in connection with the Company’s 2024 refinancing term loans and (iii) acted as structuring agent and bookrunner in connection with various securitization offerings conducted by the Company or its affiliates and (b) for Verizon (i) in May 2023 and November 2023, acted as agent in connection with Verizon’s open market repurchase programs for certain of its notes, (ii) in February 2024, acted as joint book-running manager on Verizon’s €2.0bn EUR senior unsecured bond offering and acted as lead dealer-manager on the related tender offer, (iii) acted as structuring agent, joint bookrunner, co-manager and lender in connection with various securitization offerings and financing facilities conducted or entered into by Verizon or its affiliates and (iv) has been a counterparty to Verizon and an affiliate of Verizon in various derivative transactions. In addition, Barclays is currently a lender under the Company’s revolving credit facility, has been engaged by the Company in connection with the Fiber Build Joint Venture process and as administrative agent, committed note purchaser and related funding agent in connection with its variable funding notes facility and may in the future act in connection with potential securitization offerings that may be conducted by the Company or its affiliates, and in each case Barclays will receive customary fees in connection therewith. Barclays is also a lender under Verizon’s revolving credit facility and a dealer in its commercial paper program, and, in each case, Barclays will receive customary fees in connection therewith.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Verizon for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Certain Effects of the Merger
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL, with the Company as the surviving corporation in the merger. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Verizon.
At the effective time, each share of Company common stock that is issued and outstanding as of immediately prior to the effective time (other than excluded shares and appraisal shares) will be converted automatically into the right to receive an amount in cash equal to $38.50 per share, without interest and subject to any applicable withholding taxes. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares of Company common stock as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section below entitled “—Appraisal Rights”. Following the merger, all of the common stock of the surviving corporation will be beneficially owned by Verizon, and none of the current holders of Company common stock will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Verizon. As a result, the current holders of Company common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company following the merger. Following the merger, Verizon will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
Please see the section of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 81.
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 72 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 81.
Shares of Company common stock are currently registered under the Exchange Act and listed on NASDAQ under the trading symbol “FYBR”. Following the consummation of the merger, shares of Company common stock are expected to be delisted and will no longer be traded on NASDAQ or any other public market. In addition, the registration of Company common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock.

Effects on the Company if the Merger Is Not Consummated
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 98.
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Verizon a $320 million Company termination fee. Under certain other specified circumstances, Verizon will be required to pay the Company the Verizon termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 99.
Financing of the Merger
There is no financing condition to the merger. Verizon has represented in the merger agreement that it has the financial resources and capabilities to fully perform all of its obligations under the merger agreement and that, at the effective time, Verizon will have sufficient funds available to it to enable Merger Sub and the surviving corporation to pay the aggregate merger consideration and any other amounts required to be paid in connection with the consummation of the transactions (including all amounts payable in respect of Company RSUs and Company PSUs under the merger agreement) and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes.
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares on and from the date of the making of the demand through the effective time, (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with all other procedures for exercising appraisal rights under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of Company common stock continuously through the effective time; and you must comply with the other applicable requirements of Section 262.
A Company stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, Texas 75201
Attention: Anne C. Meyer
Senior Vice President, Associate General Counsel and Corporate Secretary
A record holder who holds shares of Company common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company common stock covered by such demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner.
Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to each of (i) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (ii) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Company common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, persons who desire to have their shares of Company common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of holders of such shares. Such statement must be given within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company common stock and who hold shares represented by certificates to submit their certificates of shares of Company common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Company common stock as determined by the Delaware Court, and (ii) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the shares of Company common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the merger consideration was fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.
In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Company common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders of record at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and to recommend that Company stockholders approve the merger agreement proposal.
The Company’s non-employee directors for purposes of the discussion below are Kevin L. Beebe, Lisa V. Chang, Pamela L. Coe, Stephen C. Pusey, Margaret M. Smyth, Maryann Turcke, Prat Vemana and Woody Young.
The Company’s executive officers for purposes of the discussion below are Nick Jeffery (President & Chief Executive Officer), John G. Stratton (Executive Chairman), Scott Beasley (Executive Vice President, Chief Financial Officer), Veronica Bloodworth (Executive Vice President, Chief Network Officer), Vishal Dixit (Executive Vice President, Strategy & Wholesale), John Harrobin (Executive Vice President, Consumer), Mark D. Nielsen (Executive Vice President, Chief Legal and Regulatory Officer), Charlon McIntosh (Executive Vice President, Chief Customer Operations Officer), Melissa Pint (Executive Vice President, Chief Digital Information Officer), Alan Gardner (Executive Vice President, Chief People Officer), Erin Kurtz (Executive Vice President, Chief Communications Officer), Ettienne Brandt (Executive Vice President, Commercial) and William McGloin (Chief Accounting Officer & Controller).
Treatment of Company Equity Awards
For information regarding beneficial ownership of shares of Company common stock by each of the Company’s current directors and executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners, Management and Directors”, beginning on page 102. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share merger consideration in cash in the same manner as other Company stockholders.
As described further in the section entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 81, at the effective time, other than as set forth below, each outstanding (i) Company RSU and (ii) Company PSU will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration.
With respect to Company RSUs and Company PSUs granted following the date of the merger agreement and prior to the effective time, a number of the unvested shares underlying each such award shall be multiplied by a fraction (i) the numerator of which is the number of days passed between the beginning of the applicable vesting or performance period and the effective time and (ii) the denominator of which is the total number of days in the performance period or across all vesting periods, less any completed vesting periods, and such portion of the Company PSU or Company RSU will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration. The portion of each the Company RSUs and Company PSUs that does not vest as set forth in the preceding sentence will be canceled and automatically converted into a number of unvested Verizon RSUs equal to the number of such Company RSUs and Company PSUs multiplied by an exchange ratio equal to the merger consideration divided by the five day volume weighted average price of Verizon common stock ending with the second complete trading day immediately prior to the closing date. Such conversion of Company PSUs shall be based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time.
The Verizon RSUs will be subject to the same terms and conditions as applied to the Company RSUs and Company PSUs (including time-based vesting conditions but excluding performance-based vesting conditions) prior to the effective time.
With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than five business days following the effective time).
As of September 20, 2024 (the latest practicable date to determine such amounts before the filing of this proxy statement), and assuming that (i) all Company RSUs and Company PSUs are valued based on the merger consideration of $38.50 per share (in the case of Company PSUs, based on attainment of all applicable performance goals at target level of performance), (ii) the merger closes on October 1, 2024, which is the assumed closing date only for purposes of this compensation-related disclosure and (iii) the directors and executives do not receive any Company equity awards or forfeit any Company equity awards prior to October 1, 2024, the estimated value of the equity awards held by each executive officer and director are as follows.

Name	Company RSUs	Company PSUs
	($)	($)
Executive Officers
Nick Jeffery	13,067,016	36,847,696
John Stratton	3,306,149	6,612,298
Scott Beasley	2,813,195	6,896,698
Veronica Bloodworth	2,372,370	6,015,086
Vishal Dixit	1,388,541	5,465,730
John Harrobin	1,542,041	3,909,791
Mark D. Nielsen	1,520,096	3,595,939
Charlon McIntosh	1,229,459	2,671,246
Melissa Pint	1,067,605	2,706,820
Alan Gardner	781,781	1,849,348
Erin Kurtz	781,781	1,849,348
Ettienne Brandt	1,156,348	2,692,113
William McGloin	348,579	223,570

Name	Company RSUs	Vested Deferred Company RSUs
	($)	($)
Non-Employee Directors
Kevin L. Beebe	254,216	—
Lisa V. Chang	239,432	—
Pamela L. Coe	261,608	385,886
Stephen C. Pusey	258,643	641,410

Name	Company RSUs	Vested Deferred Company RSUs
	($)	($)
Margaret M. Smyth	258,643	653,153
Maryann Turcke	254,216	634,865
Prat Vemana	243,859	—
Woody Young	258,643	—

Severance Entitlements
The Company has entered into employment agreements (collectively, the “Employment Agreements”, and each an “Employment Agreement”) with Nick Jeffery, Scott Beasley, John Harrobin, Veronica Bloodworth, Mark D. Nielsen, Ettienne Brandt, Vishal Dixit, Alan Gardner, Erin Kurtz, Charlon McIntosh, Melissa Pint and John Stratton. The Employment Agreements provide, among other things, for certain severance payments in the event of a qualifying termination in connection with a change in control such as the merger.
If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, in each case, within six months prior to, or two years following, a change in control, and provided that the executive executes and does not revoke a release of claims and complies with applicable restrictive covenants, then the executive will be entitled to the following severance payments and benefits: (i) a single lump sum payment equal to two times for Messrs. Jeffery and Stratton, or 1.5 times for Messrs. Beasley, Harrobin, Nielsen, Brandt, Dixit and Gardner, and Mses. Bloodworth, McIntosh, Kurtz and Pint the sum of his or her (A) base salary plus (B) target annual bonus for the year of termination; (ii) an amount equal to a prorated current bonus; (iii) continued Company-sponsored health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 18 months for Messrs. Jeffery and Stratton, or 12 months for Messrs. Beasley, Harrobin, Nielsen, Brandt, Dixit and Gardner, and Mses. Bloodworth, McIntosh, Kurtz and Pint provided that the executive pays the employee portion of the monthly COBRA costs (the “COBRA Benefits”); and (iv) accelerated vesting of all outstanding equity awards granted prior to such change-in-control for Messrs. Jeffery, Stratton, Beasley, Gardner, Harrobin and Nielsen and Ms. Bloodworth.
Mr. McGloin is eligible to receive severance benefits under the Company’s Severance Plan Guidelines for Non-Represented Active Regular Full-time and Part-time Frontier Employees (the “Severance Guidelines”). Under the Severance Guidelines, if Mr. McGloin’s employment is terminated by the Company without “cause” within two years following a change in control, and provided that he executes and does not revoke a release of claims and complies with applicable restrictive covenants, then he will be entitled to (i) payment equal to the sum of his annual base salary and target bonus and (ii) continued Company-sponsored health insurance coverage under COBRA for 12 months, provided that he pays the employee portion of the monthly COBRA costs.
In the event that any payment or benefit payable to each of the executives constitutes a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments and benefits will be (i) paid in full or (ii) reduced to the greatest amount that does not trigger the excise tax pursuant to Section 4999 of the Code, whichever results in the greater after-tax amount for the executive (a “280G best-net cutback”).
Section 280G Mitigation Actions
The Company is permitted to take certain actions before the effective time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each, as defined in Section 280G of the Code), including accelerating the vesting or payment of a portion of each executive’s compensation that would be paid in a future year or at the effective time. As of the date of this proxy statement, the Company has not yet approved any specific actions to mitigate the expected impact of Section 280G of the Code on the Company and any disqualified individuals. No tax or other gross-ups have been provided to any executive, whether related to Section 280G of the Code or otherwise.
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, each current or former director or officer of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 95.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are payable in connection with or otherwise relate to the merger. The Company stockholders are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Verizon. Accordingly, if the merger agreement proposal is approved by the Company stockholders and the merger is consummated, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger is consummated on October 1, 2024, (ii) the per share merger consideration of $38.50, (iii) the named executive officers’ salary as in effect as of the date of this proxy statement, (iv) the number of unvested Company RSUs and Company PSUs held by the named executive officers as of September 20, 2024, the latest practicable date to determine such amounts before the filing of this proxy statement and assuming no additional grants or forfeitures of Company RSUs and Company PSUs will be made prior to October 1, 2024 and (v) an assumption that each named executive officer experiences a qualifying termination of employment immediately following the consummation of the merger under circumstances that entitle such named executive officer to receive change-in-control severance payments as described above under the section entitled “—Severance Entitlements”. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Potential Payments to Named Executive Officers

Name	Severance ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Nick Jeffery	9,751,781	49,914,711	29,540	59,696,032
Scott Beasley	2,813,014	9,709,893	19,607	12,542,513
John Harrobin	2,437,945	5,451,831	19,693	7,909,470
Veronica Bloodworth	2,681,740	8,387,456	18,220	11,087,416
Mark D. Nielsen	2,625,502	5,116,034	—	7,741,536

(1)
The amounts shown in this column represent the estimated value of the cash severance each named executive officer is eligible to receive upon a termination without cause or a resignation for good reason in connection with a change in control, pursuant to the terms of the Employment Agreements, and consists of (i) two times for Mr. Jeffery or 1.5 times for Messrs. Beasley, Harrobin and Nielsen and Ms. Bloodworth, the sum of his or her (A) base salary plus (B) target annual bonus for the year of termination and (ii) an amount equal to the prorated current bonus (as described in the section entitled “—Severance Entitlements”), which are “double-trigger” as such payments will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination.

(2)
The amounts shown in this column represent the estimated aggregate value of each named executive officer’s unvested Company RSUs and Company PSUs. Treatment of outstanding Company RSUs and Company PSUs held by the named executive officers are described above in the section entitled “—Treatment of Company Equity Awards”. The table below sets forth the estimated awards payable to each named executive officer in connection with the consummation of the merger and any termination without cause or a resignation for good reason in connection with a change in control, pursuant to the terms of the Employment Agreement and award agreements by award type. Each named executive officer’s unvested Company RSUs and Company PSUs are “single-trigger”, as such payments will be payable solely as a result of the occurrence of the effective time.

(3)
The amounts shown in this column represent an estimate aggregate value of COBRA Benefits payable under each Employment Agreement, as described more fully in the section entitled “—Severance Entitlements”. The COBRA Benefits are “double-trigger”, as such payments will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination. The severance payments and benefits described above are generally subject to the applicable executive’s compliance with restrictive covenants in favor of the Company, which include restrictions on competing with the Company and soliciting employees for one year post-termination.

	Equity ($)
Name	Company RSUs	Company PSUs	Total
Nick Jeffery	13,067,016	36,847,696	49,914,711
Scott Beasley	2,813,195	6,896,698	9,709,893
John Harrobin	1,542,041	3,909,791	5,451,831
Veronica Bloodworth	2,372,370	6,015,086	8,387,456
Mark D. Nielsen	1,520,096	3,595,939	5,116,034

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes certain material U.S. federal income tax consequences to holders with respect to the disposition of Company common stock pursuant to the merger. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The Internal Revenue Service (“IRS”) may not agree with the tax consequences described in this discussion.
This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, including, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, regulated investment companies and real estate investment trusts, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or non-U.S. currencies, traders in securities who elect to use the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their shares of Company common stock through vesting of units or otherwise as compensation, holders subject to the alternative minimum tax, holders who exercise their appraisal rights in connection with the merger, holders who hold their shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code), holders who own (directly, indirectly or constructively) an equity interest in Verizon following the merger and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company common stock (by vote or value). In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.
All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock, that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” means a beneficial owner of Company common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
U.S. Holders
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of Company common stock converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its adjusted tax basis, holding period and gain or loss separately with respect to each block of Company common stock.
Non-U.S. Holders
Subject to the discussion of information reporting and backup withholding below, any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a corporation, the holder may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the disposition of the Company common stock pursuant to the merger (other than gain effectively connected with a U.S. trade or business), which may be offset by certain U.S. source capital losses; or

•	the Company common stock constitutes a “United States real property interest” (“USRPI”) for U.S. federal income tax purposes under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).
If the Company common stock constitutes a USRPI under FIRPTA, a non-U.S. holder will be subject to U.S. federal income tax on any gain recognized on the receipt of cash in exchange for their shares of Company common stock in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder. The Company common stock will constitute a USRPI if we have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (x) the five-year period ending on the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares of Company common stock. We have not determined whether we are, or have been at any time during the five-year period preceding the merger, a USRPHC. The determination of USRPHC status depends on the fair market value of our USRPIs relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event that we are, or have been, a USRPHC, a non-U.S. holder’s shares of the Company common stock nevertheless will not constitute a USRPI if the shares of the Company common stock are “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury Regulations) at the effective time and the non-U.S. holder owned (directly, indirectly or constructively) 5% or less of the Company common stock at all times during the shorter of (x) the five-year period ending on the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares. Our common stock is currently listed on NASDAQ and we believe that, for as long as our common stock continues to be so listed, our common stock will be treated as “regularly traded on an established securities market”.
Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming tax treaty benefits or otherwise establishing an exemption from U.S. tax with respect to any portion of the cash consideration payable to them pursuant to the merger.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. holders and non-U.S. holders in connection with the merger.
Backup withholding of tax (currently at a rate of 24%) generally will apply to the proceeds received by a U.S. holder pursuant to the merger, unless the U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
A non-U.S. holder may be subject to backup withholding of tax (currently at a rate of 24%), unless the non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such non-U.S. holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.
Backup withholding is not an additional tax. The amount of any backup withholding on a payment to a U.S. holder or a non-U.S. holder generally will be allowed as a credit against such U.S. holder’s or non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such U.S. holder or non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ALTERNATIVE MINIMUM TAX AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.
Regulatory Approvals in Connection with the Merger
The parties to the merger agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, among other things, (i) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority necessary to consummate the transactions and (ii) defend or contest in good faith any action or judgment that would otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions, in each case, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts”. The Company and Verizon currently believe that the necessary regulatory approvals can be obtained by the first quarter of 2026; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
HSR Act Clearance
Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the merger from being consummated until (i) certain information and materials are furnished to the DOJ and the FTC and (ii) the applicable waiting period under the HSR Act has expired or been terminated. Both the Company and Verizon expect to file their respective Notification and Report Forms with the FTC and the Antitrust Division of the DOJ by December 31, 2024.
At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.
FCC Approval
Consummation of the merger is also subject to the consents, approvals, or other authorizations from FCC (the “FCC approval”). Both the Company and Verizon must file any notification or application required to obtain FCC approval with respect to the merger as promptly as practicable but in any event by October 19, 2024. Both the Company and Verizon expect to file applications with the FCC as promptly as practicable to transfer control of the Company’s authorizations and licenses pursuant to sections 214 and 310 of the Communications Act of 1934.
Other Communications Regulatory Approvals
Consummation of the merger is also subject to receipt of certain additional consents, approvals or other clearances (unless excluded by waiver mutually agreed between the parties, if permissible under applicable law) in connection with (i) public utility commissions in the states of Arizona, California, Connecticut, Illinois, Nebraska, Nevada, New York, Minnesota, Mississippi, Pennsylvania, South Carolina, Texas, Utah and West Virginia and (ii) certain approvals required by the franchise granted by the California Public Utilities Commission authorizing the construction, upgrade, maintenance or operation of any part of the cable systems of the Company and its subsidiaries. Applicable filings and notices with the applicable state regulatory agencies are expected to be submitted as promptly as reasonably practicable.
Additional Approvals
The Company and Verizon intend to make all required filings under the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.
Delisting and Deregistration of the Common Stock
If the merger is consummated, Verizon and the Company will use their respective reasonable best efforts to cause the Company common stock to be delisted from NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the effective time.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is or may be important to you, and is qualified in its entirety by reference to the full merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We strongly recommend that you read the merger agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and such documents and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Verizon, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2023 and on or prior to September 3, 2024;
•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	are subject to knowledge qualifiers contained in the merger agreement, which qualifiers are tied to the actual knowledge, as of September 4, 2024, of certain persons;
•	were made only as of September 4, 2024 or such other date as is specified in the merger agreement; and
•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Verizon and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Verizon, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after September 4, 2024, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the full merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.
Effects of the Merger
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a wholly owned subsidiary of Verizon, will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will be the surviving corporation in the merger.
Closing and Effective Time of the Merger
Unless Verizon and the Company agree in writing otherwise, the closing of the merger will take place at 10:00 a.m. (New York City time) on the third business day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing).
The merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to in writing by the parties prior to the filing of such certificate of merger and specified therein.
At the effective time, by virtue of the merger, the certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be amended and restated to read in its entirety as set forth on Exhibit A to the merger agreement, and as so amended and restated will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with applicable law and the certificate of incorporation and bylaws of the surviving corporation (and subject to compliance with the requirements of the merger agreement described under the section entitled “—Indemnification and Insurance” below). At the effective time, by virtue of the merger, the bylaws of Merger Sub, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation, except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name, until thereafter amended in accordance with applicable law and the certificate of incorporation and bylaws of the surviving corporation (and subject to compliance with the requirements of the merger agreement described under the section entitled “—Indemnification and Insurance” below). The Company and Verizon currently expect to consummate the merger by the first quarter of 2026, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the merger described under the section entitled “—Conditions of the Merger” below. For additional information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 78.
Directors and Officers of the Surviving Corporation
By virtue of the merger, the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation immediately following the effective time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.
By virtue of the merger, the officers of the Company immediately prior to the effective time will be the officers of the surviving corporation until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.
Consideration To Be Received in the Merger
The merger agreement provides that, at the effective time, each share of Company common stock that is issued and outstanding as of immediately prior to the effective time (other than excluded shares and appraisal shares) will be converted automatically into, and will thereafter represent only, the right to receive an amount in cash equal to $38.50 per share, without interest and subject to any applicable withholding taxes. As of the effective time, each holder of Company common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration to be paid in consideration therefor.
If, between September 4, 2024 and the effective time, any change in the outstanding shares of Company common stock, or securities exchangeable into or exercisable for shares of Company common stock, occurs as a result of any stock split, reverse share split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to reflect such event.
Excluded Shares
All shares of Company common stock that are owned by the Company immediately prior to the effective time or then held by Verizon or Merger Sub will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.
Treatment of Company Equity Awards
At the effective time, other than as set forth below, each outstanding (i) Company RSU and (ii) Company PSU will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company common stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time) multiplied by the merger consideration.
At the effective time, a portion of the outstanding Company RSUs and Company PSUs granted following September 4, 2024 (determined by proration of any such grant based on the time remaining between the effective time and the end of the relevant vesting period) will be canceled and, in consideration of such cancelation, will be automatically converted into a number of unvested Verizon RSUs equal to the number of such Company RSUs and Company PSUs multiplied by an exchange ratio equal to the merger consideration divided by the five day volume weighted average price of Verizon common stock ending with the second complete trading day immediately prior to the closing date. Such conversion of Company PSUs shall be based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the effective time.
The Verizon RSUs will be subject to the same terms and conditions as applied to the Company RSUs and Company PSUs (including time-based vesting conditions but excluding performance-based vesting conditions) prior to the effective time.
With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than five business days following the effective time).
Payment for Stock
Verizon will designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration in accordance with the merger agreement. At or prior to the effective time, Verizon will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (other than payments with respect to equity awards described above under the section entitled “—Treatment of Company Equity Awards”).
As promptly as practicable after the effective time (but in no event more than three business days thereafter), Verizon and the surviving corporation will cause the paying agent to mail to each person who was, at the effective time, a holder of a share certificate or book-entry shares not held, directly or indirectly, through DTC (other than excluded shares and appraisal shares) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such share certificate or book-entry shares to the paying agent in exchange for payment of the merger consideration as provided in the merger agreement.
Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the paying agent) and either (i) surrender to the paying agent of share certificates (or affidavits of loss in lieu thereof in accordance with the merger agreement) and/or (ii) transfer of book-entry shares not held through DTC, by book receipt of an “agent’s message” in customary form by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request), in each case as contemplated in the merger agreement, the holder of such share certificates or book-entry shares will be entitled to receive, in exchange therefor, the merger consideration for each share of Company common stock formerly represented by such share certificates or book-entry shares, subject to any applicable withholding taxes, and the share certificates or book-entry shares so surrendered will forthwith be canceled.
With respect to book-entry shares held, directly or indirectly, through DTC, Verizon and the Company will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and other procedures as agreed by Verizon, the Company, the paying agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate merger consideration to which the beneficial owners thereof are entitled to receive as a result of the merger.
HOLDERS OF SHARE CERTIFICATES OR BOOK-ENTRY SHARES NOT HELD, DIRECTLY OR INDIRECTLY, THROUGH DTC, SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Transfer Books; No Further Ownership Rights
At the effective time, the transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the surviving corporation of the shares of Company common stock that were outstanding immediately prior to the effective time. From and after the effective time, the holders of the shares of Company common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, at any time after the effective time, share certificates or book-entry shares are presented to the surviving corporation, for any reason, they will be canceled and exchanged as provided in the merger agreement.
Lost, Stolen or Destroyed Certificates
If any share certificate has been lost, stolen or destroyed, the holder such share certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond, in such reasonable amount as Verizon may direct, as indemnity against any claim that may be made against it with respect to such share certificate, upon which the paying agent will pay, in exchange for such lost, stolen or destroyed share certificate, the applicable aggregate merger consideration, subject to any applicable withholding taxes.
Termination of Exchange Fund
At any time following the first anniversary of the closing date, the surviving corporation will be entitled to require the paying agent to deliver to it or its designee any portion of the exchange fund (including any interest received with respect thereto) which has not been disbursed to holders of share certificates or book-entry shares, and thereafter such holders who have not theretofore complied with the requirements described in the section entitled “—Payment for Stock” will be entitled to look only to Verizon and the surviving corporation, as applicable, for, and Verizon and the surviving corporation will remain liable for, payment of their claims for the merger consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Verizon or its designee, free and clear of all claims or interest of any person previously entitled thereto. Any portion of the merger consideration deposited with the paying agent for disbursement to holders of share certificates or book-entry shares for which appraisal rights have been perfected shall be returned to the surviving corporation or Verizon upon demand.
No Liability
Notwithstanding any provision of the merger agreement to the contrary, none of the Company, Verizon or Merger Sub, the surviving corporation or the paying agent will be liable to any person for merger consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.
Appraisal Rights
Shares of Company common stock that are outstanding immediately prior to the effective time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 will not be converted into the right to receive the merger consideration as provided in the merger agreement, but instead will be canceled and will represent the right to receive only those rights provided under Section 262. For additional information, please see “The Merger—Appraisal Rights”. Prior to the effective time, the Company will not, without the prior written consent of Verizon, make any payment with respect to, or settle or compromise, any demands for appraisal of any shares of Company common stock, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands, or offer, propose or otherwise agree to do any of the foregoing. Verizon will not, without the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.
Representations and Warranties
The merger agreement contains representations and warranties that the Company, on the one hand, and Verizon and Merger Sub, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or Material Adverse Effect standards and with respect to the disclosures made by the Company, by

(i) certain exceptions and qualifications set forth in the merger agreement, (ii) confidential disclosures made by the Company to Verizon and Merger Sub and (iii) certain sections of documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2023 and on or prior to September 3, 2024.
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
For purposes of the merger agreement, a “Material Adverse Effect” with respect to the Company and its subsidiaries means any state of facts, condition, development, effect, change, event or occurrence that, individually or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, and no state of facts, condition, development, effect, change, event or occurrence arising out of, or resulting from, the following, will constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any state of facts, conditions, effect, development, change, event or occurrence (i) generally affecting the industry in which the Company and its subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (ii) arising out of, resulting from or attributable to (1) changes in applicable law or in GAAP or in accounting standards or changes in the general legal, regulatory, political or social conditions, in each case arising after September 4, 2024, (2) the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement (the “transactions”) (other than for purposes of certain representations as set forth in the merger agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its subsidiaries that is required by the merger agreement or that is taken with Verizon’s written consent or at Verizon’s written request, or the failure to take any action by the Company or its subsidiaries if that action is prohibited by the merger agreement (provided that this clause (5) will not apply to any action omitted to be taken pursuant to the Company’s obligations described under the section entitled “—Covenants Regarding Conduct of Business by the Company Pending the Effective Time” unless the Company has requested to take an action that is prohibited thereby and Verizon has unreasonably withheld, delayed or conditioned its written consent to such action), (6) the identity of Verizon or Merger Sub, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any change or prospective change in the Company’s credit ratings, (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) will not prevent or otherwise affect the inclusion of the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) or (ii)) in any determination as to whether there has been or would reasonably be expected to be a Material Adverse Effect) or (10) any epidemic, pandemic or other health disease outbreak; provided further, however, that any effect, change, event or occurrence referred to in clause (i) or clauses (ii)(1), (3), (4) or (10) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such state of facts, condition, development, effect, change, event or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
A Material Adverse Effect with respect to Verizon and Merger Sub means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Verizon or Merger Sub of any of the transactions on a timely basis or (ii) the compliance by Verizon or Merger Sub with its obligations under the merger agreement.
The representations and warranties made by the Company relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to the Company and its subsidiaries;
•	capitalization of the Company and its subsidiaries;

•	authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and the binding nature of the merger agreement;
•
the absence of any conflict with or violation of the Company’s or its subsidiaries’ organizational documents or applicable laws resulting from the execution of the merger agreement and consummation of the merger;

•	governmental approvals;
•	compliance with SEC filing requirements;
•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;
•	no undisclosed liabilities;
•	existence of internal controls and disclosure controls and procedures;
•	the absence of certain actions or circumstances, and absence of any material adverse effect, in each case, since June 30, 2024;
•	the absence of certain legal proceedings;
•	compliance with applicable laws and holding of required permits;
•	certain tax matters;
•	certain employee benefits matters;
•	certain labor matters;
•	certain environmental matters;
•	intellectual property;
•	certain data privacy laws and technology and information security matters;
•	matters relating to the Company’s owned real property and leased real property;
•	material contracts;
•	insurance coverage;
•	certain communications laws and other matters related to licenses issued by the FCC, applicable state public utility commissions and local franchise authorities;
•	absence of rights agreements and inapplicability of anti-takeover laws;
•
receipt of opinions from the financial advisors to the Company and the Strategic Review Committee, as applicable, regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Company common stock;

•	brokers and other advisors;
•	absence of affiliate transactions; and
•	compliance with certain build commitments to applicable governmental authorities.
The representations and warranties made by Verizon and Merger Sub relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct their respective businesses;
•
the absence of any conflict with or violation of Verizon or Merger Sub’s organizational documents or applicable laws resulting from the execution of the merger agreement and consummation of the merger;

•	authority to enter into the merger agreement and to consummate the transactions;
•	governmental approvals;
•	ownership and operations of Merger Sub;

•	the availability of sufficient funds to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions;
•	the absence of certain arrangements with Company management or the Board;
•	brokers and other advisors;
•	the accuracy of information supplied for inclusion in this proxy statement;
•	the absence of certain legal proceedings; and
•	non-ownership of Company common stock.
Covenants Regarding Conduct of Business by the Company Pending the Effective Time
Under the merger agreement, in general, subject to certain exceptions and unless Verizon otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company has agreed to, and to cause each of its subsidiaries to, (x) use reasonable best efforts to carry on its business in all material respects in the ordinary course and (y) use commercially reasonable efforts to (i) preserve substantially intact the goodwill, current business organizations and material assets, properties and contracts of the Company and its subsidiaries, (ii) keep available the services of its current officers and key employees and (iii) preserve substantially intact the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, governmental authorities and other persons with whom, in each case, the Company or any of its subsidiaries has material business relations.
The Company has also agreed under the merger agreement, subject to certain exceptions (including as required by applicable law, judgment or a government authority, as expressly required or permitted by the merger agreement or as set forth in the confidential disclosure schedules to the merger agreement) and unless Verizon otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), to certain restrictions on its activities during the period from September 4, 2024 to the effective time or earlier termination of the merger agreement. These restrictions on the Company’s activities are summarized below. In general, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without Verizon’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) to:
•
other than transactions solely between and among the Company and its wholly owned subsidiaries, directly or indirectly issue, sell, distribute, assign, transfer, grant or dispose of any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests), with certain specified exceptions;

•
other than transactions solely between and among the Company and its wholly owned subsidiaries, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests) (other than pursuant to the forfeiture of, withholding of taxes with respect to or the net settlement of equity-based awards);

•
other than transactions solely between and among the Company and its wholly owned subsidiaries, establish a record date for, authorize, declare, make, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

•
split, combine, subdivide, recapitalize, reclassify or effect any similar change in capitalization of any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary following such transaction;

•
incur, assume, endorse or otherwise become liable for, or make any modifications that (x) are adverse to the Company and its subsidiaries in any material respect or (y) create or affect any rights or obligations that arise in connection with or are otherwise implicated by the transactions, to the terms of, any indebtedness or obligations for borrowed money (including notes, bonds, debentures, letters of credit, bank guarantees, performance bonds and other similar contractual obligations), issue, sell, redeem, purchase or otherwise acquire any debt securities, bonds, debentures, notes, warrants, rights to acquire any debt securities of the

Company or any of its wholly owned subsidiaries, guarantee any such indebtedness or debt securities of another person or enter into any “keep well” or other agreement to maintain or cause to be maintained any financial statement condition of another person, except for (i) intercompany indebtedness solely among the Company and its subsidiaries in the ordinary course of business, (ii) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, credit card lines, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business, (iii) indebtedness incurred under the Company’s existing revolving credit facility (including in respect of letters of credit thereunder), or (iv) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in connection with any current or prospective broadband grant applications or programs in an aggregate principal amount (when taken together with any such letters of credit issued under clauses (ii) and (iii)) not to exceed $500 million;
•
enter into any swap or hedging transaction or other derivative agreements, except for any such transaction or agreement entered into in the ordinary course of business or for such transactions entered into pursuant to the Company’s existing revolving credit facility;

•
make any loans, capital contributions or advances (other than accounts receivable in the ordinary course of business consistent with past practice) to any person other than solely among and between the wholly owned subsidiaries of the Company;

•
sell, dispose, assign, transfer or lease to any person, in a single transaction or series of related transactions, any of its properties or assets (other than intellectual property), except (i) transfers, sales or leases solely between and among the Company and its wholly owned subsidiaries, (ii) ordinary course dispositions of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its subsidiaries, (iii) sales, leases, subleases and licenses of the Company’s or its subsidiaries’ real property in the ordinary course of business, and expirations of real property leases, subleases, licenses or other agreements in accordance with their terms and (iv) any sales or leases of properties or assets for consideration not to exceed $5 million individually (or in the case of sales or leases of any real property, $15 million individually) or $50 million in the aggregate;

•
transfer, assign, convey, sell, lease, license, subject to any lien (other than liens permitted under the merger agreement), cancel, abandon, allow to lapse, or expire, or otherwise dispose of any material intellectual property of the Company, except, in each case, intellectual property that, in the Company’s reasonable discretion, should be abandoned or allowed to lapse or expire as part of the Company’s ordinary course management of its intellectual property portfolio consistent with past practice;

•	knowingly or purposely fail to continue to maintain the secrecy, confidentiality and value of any material trade secrets included in the intellectual property of the Company;
•
grant any lien (other than liens permitted under the merger agreement) on any of its material assets other than to secure indebtedness and other obligations permitted under the merger agreement or solely to the Company or to a wholly owned subsidiary of the Company;

•
make any capital expenditures, or commitments in respect thereof, that are, in the aggregate and on an annualized basis for the preceding 12 months at any time, more than 110% of the capital expenditures budgeted for in the Company’s plan set forth in the confidential disclosure schedules to the merger agreement;

•
acquire (in each case, including by merger, sale of stock, sale of assets or otherwise) the capital stock or a material portion of the assets of, or invest in, any other person, any properties, assets, securities or business, or division thereof, if the aggregate amount of consideration paid by the Company and its subsidiaries in connection with such single transaction would exceed $25 million or all such transactions would exceed $50 million in the aggregate;

•
except as required pursuant to the terms of any Company benefit plan or compensation arrangement, collective bargaining agreement or similar written agreement, in each case, in effect on September 4, 2024, or adopted, established, entered into or amended after September 4, 2024 not in violation of the merger agreement or applicable law, (i) grant to any director, executive officer or employee any increase in cash compensation, (ii) grant to any director, executive officer or employee any increase in severance, retention or termination pay, (iii) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material Company benefit plan or compensation arrangement, (iv) take any action to accelerate any rights or benefits under any material Company benefit plan or compensation arrangement, (v) grant any equity-based awards, (vi) undertake any reduction in force which would result in any obligation under the Workers Adjustment and Retraining Notification Act of 1998, (vii) terminate the employment of any member of the Company’s executive committee (other than “for cause” as reasonably determined by the Company in the ordinary course of business) or (viii) hire any new employee with annual base salary in excess of $250,000; provided, however, that, subject to such limitations set forth in the confidential disclosure schedules to the merger agreement, the foregoing shall not restrict the Company or any of its subsidiaries from providing employees with annual base salaries less than $250,000 who are newly hired or promoted, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including equity-based and cash-based incentive grants) that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired or promoted employees in similar positions at the Company and its subsidiaries;
•
make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except insofar as may be required by GAAP (or any interpretation thereof), any applicable law, including Regulation S-X under the Securities Act, or any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•
make, change or revoke any material tax election (other than any such election in the ordinary course of business with respect to bonus depreciation for 5, 7, 10, 15 or 20 year property), amend any material tax return, enter into any material closing agreement, consent to an extension or waiver of the limitation period applicable to any tax claim or assessment if the tax liability of the Company or any of its subsidiaries with respect to such tax claim or assessment exceeds $10 million (other than an ordinary course extension of time to file tax returns), file any claims for material tax refunds, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability, adopt or change any tax accounting method or change any annual tax accounting period;

•	amend the Company’s certificate of incorporation and bylaws, as amended, or amend in any material respect the comparable organizational documents of any subsidiary of the Company;
•
settle, release, waive or compromise any legal, regulatory or administrative action against the Company or any of its subsidiaries, other than settlements, release, waiver or compromise of any legal, regulatory or administrative action (i) with any governmental authority involving an admission of wrongdoing where such legal, regulatory or administrative action (and the related settlement, release, waiver or compromise) (I) is a matter that is administrative in nature initiated by a state or local government that relates to the usual course of operations of the infrastructure network of the Company or its subsidiaries (and, for the avoidance of doubt, does not involve consumer matters that could reasonably be expected to result in third party actions) and (II) requires payment by the Company in an amount not in excess of $250,000 individually or $10 million in the aggregate, (ii) involving a billing dispute with any telecommunications service provider if the amount of such settlement is individually or in the aggregate not material relative to the value of the existing commercial arrangements or relationship between the Company and its subsidiaries, on one hand, and such telecommunications service provider and its affiliates, on the other hand, (iii) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of June 30, 2024 included in certain documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2023 and on or prior to September 3, 2024 for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements) or (iv) for an amount not in excess of $1 million individually or $15 million in the aggregate; provided that, in the case of each of clauses (i) through (iv), no settlement of any pending or threatened legal, regulatory or administrative action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its subsidiaries, taken as a whole, or (2) other than settlements described in clause (i), any admission of wrongdoing or liability by the Company or its subsidiaries;

•
terminate, renew, modify, amend in any material respect or waive any material noncompliance with the terms of or breaches under, certain specified types of material contracts or enter into any contract that would have been such a material contract or material lease of the Company had it been entered into prior to September 4, 2024, other than (i) the entry into such specified types of material contracts or leases in the ordinary course of business, (ii) modifications or amendments in the ordinary course of business on terms that are not adverse in any material respect to the Company or its subsidiaries or (iii) any renewal or extension in the ordinary course of business on substantially the same terms, in each case, subject to certain limitations on the terms of such contracts set forth in the merger agreement and in the case of certain specified leases, subject to certain consent or consultation rights of Verizon set forth in the merger agreement;
•	assign, transfer, lease, cancel, fail to renew or fail to extend any material permit, or any FCC licenses, state public utility commission licenses or local franchise authority licenses;
•	enter into any agreements with any affiliate of the Company that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act;
•	enter into any new line of business, or discontinue any line of business conducted as of September 4, 2024, in each case that is material to the Company and its subsidiaries, taken as a whole;
•	adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•
enter into any contract for the wholesale provision of fiber connectivity in the consumer or small business markets or that is otherwise inconsistent with past practice of the Company and its subsidiaries; or

•	commit or agree, in writing or otherwise, to take any of the foregoing actions.
Nothing contained in the merger agreement is intended to give Verizon or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time. Prior to the effective time, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.
No Solicitation; Change in Board Recommendation
The merger agreement provides that the Company will, and will cause each of its subsidiaries and its and their respective directors, officers and employees to, and will instruct and use reasonable best efforts to cause its other representatives to, (i) immediately cease any direct or indirect solicitation, discussions, communications or negotiations with, or assistance to, any persons with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal (as defined below) and promptly following September 4, 2024 (and in any event no later than September 6, 2024) request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives and (ii) except as described below, from September 4, 2024 until the effective time or termination of the merger agreement, not, directly or indirectly:
•
initiate, solicit or knowingly encourage, facilitate or assist in (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•
engage in, continue or otherwise participate in any discussions, communications or negotiations regarding (except to notify any person, group or entity of the non-solicitation restrictions described in the merger agreement) or furnish to any other person, group or entity any non-public information or provide access to the properties, books, contracts, assets, records, personnel or representatives of the Company and its subsidiaries in connection with, or for the purpose of, encouraging, facilitating or assisting, the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•
approve, adopt or enter into, or publicly recommend, endorse or declare advisable any confidentiality agreement (other than an acceptable confidentiality agreement (as defined below)), letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or relating to a takeover proposal;

•
waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement (other than to the extent reasonably necessary to allow a third party to make a takeover proposal that does not result from a material violation of the these non-solicitation restrictions, if the Board has determined in good faith, after consultation with its outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable law).
Notwithstanding the foregoing, on or after September 4, 2024 and prior to receipt of the Company stockholder approval, if the Company or any of its representatives receives a written takeover proposal that does not result from any material breach of the above non-solicitation restrictions, (i) the Company and its representatives may contact and engage in discussions with such person or group of persons making such takeover proposal or its or their representatives to the extent reasonably necessary to clarify the terms and conditions thereof or to notify such persons or group of persons or its or their representatives of the Company’s obligations described above, and (ii) if the Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such written takeover proposal constitutes, or would reasonably be expected to result in, a superior proposal (as defined below) and the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable law (provided that the Company will promptly (and in any event within 24 hours) notify Verizon in writing of such determination), then the Company and any of its representatives may:
•
enter into an acceptable confidentiality agreement with the person or group of persons making such takeover proposal and furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries and/or provide access to the properties, books, contracts and records of the Company and its subsidiaries, in each case, to the person or group of persons that has made such takeover proposal and its or their representatives and financing sources (provided that the Company will substantially concurrently provide to Verizon any material non-public information concerning the Company or any of its subsidiaries that is provided to any such person or persons given such access which was not previously provided to Verizon or its representatives; provided, further, that the Company will not, and will cause its subsidiaries not to, enter into any confidentiality or other agreement with any person (relating to a takeover proposal or otherwise) that prohibits or otherwise would prevent the provision of any information to Verizon in accordance with, or the Company from otherwise complying with, the merger agreement); and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal and its or their representatives.
From and after September 4, 2024 and prior to the Company stockholder approval, the Company must (i) promptly (and in any event within 24 hours of receipt by the Company or any of its subsidiaries or their respective representatives) notify Verizon in the event that the Company or any of its subsidiaries or its or their representatives receive a takeover proposal or any inquiry or proposal or request for non-public information or discussions that may reasonably be expected to lead to a takeover proposal, and must disclose to Verizon the material terms and conditions of any such takeover proposal or inquiry or proposal and the identity of the person or group of persons making such takeover proposal or inquiry or proposal, (ii) keep Verizon reasonably informed on a current basis of the status, details and material developments with respect to any such takeover proposal or inquiry or proposal (including in each case any material changes thereto) and (iii) provide to Verizon as soon as practicable after receipt or delivery thereof (and in any event within 24 hours), copies of all correspondence and other written and electronic material exchanged between the Company or any of its subsidiaries or representatives and any person that describes any of the material terms or conditions of any takeover proposal or inquiry or proposal.
Except as described below, the Board has agreed that neither it, nor any duly authorized committee thereof, will:
•
(i) fail to include the Board’s recommendation that the Company stockholders adopt the merger agreement (the “Company Board recommendation”) in this proxy statement, (ii) withdraw or qualify (or modify in a manner adverse to Verizon), or publicly propose to withdraw or qualify (or modify in a manner adverse to Verizon), the Company Board recommendation, (iii) recommend or endorse the approval or adoption of, or approve, adopt or otherwise declare advisable, or publicly propose to recommend, endorse, approve, adopt or otherwise declare advisable, any takeover proposal or (iv) fail to recommend against acceptance by the holders of Company common stock of a tender or exchange offer that constitutes a takeover proposal within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer (any such action, an “adverse recommendation change”); or

•	execute or enter into (or authorize, publicly recommend, cause or permit the Company or any of its subsidiaries to execute or enter into) any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or relating to a takeover proposal, other than any acceptable confidentiality agreement (each, a “Company acquisition agreement”).
Notwithstanding the foregoing, prior to receipt of the Company stockholder approval, but not after, the Board or any duly authorized committee thereof may (i) in response to an intervening event (as defined below), make an adverse recommendation change or (ii) in response to a takeover proposal that does not result from any material breach of the above non-solicitation restrictions, (x) make an adverse recommendation change or (y) cause the Company to enter into a Company acquisition agreement with respect to such takeover proposal and terminate the merger agreement in accordance with the terms thereof, in either case, if the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel that:
•	in the case of clauses (i) and (ii) of this paragraph, the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and
•	in the case of clause (ii) of this paragraph, such takeover proposal constitutes a superior proposal;
provided, however, that the Board or any duly authorized committee thereof will not, and will cause the Company not to, take any such action unless (i) the Company has given Verizon at least five business days’ prior written notice of its intention to take such action, which notice must specify the identity of the party making such superior proposal and the material terms thereof, or, in the case of an intervening event, specifying the details thereof, (ii) the Company has negotiated, and caused its representatives to negotiate, in good faith with Verizon during such notice period, to the extent Verizon wishes to negotiate, to enable Verizon to propose in writing a binding offer to effect revisions to the terms of the merger agreement such that it would cause such takeover proposal to no longer constitute a superior proposal or for such intervening event to no longer warrant an adverse recommendation change and (iii) following the end of such notice period, the Board or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall have, after consultation with its financial advisors and outside legal counsel, determined that such takeover proposal would continue to constitute a superior proposal or that such intervening event continues to warrant an adverse recommendation change if the revisions proposed in such binding offer were to be given effect; provided, further that, in the event of any change to pricing or any other material revision to the terms of any such takeover proposal or any material change to the facts and circumstances relating to an intervening event that was previously the subject of a notice, the Company will be required to deliver a new notice as described above and provide a new three business day notice and matching period in connection with any such amendment or revision.
Any termination of the merger agreement in connection with the Company’s entry into a Company acquisition agreement with respect to a takeover proposal will be void and of no force and effect unless the termination is in accordance with the termination provisions described in the section below entitled “—Termination of the Merger Agreement” and, to the extent required under the terms of the merger agreement, the Company pays to Verizon the Company termination fee.
For purposes of the merger agreement, “acceptable confidentiality agreement” means (i) any confidentiality agreement entered into by the Company from and after September 4, 2024 that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Verizon, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to takeover proposals on a confidential basis, but must not contain any exclusivity provision or other term that would restrict, in any manner, Verizon’s ability to consummate the transactions, or (ii) any confidentiality agreement entered into prior to September 4, 2024 (provided that the Company is entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person, entity or group to the extent reasonably necessary to allow such person to make a takeover proposal that does not result from a material violation of the non-solicitation restrictions described above if the Board has determined in good faith, after consultation with its outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable law).

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person, entity or group (other than Verizon and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect:
•
acquisition of 25% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•	acquisition of securities representing 25% or more of the voting power of the then outstanding Company common stock;
•
tender offer or exchange offer that if consummated would result in any person, entity or group beneficially owning securities representing 25% or more of the voting power of the then outstanding Company common stock; or

•
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person, entity or group (or the stockholders thereof) would acquire, directly or indirectly, 25% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof) or securities representing 25% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the transactions.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal made after September 4, 2024 that the Board or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the transactions from a financial point of view and (ii) is reasonably capable of being completed, in each case taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the merger agreement considered relevant by the Board or any duly authorized committee thereof (provided that, for purposes of the definition of “superior proposal”, the references to “25%” in the definition of takeover proposal will be deemed to be references to “50%”).
For purposes of the merger agreement, an “intervening event” means a material event, occurrence, development or state of facts or circumstances that was not known to the Board prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable); provided, however, that in no event will any material event, occurrence, development or state of facts or circumstances resulting from or relating to any of the following give rise to an intervening event: (i) any takeover proposal; (ii) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of the merger agreement, the identity of Verizon or the public announcement, pendency or consummation of the transactions; (iii) any change in the trading price or trading volume of shares of Company common stock or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); or (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after September 4, 2024 (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof).
Reasonable Best Efforts
Each of the parties to the merger agreement has agreed to cooperate with the other parties and use (and cause their respective affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to:
•
take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents;

•
obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions;

•	execute and deliver any additional instruments necessary to consummate the transactions; and
•
defend or contest in good faith any action brought by any governmental authority or a third party or any judgment against any party to the merger agreement or any of its subsidiaries that would prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions.

In connection therewith, each of the parties has agreed to:
•	file a notification and report form under the HSR Act with respect to the transactions no later than December 31, 2024;
•
file any notification or application required to obtain the consents, approvals and authorizations from the FCC required in connection with the transactions as promptly as practicable but in any event no later than October 19, 2024;

•
file any notification or application required for applicable state public utility commission approvals with respect to the State of California as promptly as practicable but in any event no later than October 19, 2024;

•
file any other notification or application required to obtain any other clearance, approval or consent required in connection with the transactions from any other governmental authority as promptly as reasonably practicable; and

•
to use their reasonable best efforts to supply (and cause their respective affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by any relevant governmental entity with respect to the antitrust laws or the communications laws or in connection with the foregoing filings, notices, applications and notifications following submission thereof.

Additionally, the parties have also agreed to use, and to cause their respective affiliates to use, reasonable best efforts to:
•
promptly cooperate in all respects with the other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, DOJ, FCC, applicable state public utility commissions and local franchise authorities or any other governmental authority in connection with the transactions and in connection with any investigation or other inquiry by or before the FTC, DOJ, FCC, applicable state public utility commissions and local franchise authorities or any other governmental authority relating to the transactions;

•
keep the other parties informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, DOJ, FCC, applicable state public utility commissions and local franchise authorities or any other governmental authority regarding the transactions;

•
subject to applicable law, the confidentiality agreement between the Company and Verizon and to the extent reasonably practicable, promptly consult with the other parties with respect to information relating to the other parties to the merger agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted, to the FTC, DOJ, FCC, applicable state public utility commissions and local franchise authorities, or any other governmental authority in connection with the transactions, other than “Item 4 documents” as that term is used in the rules and regulations under the HSR Act;

•
to the extent permitted by the FTC, DOJ, FCC, applicable state public utility commissions and local franchise authorities or such other applicable governmental authority or other person, give the other parties to the merger agreement the opportunity to attend and participate in any meeting or conference in connection with the transactions; and

•
promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, DOJ, FCC, applicable state public utility commissions and local franchise authorities and any other governmental authority.

Each of the parties to the merger agreement has further agreed to not enter into any material transaction relating to the acquisition of any business, assets, equity interests or property of another person with the intention to, or that would be reasonably likely to, (i) materially hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the Antitrust Division of the DOJ or FTC as necessary, or any other governmental authority under any other antitrust laws or receipt of certain required regulatory approvals or (ii) otherwise materially delay the consummation of the transactions.
Verizon will exclusively control (but will consult with the Company with respect to) (i) the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authorities in connection with the transactions and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the transactions and in connection with any investigation or other inquiry or action by or before, or any negotiations with, any governmental authority relating to the transactions and of all other regulatory matters incidental thereto. Verizon will pay, or cause to be paid, all filing fees incurred in connection with the foregoing filings.
In connection with the foregoing, Verizon will use reasonable best efforts to take (and will cause its affiliates to use reasonable best efforts to take) all actions necessary to secure (i) the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law and resolve any objections asserted with respect to, and avoid and eliminate each and every impediment to the consummation of, the transactions under antitrust laws, and (ii) the FCC approval, any state public utilities commission approval or local franchise authority approval, or any other applicable law raised by any governmental authority, in each case, in order to (x) prevent the entry of, or to have vacated, lifted, reversed or overturned, any restraint that would prevent, prohibit, restrict or delay the consummation of the transactions; and (y) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority necessary to consummate the transactions, including:
•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person;
•	selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Verizon, its subsidiaries or any affiliate of the foregoing;
•
agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its subsidiaries contemporaneously with or subsequent to the effective time;

•
permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its subsidiaries prior to the effective time;

•
agreeing to any other commitments, restrictions or modifications on the business or operations of the Company, Verizon or any of their respective affiliates (and, in each case, entering into agreements or stipulating to the entry of any judgment by, or filing appropriate applications with, the FTC, DOJ or any other governmental authority under antitrust laws, the FCC, the state public utility commissions or the local franchise authorities, in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under the merger agreement with respect to such action); provided that any such action shall be conditioned upon the closing) (these actions and those described in the foregoing bullet points, collectively, the “remedy actions”); and

•
defending through litigation any claim asserted in court or administrative or other tribunal by or before any governmental authority in order to avoid the entry of, or to have vacated or terminated, any law or judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction, whether temporary, preliminary or permanent, that would prevent the closing on or prior to the outside date.

Notwithstanding the foregoing or anything else to the contrary in the merger agreement, (x) in no event is Verizon or any of its affiliates required to take any of the foregoing actions (including any remedy actions) or agree to any restrictions, conditions, restraints or concessions (including any remedy actions), in each case with respect to Verizon, the Company or any of their respective affiliates (in each case, including the assets, business or operations thereof) that would, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect (taking into account the expected costs and benefits thereof) on the Company and its subsidiaries (taken as a whole) or Verizon and its subsidiaries (taken as a whole) (whether prior to or following the merger, including the surviving corporation and its subsidiaries), in each case, with materiality determined by reference to a business the size of the Company and its subsidiaries, taken as a whole (any such actions (including any remedy actions) or restrictions, conditions, restraints or concessions (including any remedy actions), individually or in the aggregate, satisfying such standard, a “burdensome condition”) and (y) the Company will not, and its subsidiaries and any of their respective affiliates will not be permitted to, without Verizon’s prior written consent, take, make or otherwise permit itself to be subject to any remedy action in connection with securing the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law, resolving any objections asserted with respect to, or avoiding and eliminating any impediment to, the consummation of, the transactions under antitrust laws, or with respect to the FCC approval, any state public utility commission approval or any local franchise authority approval, or any other applicable law raised by any governmental authority. No party will be required to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing of the merger.
Financing Cooperation
The Company has agreed that, prior to the closing date, it will use commercially reasonable efforts to provide, and to cause its subsidiaries and their respective representatives to provide, to Verizon and Merger Sub, in each case at Verizon’s sole expense, all cooperation reasonably requested by Verizon, as more fully set forth in the merger agreement, as is customary or reasonably necessary in connection with any financing sought by Verizon in connection with the transactions or any outstanding indebtedness of the Company and its subsidiaries.
Verizon or its affiliates obtaining financing is not a condition to the consummation of the merger.
Indemnification and Insurance
The merger agreement provides that for a period of six years from and after the effective time, each of Verizon and the surviving corporation will, and Verizon will cause the surviving corporation to (i) indemnify and hold harmless each current or former director or officer of the Company and its subsidiaries and each other person, group or entity who at the effective time is, or at any time prior to the effective time was, indemnified or entitled to be indemnified by the Company or its subsidiaries pursuant to the Company’s certificate of incorporation and bylaws and the organizational documents of the Company’s subsidiaries in effect on September 4, 2024 or in any other agreement in existence on September 4, 2024 providing for indemnification or advancement of expenses between the Company or any of its subsidiaries and any such person, group or entity (each, an “indemnitee” and, collectively, “indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any legal or administrative proceeding, suit, investigation, arbitration or action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such subsidiary or (B) acts or omissions by an indemnitee in the indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary (including in connection with serving at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan)), in each case of (A) or (B), at, or at any time prior to, the effective time (including any legal or administrative proceeding, suit, investigation, arbitration or action relating in whole or in part to the transactions or relating to the enforcement of the indemnification provisions of the merger agreement or any other indemnification or expense advancement right of any indemnitee) and (ii) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of the Company and such subsidiaries to the indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s certificate of incorporation and bylaws and the organizational documents of such subsidiaries as in effect on September 4, 2024 or in any agreement in existence as of September 4, 2024 providing for indemnification or advancement of expenses between the Company or any of its subsidiaries and any indemnitee.
From and after the effective time, to the fullest extent permitted by applicable law, Verizon will cause the certificate of incorporation and bylaws of the surviving corporation, and the surviving corporation will cause the organizational documents of its subsidiaries, to contain provisions no less favorable to the indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of September 4, 2024 in the Company’s certificate of incorporation and bylaws and the organizational documents of such subsidiaries as in effect on September 4, 2024, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the indemnitees, and Verizon will, and will cause the surviving corporation to, advance any reasonable and documented out of pocket expenses of any indemnitee, as incurred to the fullest extent permitted under applicable law, subject to receipt from such indemnitee of an undertaking to repay such advances if it is ultimately determined that such indemnitee is not entitled to indemnification under applicable law.
None of Verizon, the surviving corporation or any of its subsidiaries are permitted to settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions (each, a “claim”) for which indemnification would reasonably be expected to be sought by an indemnitee under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent.
The merger agreement requires, subject to certain limits on the premium to be paid, from and for six years after the effective time, the surviving corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are, as of September 4, 2024, or prior to the effective time become, covered under such policy on terms and scope with respect to such coverage, and in an amount, no less favorable to such individuals than those of such policies in effect on September 4, 2024 (provided that Verizon may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy); provided that, prior to the effective time, the Company may obtain a prepaid “tail” policy (subject to certain limits on the premium to be paid) on terms and conditions providing at least substantially equivalent benefits as the policies of directors’ and officers’ liability insurance in effect on September 4, 2024 maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering without limitation the transactions and, in such event, the foregoing obligations of the surviving corporation will be deemed satisfied and the surviving corporation will be required to use reasonable best efforts to cause such tail policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder. In no event will the Company or surviving corporation be required to pay aggregate premiums for such policies for its entire period in excess of 300% of the current annual premiums paid by the Company for such insurance.
The obligations of Verizon and the surviving corporation with respect to indemnification under the merger agreement will not be terminated or modified in such a manner as to adversely affect the rights of any indemnitee to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected indemnitee will have consented in writing to such termination or modification. In the event that (i) Verizon, the surviving corporation or any of their respective successors or assigns (A) consolidates with or merges into any other person, entity or group and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any person, entity or group, or (ii) Verizon or any of its successors or assigns dissolves the surviving corporation, then, in each case, proper provisions will be made so that the successors and assigns of Verizon or the surviving corporation will assume all of the obligations thereof with respect to indemnification set forth in the merger agreement.
Employee Benefits Matters
The merger agreement provides that for a period beginning at the effective time and ending on the first anniversary of the effective time, or if earlier, the date of termination of each employee of the Company or any of its subsidiaries as of immediately prior to the effective time (each, a “Continuing Employee” and such period, the “Comparability Period”), Verizon is required to, and will cause the surviving corporation and its subsidiaries to, provide the following to each Continuing Employee: (i) a base salary or wage rate, target annual cash bonus or commission-based opportunity, and target equity award opportunity, that are no less favorable, in each case, than those in effect immediately prior to the effective time, (ii) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the effective time (after giving effect to any provisions relating to a “change in control,” “change of control” or other term of similar import), and (iii) employee benefit plans and arrangements (other than (x) as provided in clauses (i) and (ii), (y) defined benefit pension, supplemental retirement, post-retirement medical and life, and deferred compensation benefits and (z) change-in-control benefits, rights and features) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time. Notwithstanding the foregoing sentence, the terms and conditions of employment of each Continuing Employee whose terms and conditions of employment are subject to a collective bargaining agreement shall be as required pursuant to such collective bargaining agreement, as in effect during the Comparability Period.
For each Continuing Employee who is eligible to receive an annual bonus, Verizon is required to, and will cause the surviving corporation and its subsidiaries to, pay such Continuing Employee a bonus payment for the year in which the effective time occurs.
Certain Additional Covenants and Agreements
The merger agreement also contains additional covenants between the Company, Verizon and Merger Sub relating to, among other things, (i) public announcements with respect to the transactions; (ii) access to information and confidentiality; (iii) coordination with respect to litigation relating to the mergers; (iv) covenants relating to the de-listing of the shares of Company common stock from NASDAQ and deregistering such Company common stock under the Exchange Act; (v) the filing of this proxy statement; (vi) restrictions on the Company's ability to adjourn the special meeting without Verizon's consent and a prohibition on postponing the special meeting without Verizon's consent; (vii) notice with respect to certain tax proceedings; (viii) notice with respect to any bid or submission for broadband grants; and (ix) the termination of certain contracts as set forth in the confidential disclosure schedules to the merger agreement.
Conditions of the Merger
Mutual Closing Conditions
Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), at or prior to the closing date, of certain conditions, including:
•
no restraints will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger or any other transaction contemplated by the merger agreement;

•
the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, receipt of the FCC approval and obtaining certain state public utility commission and local franchise authority approvals as set forth in the confidential disclosure schedules to the merger agreement; and

•	the receipt of the Company stockholder approval.
Conditions of Verizon and Merger Sub to Closing
The obligations of Verizon and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Verizon, if permissible under applicable law) at or prior to the closing of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement;
•
the Company having complied with or performed in all material respects the obligations required to be complied with or performed by the Company at or prior to the effective time under the merger agreement; and

•
receipt of the approvals specified in the second bullet under “—Mutual Closing Conditions” above without the imposition of any restrictions, conditions, restraints or concessions that constitute, individually or in the aggregate, a burdensome condition and certain specified regulatory approvals having become final orders.

Conditions of the Company to Closing
The obligations of Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the closing of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of Verizon and Merger Sub to the extent specified in the merger agreement; and
•
Verizon and Merger Sub having complied with or performed in all material respects the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement.

The consummation of the merger and the transactions is not conditioned upon Verizon’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement
The merger agreement may be terminated, and the transactions abandoned, at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval by the mutual written consent of the Company and Verizon.
Termination by Either the Company or Verizon
In addition, the Company, on the one hand, or Verizon, on the other hand, may terminate the merger agreement and abandon the merger at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval if:
•
the effective time has not occurred on or before the outside date; provided that this right to terminate the merger agreement will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been the principal cause of the failure of the effective time to occur on or before such date;

•
any restraint in the U.S. having the effect set forth in the first bullet described above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions” is in effect and has become a final order; provided that the party seeking to terminate the merger agreement pursuant to this right to terminate has complied with its obligations described in the section entitled “—Reasonable Best Efforts”; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.
Termination by Verizon
Verizon may also terminate the merger agreement and abandon the transactions by written notice to the Company at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval, if:
•
the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth under the first and second bullets described above in the section entitled “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing” and (ii) which is incapable of being cured or, if capable of being cured by the outside date, the Company (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform and stating Verizon’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided that Verizon will not have the right to terminate the merger agreement pursuant to this right to terminate if Verizon or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•
the Board or a duly authorized committee thereof has made an adverse recommendation change; provided, however, that Verizon will no longer be entitled to terminate the merger agreement pursuant to this right to terminate following receipt of the Company stockholder approval.

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions by written notice to Verizon at any time prior to the effective time (except as otherwise noted), whether before or after receipt of the Company stockholder approval, if:
•
either of Verizon or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth under the first and second bullets described above in the section entitled “—Conditions of the Merger—Conditions of the Company to Closing” and (ii) which is incapable of being cured or, if capable of being cured by the outside date, either Verizon or Merger Sub, as applicable (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Verizon of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•
prior to receipt of the Company stockholder approval, in connection with entering into a Company acquisition agreement in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company termination fee so long as Verizon has timely provided the Company with wire instructions for such payment.

Termination Fees
The Company will be required to pay to Verizon the Company termination fee of $320 million if:
•
the Company or Verizon terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Verizon” or Verizon terminates the merger agreement pursuant to the provisions described in the first bullet point above in the section entitled “—Termination of the Merger Agreement—Termination by Verizon”; provided that (i) a bona fide takeover proposal will have been publicly made, proposed or communicated by a third party after September 4, 2024 and (ii) within 12 months of the date the merger agreement is terminated, the Company consummates any takeover proposal or enters into a definitive agreement with respect to any takeover proposal and such takeover proposal is subsequently consummated at any time (regardless of whether such consummation occurs within the 12-month period); provided, that for purposes of clauses (i) and (ii), the references to “25%” in the definition of “takeover proposal” are deemed to be references to “50%”; or

•
Verizon terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Verizon” or the Company terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “Termination of the Merger Agreement—Termination by the Company”.

Verizon will be required to pay to the Company the Verizon termination fee of $590 million if (i) Verizon or the Company terminates the merger agreement pursuant to the provisions described in the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Verizon” and at such time all of the conditions set forth above in the sections entitled “—Conditions of the Merger—Mutual Closing Conditions” and “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing”, other than the condition described in the third bullet point described above in the section entitled “—Conditions of the Merger—Conditions of Verizon and Merger Sub to Closing”, have been satisfied or waived, except for any conditions described in the first or second bullet points described above in the section entitled “—Conditions of the Merger—Mutual Closing Conditions” (in the case of the first bullet, if the failure of such condition is due to any restraint in the U.S.) or (ii) the Company terminates the merger agreement pursuant to the provisions described in the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” due to Verizon’s breach of its obligations described in the section entitled “—Reasonable Best Efforts”.

Limitation of Liability
Subject in all respects to the Company’s right to seek specific performance of the obligations of Verizon and Merger Sub under the merger agreement solely in accordance with, and subject to the limitations in, the merger agreement (as described in the section entitled “—Specific Enforcement”), in circumstances in which a party is entitled to terminate the merger agreement and the Company would receive the Verizon termination fee, the Company’s right to receive the Verizon termination fee and certain reimbursements and indemnifications from Verizon will constitute the sole and exclusive remedy of the Company and certain Company-related parties against Verizon, Merger Sub and certain Verizon-related parties, for any loss suffered as a result of the failure of the transactions to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement or the transactions, and upon payment of such amount, none of Verizon, Merger Sub and such Verizon-related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions.
Subject in all respects to Verizon’s right to seek specific performance of the obligations of the Company under the merger agreement solely in accordance with, and subject to the limitations in, the merger agreement (as described in the section entitled “—Specific Enforcement”), in circumstances in which a party is entitled to terminate the merger agreement and Verizon would receive the Company termination fee, Verizon’s right to receive the Company termination fee and certain reimbursements and indemnifications from the Company will constitute the sole and exclusive remedy of Verizon and certain Verizon-related parties against the Company and certain Company-related parties, for any loss suffered as a result of the failure of the transactions to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement or the transactions, and upon payment of such amount, neither Company nor certain Company-related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions.
While each of the Company and Verizon may pursue both a grant of specific performance and the payment of the Verizon termination fee or the Company termination fee, as applicable, under no circumstances shall the Company or Verizon be permitted or entitled to receive both a grant of specific performance that results in the closing and any money damages, including all or any portion of the Verizon termination fee or the Company termination fee, as applicable.
Fees and Expenses
Whether or not the transactions are consummated, all fees and expenses incurred in connection with the merger agreement and the transactions will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the merger agreement; provided that Verizon will pay for and be responsible for any and all filing fees incurred by the parties and payable to any governmental entity in connection with any antitrust filing, approval from the FCC and any applicable state public utility commission approvals or approvals required by any local franchise.
Withholding Taxes
Each of Verizon, Merger Sub, the Company, the surviving corporation, the paying agent and their respective affiliates will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under applicable tax law. To the extent that amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Amendment or Supplement
Subject to compliance with applicable law, at any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties thereto; provided that following receipt of the Company stockholder approval, there will be no amendment or change to the provisions of the merger agreement which by law would require further approval by the Company stockholders without such approval having first been obtained.
Extension of Time, Waiver, etc.
At any time prior to the effective time, either Verizon or the Company may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions (it being understood that Verizon and Merger Sub will be deemed a single party for purposes of the foregoing clauses (i) through (iii)); provided that, following receipt of Company stockholder approval, there may be no waiver or extension of the merger agreement that would require further approval of the Company stockholders.
Governing Law; Jurisdiction
The merger agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action arising out of or relating to the merger agreement or the transactions will be heard and determined in the Delaware Court (or, if the Delaware Court declines to accept jurisdiction over any action, any state or federal court within the State of Delaware).
Notwithstanding anything to the contrary in the merger agreement, the parties to the merger agreement have agreed that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any debt financing sources (as defined below) or their affiliates arising out of or relating to the merger agreement will be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof, and that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any debt financing sources or their affiliates will be governed by, and construed in accordance with, the laws of the State of New York.
Specific Enforcement
The parties agreed that irreparable damage for which monetary relief (including the termination fees described above in the section entitled “—Termination Fees”), even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the merger agreement and the transactions.
Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement; that the termination fees described above in the section entitled “—Termination Fees” will not be construed to diminish or otherwise impair a party’s right to specific enforcement; and that the right of specific enforcement is an integral part of the transactions and without that right neither the Company nor Verizon would have entered into the merger agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Notwithstanding the foregoing, the parties agreed that no person that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Verizon or Merger Sub (each, a “debt financing source”) with respect to any actual or potential debt financing obtained by Verizon or Merger Sub (or any of its affiliates on its behalf) for the purpose of financing the transactions, will have any liability for any claims or damages to the Company or its affiliates in its capacity as a debt financing source in connection with the merger agreement, any debt financing obtained by Verizon or Merger Sub (or any of its affiliates on its behalf) for the purpose of financing the transactions or any agreement related to such debt financing or the transactions contemplated thereby, whether in law or in equity, whether in contract or in tort or otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS
The following table sets forth certain information regarding the beneficial ownership of Company common stock as of September 20, 2024 by:
•	each director;
•	each current named executive officer;
•	all of our current executive officers and directors as a group; and
•	all stockholders known to us to be beneficial owners of 5% or more of Company common stock (based on a review of filings made with the SEC on Schedules 13D, 13G and Form 4).
As of September 20, 2024, there were approximately 249.0 million shares of Company common stock issued and outstanding. Except as otherwise set forth below, the address of each beneficial owner is: c/o Frontier Communications Parent, Inc., 1919 McKinney Avenue, Dallas, TX 75201.

	Beneficial Ownership
Name	Number of Shares (#)	Percent of Total (%)
5%+ Beneficial Stockholders
Ares Management LLC(1)	38,912,895	15.6%
Glendon Capital Management L.P.(2)	24,215,909	9.7%
The Vanguard Group(3)	23,964,203	9.6%
BlackRock Inc.(4)	19,804,218	8.0%
Cerberus Capital Management, L.P.(5)	18,168,420	7.3%
Capital International Investors(6)	17,322,427	7.0%
Directors(7)
Kevin L. Beebe	30,313	*
Lisa V. Chang	19,760	*
Pamela L. Coe	30,401	*
Stephen C. Pusey	26,553	*
Margaret M. Smyth	25,976	*
John G. Stratton(8)	1,855,233	*
Maryann Turcke	29,767	*
Prat Vemana	19,585	*
Woody Young	—	*
Director and Named Executive Officer
Nick Jeffery(9)	507,126	*
Other Named Executive Officers(10)
Scott Beasley	180,104	*
Veronica Bloodworth	197,203	*
John Harrobin	104,620	*
Mark D. Nielsen	134,483	*
All directors and executive officers as a group (21 persons)	3,571,649	1.4%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)
The number of shares is as of October 20, 2023 and based on Form 4 filings of Ares Management LLC and various affiliates. The Form 4s update the Schedule 13D filed on May 26, 2023. The acquisition subject to the Schedule 13D was previously reported on Schedule 13G pursuant to a joint filing agreement by various affiliates of Ares Management LLC. The business address of each of the beneficial owners is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(2)
The number of shares is as of December 31, 2023 and based on Amendment No. 3 to the Schedule 13G filed on February 12, 2024 by Glendon Capital Management L.P. The business address of the beneficial owners is 2425 Olympic Blvd., Suite 500E Santa Monica, CA 90404. Such Schedule 13G discloses that Glendon Capital Management L.P. and Holly Kim Olson have shared voting and dispositive power over all of such shares and that G2 Communications L.P. has shared voting and dispositive power over 18,929,968 of such shares.

(3)
The number of shares is as of December 29, 2023 and based on Amendment No. 2 to the Schedule 13G filed on February 13, 2024 by The Vanguard Group. Such Schedule 13G discloses that The Vanguard Group has shared voting power over 73,504 shares, sole dispositive power over 23,672,950 shares and shared dispositive power over 291,253 shares. The business address of the beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
The number of shares is as of December 31, 2023 and based on Amendment No. 1 to the Schedule 13G filed on January 25, 2024 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. Such Schedule 13G/A discloses that BlackRock, Inc. has sole power to vote or direct the vote of 19,075,486 shares and sole power to dispose or to direct the disposition of 19,804,218 shares. The business address of the beneficial owner is 50 Hudson Yards, New York, NY 10001.

(5)
The number of shares is as of September 9, 2024 and based on Amendment No. 2 to the Schedule 13D filed on September 9, 2024 by Cerberus Capital Management, L.P., the investment manager to certain affiliated funds (collectively, the “Cerberus Funds”). The Schedule 13D discloses that (i) the ownership consists of 18,168,420 shares of Company common stock and (ii) Cerberus Capital Management, L.P., as the investment manager to the Cerberus Funds, may be deemed to beneficially own these securities. The business address of the beneficial owners is c/o Cerberus Capital Management, L.P., 875 Third Avenue, 11th Floor, New York, NY 10022.

(6)
The number of shares is as of December 29, 2023 and based on Amendment No. 1 to the Schedule 13G filed on February 9, 2024 by Capital International Investors. Such Schedule 13G/A discloses that Capital International Investors has sole voting and dispositive power over the shares reported. The business address for Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(7)
Amounts shown for each non-employee director consist solely of shares that have been acquired upon the vesting of Company RSUs. The director compensation program allows directors to defer receipt of Company RSUs upon vesting until the earlier of their date of separation from the Board for any reason or upon a change of control. Any vested and deferred Company RSUs count towards a director’s stock ownership requirement. Mr. Young joined the Board in February 2024 and is participating in the non-employee director compensation program for 2024.

(8)	Consists of shares that have been acquired upon the vesting of Company RSUs and Company PSUs, together with 5,000 shares purchased by Mr. Stratton in the open market on December 17, 2021.
(9)	Consists solely of shares that have been acquired upon the vesting of Company RSUs and Company PSUs.
(10)	Amounts shown for each executive officer, other than Mr. Jeffery, consist solely of shares that have been acquired upon the vesting of Company RSUs and Company PSUs.
To our knowledge, except as noted above, no person or entity is the beneficial owner of 5% or more of the voting power of the Company common stock.

MARKET PRICE AND DIVIDEND INFORMATION
Shares of Company common stock are listed on NASDAQ under the trading symbol “FYBR”. The table below provides the high and low intra-day trading prices for shares of common stock, as reported by NASDAQ for the periods specified below.

	High	Low
2024
July 1, 2024 through [ ], [ ]	$[ ]	$[ ]
Second quarter	$27.41	$21.31
First quarter	$25.89	$20.51
2023
Fourth quarter	$25.73	$13.66
Third quarter	$19.16	$11.65
Second quarter	$23.16	$14.49
First quarter	$30.83	$20.30
2022
Fourth quarter	$26.71	$20.83
Third quarter	$28.11	$21.06
Second quarter	$29.69	$21.93
First quarter	$31.86	$24.42

On September 3, 2024, the last full trading day prior to published market speculation regarding a potential sale of the Company, the closing price for shares of Company common stock was $28.04 per share. The $38.50 per share to be paid for each share of Company common stock pursuant to the merger agreement represents a premium of approximately 37.3% over the closing price on September 3, 2024. On [ ], 2024, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of common stock on NASDAQ was $[ ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your common stock.
As of the close of business on the record date, there were [ ] shares of Company common stock outstanding and entitled to vote, held by [ ] Company stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
Since its emergence from bankruptcy in 2021, the Company has not declared or paid cash dividends on shares of Company common stock. The Company has no intention to pay dividends on Company common stock at any time in the foreseeable future, and under the terms of the merger agreement, the Company is prohibited from establishing a record date for, authorizing, declaring, making or setting aside for payment or paying any dividend on, or making any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than dividends or distributions between and among the Company and its subsidiaries.

HOUSEHOLDING
The SEC has approved rules that permit companies to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Company stockholders sharing the same address and Company stockholders that maintain more than one stockholder account on the books of our transfer agent by delivering a single proxy statement addressed to those Company stockholders. This procedure, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.
Under this procedure, stockholders of record who have the same address and last name will receive only one copy of proxy statement and annual report unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. If, at any time, you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please contact our transfer agent, Computershare (in writing: P.O. Box 43006, Providence, RI, 02940-3006; or by telephone: in the U.S., Puerto Rico and Canada, 1-800-736-3001; outside the U.S., Puerto Rico and Canada, 1-781-575-3100). Our householding process does not include amounts that are maintained at a brokerage firm or bank. Stockholders who hold their shares in street name can request information about householding from their banks, brokers or other nominees.

STOCKHOLDER PROPOSALS
If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholders meetings, including the Company’s annual meetings of Company stockholders, and we will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting of Company stockholders will be held.
Company stockholders are entitled to present proposals for action and director nominations at the 2025 annual meeting of Company stockholders, if held, only if they comply with the applicable requirements of the proxy rules established by the SEC and the advance notice procedures under the Company’s bylaws. Our bylaws establish advance notice procedures for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy materials. To be eligible to do so, a stockholder must be a stockholder of record as of the date the notice is submitted, as of the record date for the annual meeting and as of the date of the annual meeting. The stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws. The notice must be in proper written form in accordance with the procedures set forth in our bylaws, including, if related to a director nomination, a description of the qualifications of the suggested nominee, any information that is required by the regulations of the SEC concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in the Company. These advance notice procedures are separate from the procedures under SEC Rule 14a-8 and Rule 14a-19.
For a stockholder proposal other than a director nomination to be considered for inclusion in our proxy materials and related materials for consideration at our 2025 annual meeting of Company stockholders, we must receive the written proposal on or before December 8, 2024, unless we change the date of the 2025 annual meeting of stockholders by more than 30 days from May 15, 2025, the anniversary date of our 2024 annual meeting of stockholders. In addition, such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
For a stockholder proposal that is not intended to be included in our 2025 proxy statement under Rule 14a-8, and in the case of a nomination of one or more persons for election to the Board pursuant to Rule 14a-19, our bylaws require that the stockholder’s written proposal be submitted to our Corporate Secretary at the address above on or after the open of business on January 19, 2025, and on or before the close of business on February 16, 2025, to be considered for a vote at next year’s annual meeting unless we change the date of the 2025 annual meeting by more than 30 days from May 15, 2025, the anniversary date of the 2024 annual meeting of stockholders.
Further, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a stockholder’s intent to solicit proxies on the Company’s proxy card in support of director nominees submitted in accordance with the advance notice provisions of our bylaws for the 2025 annual meeting of stockholders is March 17, 2025. This deadline under Rule 14a-19 does not supersede or replace any of the timing requirements for advance notice under our bylaws. The supplemental notice and information required under Rule 14a-19 is in addition to the advance notice requirements of our bylaws and does not extend the deadline specified in the bylaws.
Any proposal, nomination, or notice must contain the information required by our bylaws should be addressed to the Corporate Secretary via e-mail at corpsecretary@ftr.com or be delivered to our principal executive offices at:
Frontier Communications Parent, Inc.
c/o Corporate Secretary
1919 McKinney Avenue
Dallas, Texas 75201

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference, and the information that we later file with the SEC may update and supersede the information in this proxy statement. This proxy statement incorporates by reference the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 23, 2024;
•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2024 annual meeting of Company stockholders filed with the SEC on April 3, 2024 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on May 3, 2024 and August 2, 2024, respectively; and
•	our Current Reports on Form 8-K filed with the SEC on February 5, 2024, April 18, 2024, May 20, 2024, May 23, 2024, June 3, 2024, June 7, 2024, July 1, 2024 and September 5, 2024.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:
Frontier Communications Parent, Inc.
Attention: Investor Relations
1919 McKinney Avenue
Dallas, Texas 75201
+1 (972) 445-0042
In order for you to receive timely delivery of documents in advance of the special meeting, you must make such request by no later than [  ], [  ]. Please note that you will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov. In addition, as soon as reasonably practicable after such materials are furnished to the SEC, we make copies of these documents available to the public, free of charge, on the Investor Relations page of our website at www.frontier.com.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

By and Among

VERIZON COMMUNICATIONS INC.,

FRANCE MERGER SUB INC.

and

FRONTIER COMMUNICATIONS PARENT, INC.

Dated as of September 4, 2024

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

This AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2024 (this “Agreement”), is by and among Verizon Communications Inc., a Delaware corporation (“Parent”), France Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Frontier Communications Parent, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06), will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption;
WHEREAS, the Board of Directors of Parent has (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and (ii) declared this Agreement advisable;
WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and the stockholders of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that the stockholders of Merger Sub entitled to vote adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of Merger Sub entitled to vote for adoption;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement and the consummation by Merger Sub of the Transactions by written consent in accordance with the DGCL immediately following the execution of this Agreement; and
WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE I
The Merger
SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.
SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cravath, Swaine & Moore LLP, 375 Ninth Avenue, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is reasonably acceptable to Parent and required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto in writing prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.
SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any Company Common Stock or any shares of capital stock of Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).
(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).
SECTION 1.06. Directors and Officers of the Surviving Corporation.
(a) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(b) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
ARTICLE II
Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based Awards
SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
(a) Capital Shares of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $38.50 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor and in accordance herewith.
SECTION 2.02. Exchange Matters.
(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to Parent and the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration, other than any amounts payable in respect of each Equity-Based Award in accordance with Section 2.04 (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. Earnings investments of the funds deposited with the Paying Agent shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.
(b) Payment Procedures.
(i) As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate or Book-Entry Shares representing (A) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate or such Book-Entry Shares, as applicable, shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of such Share Certificate or such Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).
(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), and either (A) surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) and/or (B) transfer of Book-Entry Shares not held through DTC by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such

Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares (after giving effect to any required Tax withholding as provided in Section 2.02(g)), and the Share Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.
(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) held, directly or indirectly, through DTC shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 2.02.
(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Share Certificate is registered have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.
(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II (after giving effect to any required Tax withholding as provided in Section 2.02(g)).
(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it or its designee any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration deposited with the Paying Agent for disbursement to holders of Share Certificates or Book-Entry Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation or Parent upon demand.
(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.
(g) Withholding. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
SECTION 2.03. Treatment of Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required to provide for the following:
(a) Except as provided for in Section 5.01(b)(xiv) of the Company Disclosure Letter, each restricted stock unit with respect to Company Common Stock subject solely to time-based vesting conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration.
(b) Except as provided for in Section 5.01(b)(xiv) of the Company Disclosure Letter, each restricted stock unit with respect to Company Common Stock subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (based on attainment of all applicable performance goals at the greater of target and actual level of performance measured in the manner set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter) and (ii) the Merger Consideration.
(c) The Company RSUs granted following the date of this Agreement pursuant to Item 2 of Section 5.01(b)(xiv) of the Company Disclosure Letter or otherwise in compliance with Section 5.01, and to which the treatment set forth in Section 2.03(a) does not apply shall be canceled and, in consideration of such cancellation, shall be automatically converted at the Effective Time into a number of unvested restricted stock units of Parent (“Parent RSUs”) equal to the number of unvested Company RSUs so canceled multiplied by the Company RSU/PSU Exchange Ratio. Such Parent RSUs shall be subject to the same terms and conditions as applied to the Company RSUs, prior to the Effective Time, but giving effect to the Merger and this Agreement.
(d) The Company PSUs granted following the date of this Agreement pursuant to Item 2 of Section 5.01(b)(xiv) of the Company Disclosure Letter or otherwise in compliance with Section 5.01, and to which the treatment set forth in Section 2.03(b) does not apply shall be denominated as a fixed number of Company RSUs based on attainment of all applicable performance goals at the greater of target and actual level of performance measured in the manner set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter, and such Company RSUs shall be converted into Parent RSUs as provided in Section 2.03(c).

(e) Effective as of the Effective Time, (x) the Equity Plans shall terminate and no further awards of any kind shall be made thereunder following the Effective Time (but such termination shall have no effect on the treatment of the Company RSUs and Company PSUs as provided herein), and (y) the Company Non-Employee Directors Deferred Compensation Plan shall also terminate (but such termination shall have no effect on the obligation to make payment in full to the participants therein).
(f) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Parent RSUs contemplated by this Section 2.03. On or shortly following the Closing Date, Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that could be issued pursuant to this Section 2.03 that are not already subject to a registration statement on Form S-8 (or other appropriate form) filed by Parent. Parent shall use reasonable best efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Parent RSUs issued pursuant to this Section 2.03 remain outstanding. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.
SECTION 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Equity-Based Award with respect to which the Surviving Corporation or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the Effective Time, but in no event later than five Business Days following the Effective Time, by the Surviving Corporation or any of its Subsidiaries through their payroll systems, less applicable Tax withholding, to the holders of the Equity-Based Awards.
SECTION 2.05. Adjustments. If between the date hereof and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that nothing in this Section 2.05 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.01 or that is otherwise prohibited or restricted by any other provision of this Agreement.
SECTION 2.06. Appraisal Rights.
(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.
(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands, or offer, propose or otherwise agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or notices.

ARTICLE III
Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter also qualifies or applies to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available from January 1, 2023 until the date that is one (1) Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statement of fact or other statements that are not forward looking and cautionary in nature) contained in any such Filed SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports or other disclosures that are similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents:
SECTION 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. The Company has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company Charter Documents are in full force and effect, and the Company is not in violation of any of the provisions of the Company Charter Documents in any material respect.
(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.
(c) Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the certificates of incorporation, bylaws or comparable governing documents of the Company’s Subsidiaries is in full force and effect and (ii) none of the Company’s Subsidiaries is in violation of any provision of the foregoing documents.
SECTION 3.02. Capitalization. (a) The authorized shares of the Company consist of 1,750,000,000 shares of Company Common Stock and 50,000,000 preferred shares, par value $0.01 per share (“Company Preferred Shares”). At the close of business on August 30, 2024 (the “Capitalization Date”), (i) 248,998,055 shares of Company Common Stock were issued and outstanding and (ii) no Company Preferred Shares were issued or outstanding. As of the Capitalization Date, 16,996,356 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 2,430,378 shares of Company Common Stock were subject to outstanding Company RSUs and (B) 4,712,574 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance). From the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than pursuant to the vesting or settlement of Company RSUs and Company PSUs or the forfeiture or withholding of Taxes with respect to Company RSUs and Company PSUs. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.
(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interests in, the Company, and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, calls, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no rights issued by or other obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as, the “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Equity Plans (including any award agreements thereunder), there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs and Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to (A) the election, designation or nomination of any director of the Company or any of its Subsidiaries or (B) the disposition, voting or dividends with respect to any Company Securities. Neither the Company nor any Subsidiary of the Company has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(c) As of the date hereof, there are (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company (except to the extent owned by the Company or any other wholly owned Subsidiary of the Company), and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, any Subsidiary of the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iii) no outstanding options, warrants, calls, rights or other commitments or agreements to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iv) no rights issued by or other obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as, the “Company Subsidiary Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Subsidiary Securities (in each case, other than any such obligations solely among the Company and its wholly owned Subsidiaries). There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Subsidiary Securities (other than any such agreements solely among the Company and its wholly owned Subsidiaries).
(d) The Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding equity securities of each of the Subsidiaries of the Company, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws), and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such outstanding equity securities have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.
SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct, the consummation by it of the Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions making the Company Board Recommendation, which resolutions have not been subsequently rescinded, withdrawn, qualified or modified (except as, and to the extent, expressly permitted by Section 5.02(d)), and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption.
(c) Assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof, are the only votes of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions.
(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter Documents or any provision of any organizational documents of any Subsidiary of the Company, (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under or result in a breach of (with or without notice or lapse of time, or both) any of the terms or provisions of, or result in a right of payment or loss of a benefit under, or give rise to any right of consent, approval, termination, cancellation, amendment or acceleration of, any Contract or Permit held by the Company or any of its Subsidiaries or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.04. Governmental Approvals. Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (v) the consents, approvals, orders, authorizations, filings, notifications, declarations or registrations set forth in Section 3.04 of the Company Disclosure Letter (the “Regulatory Approvals”) and (vi) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the

Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed with or furnished the SEC all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, in each case, since January 1, 2022, together with all certifications required pursuant to Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2022, no executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. As of the date hereof, there are no material outstanding or unresolved comments from the SEC with respect to any Company SEC Documents. Since January 1, 2022, there has been no material correspondence between the SEC and the Company relating to the Company SEC Documents that is not set forth in the Company SEC Documents.
(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material in amount or nature).
(c) To the Knowledge of the Company, neither the Company nor any of its consolidated Subsidiaries has any liabilities (whether absolute or contingent, asserted or unasserted, known or unknown, direct or indirect and whether accrued or not accrued), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2024 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect. There are no material off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries) that have not been so described in the Company SEC Documents.
(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances that (w) all material information required to be disclosed by the Company in the Company SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (y) that transactions are executed only in accordance with the authorization of management and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective. Since January 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.
(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.
SECTION 3.06. Absence of Certain Changes.
(a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.
(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect.
(c) From the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (ii) (redemptions/repurchases of equity interests), (iii) (payment of dividends and distributions), (iv) (splits, subdivisions and reclassifications of equity interests), (v) (indebtedness), (vi) (swaps, hedging transactions or derivative agreements), (vii) (loans and advances), (viii) (sales/dispositions), (xi) (Liens), (xiii) (acquisitions), (xiv) (Company Plans), (xv) (accounting changes), (xvi) (Tax elections and methods), (xvii) (Company Charter Documents), (xviii) (settlements), (xx) (Permits), (xxi) (Affiliate Transactions) or (xxiii) (new lines of business) of Section 5.01(b) (or Section 5.01(b)(xxv) with respect to any of the foregoing).
SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) since January 1, 2022, there is no, and has not been any, pending or, to the Knowledge of the Company, threatened, legal, civil, criminal or administrative proceeding, suit, investigation, claim, enforcement action, hearing, arbitration or other action by or before any Governmental Authority (each, an “Action”) or, to the Knowledge of the Company, any investigation by any Governmental Authority, in each case by or against the Company or any of its Subsidiaries or involving the Company or any of its Subsidiaries or any of their respective properties or assets or (b) there is no order, judgment, injunction, ruling, arbitration award, writ, settlement, grant, consent, decision or decree of any Governmental Authority (each, a “Judgment”) outstanding against or imposed upon the Company or any of its Subsidiaries. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, which would reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions. As of the date hereof, the Company is not subject to any outstanding Judgment that would reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions. This Section 3.07 does not relate to Tax matters, environmental matters, Intellectual Property matters, data privacy matters or matters regarding Communications Laws, FCC Licenses, State PUC Licenses or Local Franchise Authority Licenses.
SECTION 3.08. Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all local, state, federal or national, whether foreign, multi-national or domestic, laws (including common law), statutes, treaty, ordinances, codes, rules, regulations, Judgments, decrees, Permits or requirements or other restrictions imposed by Governmental Authorities, in each case, having the force and effect of law or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority (collectively, “Laws”), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, since January 1, 2022, received written or, to the Knowledge of the Company, other notice from a Governmental Authority alleging noncompliance with any Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(b) The Company and each of its Subsidiaries (i) holds all licenses, franchises, permits, certificates, consents, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted, and (ii) all such Permits are, to the extent necessary for the lawful conduct of their respective businesses as currently conducted, in full force and effect and are not subject to any Action that would result in any modification, termination or revocation thereof, except, in each case, where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and have been since June 30, 2019, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any other applicable anti-bribery, anti-corruption and anti-money laundering Laws. The Company and each of its Subsidiaries maintains policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption and anti-money laundering Laws.
This Section 3.08 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, Intellectual Property matters, data privacy matters or matters regarding Communications Laws, FCC Licenses, State PUC Licenses or Local Franchise Authority Licenses.
SECTION 3.09. Tax Matters.
(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed or caused to be filed on its behalf (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by, on behalf of or with respect to the Company and each of its Subsidiaries, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Taxes owed by, with respect to or that could give rise to a Lien on the assets of, the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid or have been adequately reserved against in accordance with GAAP.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.
(d) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect temporary differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(e) There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.
(f) Neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes. No Governmental Authority has, in writing, asserted or threatened to assert any deficiency, claim or issue with respect to material Taxes or any adjustment to material Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open.
(g) No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company or any of its Subsidiaries is required to file such Tax Return or pay such type of Tax in such jurisdiction.
(h) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” within the meaning of Section 355 of the Code in any distribution occurring during the two-year period ending on the date of this Agreement, or that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement, that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).
(i) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined or unitary group of corporations for purposes of filing a consolidated federal income or any other Tax Return or paying Taxes (other than a group the common parent of which is the Company), (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law) or as a transferee or successor or pursuant to any Tax sharing or indemnity Contract or other contractual agreements (other than any customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes) or (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.
(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.
(k) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).
(m) Neither the Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.
(n) Each of the Company and each of its Subsidiaries is organized under the laws of one of the states of the United States. Neither the Company nor any of its Subsidiaries has or has had, during the seven-year period ending on the date of this Agreement, a permanent establishment in any country other than the country of its organization.
SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS, including all schedules thereto and the most recent actuarial valuation, financial statement or similar report, (iii) each current trust agreement, insurance contract or policy, or group annuity contract or other funding vehicle, (iv) a current IRS determination, opinion or advisory letter, (v) the most recent summary plan description and all summaries of material modifications thereto and (vi) all material non-routine correspondence to or from the Department of Labor, IRS or other Governmental Authority relating to such Company Plan during the past twelve (12) months.
(b) Each Company Plan has been established, maintained, operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect such qualification. There are no material pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course) by, on behalf of or against any Company Plan or any trust related thereto or any fiduciary thereof and no material audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.
(c) Neither the Company nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has in the past six years maintained, sponsored or contributed to, or has any liability (whether actual or contingent) with respect to, any (i) pension plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) “multiple employer plan” (as defined in Section 413(c) of the Code).
(d) With respect to each Company Plan that is subject to Title IV of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (ii) none of the Company nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Plan. No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).
(e) All material contributions required to be made under the terms of any Company Plan have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s financial statements.
(f) Except as set forth in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to any material payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries under any material Company Plan, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any material Company Plan or (iv) limit or restrict the right to amend, terminate or transfer the assets of any material Company Plan on or following the Effective Time.
(g) There is no Contract, Company Plan or other plan, policy, program or arrangement by which the Company or any of its Subsidiaries is bound to compensate any employee, director, or independent contractor for excise Taxes paid pursuant to Section 409A or 4999 of the Code.
SECTION 3.11. Labor Matters. (a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material, (i) there is no pending or, to the Knowledge of the Company, threatened labor strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar labor tribunal or authority.

(b) The Company has provided to Parent a true and complete list (the “Employee Census”), as of the date set forth in the Employee Census, of each employee of the Company or any of its Subsidiaries, including for each individual, as applicable: (i) date of hire, (ii) period of credited service, (iii) employing entity, (iv) work location (including city and state and, if applicable, work from home or other remote arrangement), (iv) exempt/non-exempt status, (v) full-time/part-time status, (vi) current rate of base salary or base wages, (vii) target annual or shorter cash opportunity, (viii) if eligible for long-term incentives, the value and date of the most recent grant, (ix) whether on visa, (x) if applicable, local union affiliation, and (xi) if applicable, status as active or on leave (other than ordinary paid time off) and anticipated return date.
(c) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable Laws relating to terms and conditions of employment, hiring, background checks, health and safety, wages and hours, pay frequency, overtime, pay equity, worker classification, immigration, authorization to work, employment discrimination, harassment, retaliation, notices, privacy, record retention, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, fair labor standards, personal rights, labor relations, family and medical leave and other leaves of absence, sick time, or any other labor and employment-related matters, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(d) Neither the announcement of the Transactions nor the consummation thereof will result in any obligation of the Company or any of its Subsidiaries to provide any notice to, or engage in any consultation or bargaining obligations with, any national or local bargaining unit or other employee representative.
(e) Since January 1, 2022, no material allegations of sexual harassment or sexual misconduct have been made against any current or former officer of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has entered into or executed any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer.
SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2022, in compliance with all applicable Laws relating to pollution or the protection of the environment, natural resources or, as it relates to releases of or exposure to hazardous materials, human health (“Environmental Laws”), and the Company has not received any written notice since January 1, 2022 alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and each of its Subsidiaries possess and are, and have been since January 1, 2022 in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries is conducting or funding any investigation, cleanup or other remedial activities pursuant to Environmental Laws as a result of any release, spill or disposal of any hazardous or toxic substances at, in, under or from any real property owned, leased or used by the Company or any of its Subsidiaries and (f) to the Knowledge of the Company, there has been no release of or exposure to hazardous substances at any location that has resulted or would reasonably be expected to result in an obligation to conduct investigative or remedial activities under Environmental Law or a Claim arising under or relating to Environmental Law to which the Company or any of its Subsidiaries is subject.
SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all (i) material Registered Company Intellectual Property, including for each such item, as applicable, the record owner or registrant, jurisdiction or registry in which such item is registered or filed, and the filing or registration date and number and (ii) all material Software included in the Owned Company Intellectual Property. The Company and its Subsidiaries solely and exclusively own all right, title and interest in and to the material Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). The material Owned Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Persons (including current and former employees and independent contractors of the Company or any of its Subsidiaries) who have created or contributed to any material portion of, or otherwise had or would have had rights in or to,

Owned Company Intellectual Property have, in each case, executed written agreements that validly and effectively irrevocably assign to one of the Company or its Subsidiaries all of such Person’s rights, title and interest in and to such Owned Company Intellectual Property, or the Company or any of its Subsidiaries otherwise owns all such Owned Company Intellectual Property pursuant to applicable Law, and the Company and its Subsidiaries have not made or been subject to a claim disputing ownership of such Owned Company Intellectual Property developed by such Persons.
(c) The Company or one of its Subsidiaries owns (in each case free and clear of all Liens other than Permitted Liens), is licensed or otherwise has valid rights pursuant to a written Contract to use and exploit all material Intellectual Property necessary and sufficient to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof; provided that nothing in this Section 3.13(c) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(f) and Section 3.13(g).
(d) Section 3.13(d) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property is developed on behalf of or licensed (including any springing license or any covenant not to sue or immunity from suit, and any option or right of first refusal to obtain an assignment of Intellectual Property) to the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries develops for another Person or has granted to any Person any material right or material interest in any material Owned Company Intellectual Property (including any springing license or any covenant not to sue or immunity from suit, and any option or right of first refusal to obtain an assignment of Intellectual Property), in each case of (i) and (ii), excluding (A) licenses to commercially available, “off-the-shelf” Software or other Software widely available on generally standard terms and conditions for an annual payment of less than $500,000; (B) non-exclusive licenses granted to customers or vendors in the ordinary course of business; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; and (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries (collectively, (i) and (ii), the “IP Contracts”).
(e) To the Knowledge of Company, the Company and its Subsidiaries have used commercially reasonable efforts to maintain the validity, subsistence and enforceability of the material Owned Company Intellectual Property under applicable Law (including, when appropriate, making and maintaining in full force and effect the necessary filings, registrations and issuances). Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to protect and maintain the confidentiality of all Trade Secrets included in the Owned Company Intellectual Property or otherwise in their possession or control. To the Knowledge of Company, (i) no such Trade Secrets have been authorized to be disclosed or have actually been disclosed by the Company or any of its Subsidiaries to any former or current employees or third Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof and (ii) no Person is in default or breach of any such agreement.
(f) No adverse third-party Actions that are material to the Company and its Subsidiaries are pending or, to the Knowledge of the Company, threatened in writing (including threat letters or other written communications) against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person, or including an offer to license Intellectual Property.
(g) To the Knowledge of the Company, since January 1, 2022, (i) no Person has infringed, misappropriated or diluted the rights of the Company or any of its Subsidiaries with respect to any material Owned Company Intellectual Property and (ii) the operation of the business and the offering and sale by the Company and its Subsidiaries of the products and services of the Company and its Subsidiaries have not infringed, misappropriated or diluted the Intellectual Property of any other Person in any material respect.
(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a member of, or a contributor to, any industry standards body or other industry consortium (each, an “Industry Body”) that has compelled or could reasonably likely be able to compel the Company or any of its Subsidiaries to grant or offer to any third party any license or right in or to any Owned Company Intellectual Property. To the Knowledge of the Company, none of the Owned Company Intellectual Property is, and neither the Company nor any of its

Subsidiaries has ever indicated to any Industry Body or any member thereof that any Owned Company Intellectual Property is, in each case, required for or infringed, misappropriated or otherwise violated by the implementation of any standards or specifications developed or proliferated by any Industry Body.
SECTION 3.14. Data Privacy and Technology; Information Security. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, since January 1, 2022, the Company and its Subsidiaries are in compliance with all applicable Data Protection Requirements. Since January 1, 2022, the Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Information within the possession or control of the Company or any of its Subsidiaries.
(b) Since January 1, 2022, neither the Company nor any of its Subsidiaries has experienced any breaches or outages of the Company IT Assets material to the conduct of the business or, to the Knowledge of the Company, any unauthorized use of or access to the Company IT Assets material to the conduct of the business or Personal Information within the possession or control of the Company or any of its Subsidiaries that required notification to a regulator or consumer under applicable Privacy Laws.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company IT Assets operate and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, designed to protect the Company IT Assets from unauthorized access and from any disabling codes, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software, data or other materials.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries own or have valid rights, pursuant to a written Contract, to use and access all Company IT Assets. The Company IT Assets (i) are generally sufficient for the current needs of the business, including as to capacity and ability to meet current peak volumes in a timely manner and (ii) to the Knowledge of the Company, do not contain any material faults, disabling codes or other Malware. Since January 1, 2022, there have been no failures, breakdowns, outages, or unavailability of any of the Company IT Assets that have caused any material disruption to the business of the Company and its Subsidiaries. Since January 1, 2022, the Company and its Subsidiaries maintain commercially reasonable information security, backup and disaster recovery plans and procedures with respect to the Company IT Assets consistent with accepted industry practices. Since January 1, 2022, the Company and its Subsidiaries have implemented and maintained physical, technical, organizational and administrative security measures, procedures and policies in material compliance with applicable Privacy Laws, including required security measures to protect the Company IT Assets and Personal Information stored therein against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and protect the integrity and security of Company IT Assets from unauthorized use, access or interruption by third parties.
(e) Since January 1, 2022, to the Knowledge of Company, the conduct of the business is and has been in compliance in all material respects with all Data Protection Requirements to which the Company or any of its Subsidiaries is a party or is otherwise bound. Since January 1, 2022, (i) the Company and its Subsidiaries have not received any written complaints, inquiries, or requests for information or documents from any Governmental Authority relating to its collection, storage, use, disclosure, destruction or other processing of Personal Information, and (ii) no litigation or other disputes alleging noncompliance with Data Protection Requirements in connection with the conduct of the business are pending or threatened in writing against the Company or any of its Subsidiaries. Since January 1, 2022, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been impacted by any Cybersecurity Incident or otherwise obligated by Data Protection Requirements, in each case, requiring the Company or its Subsidiaries to give notice to any Person of any such Cybersecurity Incident.
SECTION 3.15. Property. (a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the street address of each Owned Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens), (ii) neither the Company nor any of its Subsidiaries has leased, licensed or entered into any occupancy agreements pursuant to which any third party is granted the right to use any Owned Real Property, other than Permitted Liens, (iii) there are no outstanding options or rights of first offer or refusal for the benefit of a third party to purchase any Owned Real Property, and (iv) neither the Company nor any of its Subsidiaries has received written notice of (A) any pending Actions in eminent domain, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Owned Real Property or (B) any default under any restrictive covenants of record affecting the Owned Real Property that remains uncured, and, to the Knowledge of the Company, no event has occurred that, after notice or the lapse of time or both, would constitute such a default.
(b) Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Liens (other than Permitted Liens). The Company has made available to Parent a true, correct and complete copy of each Company Lease. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all of the Company Leases are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries party thereto, and are enforceable against the Company or the applicable Subsidiary party thereto in accordance with their respective terms and, to the Knowledge of the Company, constitute legal, valid and binding obligations on each other party thereto (subject to the Bankruptcy and Equity Exception), (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material default or material breach by the Company or its Subsidiaries under any Company Lease, (iii) to the Knowledge of the Company, there is no threatened or subsisting material breach by the counterparty to any Company Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice of (A) any pending Actions in eminent domain, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Leased Real Property, (B) a cancellation or termination of any Company Lease resulting from a default thereunder or (C) any default under any Company Lease affecting the Leased Real Property that remains uncured, and, to the Knowledge of the Company, no event has occurred that, after notice or the lapse of time or both, would constitute such a default.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have good title to or hold under valid leases all material equipment, in each case free and clear of all Liens, except for Permitted Liens. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all material properties and assets used in the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business consistent with past practice), are adequate for the purposes for which they are presently used in the conduct of the Company or any of its Subsidiaries business, are usable in a manner consistent with their current use and comply with all applicable Laws.
SECTION 3.16. Contracts. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan and any Collective Bargaining Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
(i) is filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) is a joint venture, partnership, co-investment, limited liability, strategic alliance or other similar arrangement that is expected to remain in place for longer than the twelve (12)-month period following the date hereof, other than with respect to any partnership that is solely between or among the Company or any of its wholly owned Subsidiaries;
(iii) provides for (x) indebtedness for borrowed money or guarantee of the foregoing, or (y) mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material portion of the assets, in each case, of the Company or any of its Subsidiaries and having an outstanding or committed amount in excess of $10,000,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, credit card lines, overdraft facilities or cash management programs, in each case contemplated by this clause (B), issued, made or entered into (1) in the ordinary course of business and in amounts that do not exceed $25,000,000 individually or (2) in connection with any current or prospective Broadband Grant;
(iv) contains restrictions on the ability of the Company or any or its Subsidiaries to pay dividends or other distributions (other than pursuant to the Company Charter Documents);
(v) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;
(vii) relates to the acquisition or disposition of any business, assets, equity interests or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $25,000,000 (A) that was entered into after January 1, 2022, or (B) pursuant to which any earn-out, indemnification, deferred or contingent payment or other similar obligation remains outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $5,000,000 individually or in the aggregate after the date hereof, in each case, excluding, (x) acquisitions or dispositions of supplies, inventory, merchandise, equipment or products in the ordinary course of business, (y) acquisitions or dispositions of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) acquisitions or dispositions of any real property in the ordinary course of business for consideration not to exceed $25,000,000 individually;
(viii) is a Company Lease that obligates the Company or any of its Subsidiaries to make base rental payments in excess of $1,000,000 per annum;
(ix) includes remaining obligations for the Company or any of its Subsidiaries to make any capital expenditure in an amount in excess of $15,000,000 in any calendar year, excluding, for the avoidance of doubt, expenditures for supplies, inventory, merchandise or products in the ordinary course of business;
(x) is a Contract relating to an Affiliate Transaction;
(xi) is a Contract with any Governmental Authority, other than where such Contract is (A) a commercial arrangement with a Governmental Authority involving annual payments of less than $10,000,000 or (B) a non-commercial arrangement (other than Broadband Grants) with a Governmental Authority involving amounts less than $2,000,000;
(xii) is a settlement agreement for any Action (A) involving any payments from the Company or any of its Subsidiaries in excess of $10,000,000 after the date hereof or (B) that imposes any material non-monetary obligations on the Company and its Subsidiaries;
(xiii) requires aggregate payments by the Company or any Subsidiary of the Company in excess of (x) $20,000,000 in any twelve-month period or (y) $50,000,000 over the term of the Contract, other than Contracts that can be terminated by the Company on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;
(xiv) contains provisions that (A) prohibit in a material respect the Company or any of its Subsidiaries from competing in or conducting any line of business, restricts future business activity (including the solicitation of individuals for employment) of the Company or any of its Subsidiaries or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any geographic territory or (B) require the Company or any of its Subsidiaries to pay the counterparty a minimum price or revenue guarantee amount involving amounts, or involving a minimum commitment with a value, reasonably expected to be greater than (x) $20,000,000 annually or (y) $50,000,000 over the term of the Contract, other than in each case license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use;

(xv) is a Contract with the ten (10) largest vendors of the Company and its Subsidiaries by spend for the twelve (12)-month period ended as of the Balance Sheet Date;
(xvi) is a carriage Contract or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast (including in each case, of video content) of any programming service, channel or network, whether with a telecommunications service provider or other counterparty which involves annual payments in excess of $5,000,000;
(xvii) obligates the Company or any of its Subsidiaries to conduct their business on an exclusive basis or to conduct a material portion of their business on a preferential basis or contains provisions that are “most-favored-nation” clauses or similar terms pursuant to which the Company or any of its Subsidiaries provides preferential pricing or treatment to any other Person, other than any Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice; or
(xviii) is a Contract that purports to bind any non-controlled Affiliates of the Company or any of its Subsidiaries.
(b) Except with respect to any Contract that has expired in accordance with its terms, or any Contract that has been terminated after the date hereof other than due to a breach thereof, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under, and is not in default under, in breach of, each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iii) neither the Company nor any of its Subsidiaries have received written notice (or, to the Knowledge of the Company, oral notice) of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, and no event or condition has occurred or is expected to occur that, with or without notice or lapse of time or both, would constitute or result in such a breach or default, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (iv) to the Knowledge of the Company, no counterparty under any Material Contract is in breach or default thereof, nor has any event or condition occurred or is existing which, with or without notice or lapse of time or both, would constitute or result in such a breach or default, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c) As of the date hereof, the Company has made available to Parent true, correct and complete copies of the Material Contracts (but subject, in each case, to redactions of pricing and other competitively sensitive information to the extent required by Antitrust Laws).
SECTION 3.17. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid by the Company and its Subsidiaries, as applicable, (c) as of the date hereof, no written notice of cancelation or modification has been received other than in connection with renewals in the ordinary course of business and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. The Company has made available to Parent all material insurance policies maintained by the Company or any of its Subsidiaries.
SECTION 3.18. Communications Laws; FCC, State PUC and Local Franchise Authority Licenses. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) since January 1, 2022, the business of each of the Company and its Subsidiaries has been conducted in compliance with the Communications Laws, (ii) the Company and its Subsidiaries possess all Permits issued or required by the FCC, the State PUCs and the Local Franchise Authorities

necessary to conduct their respective businesses as currently conducted and (iii) Section 3.18(a)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, all of the FCC Licenses, State PUC Licenses and Local Franchise Authority Licenses held by the Company and its Subsidiaries, which are the only FCC Licenses, State PUC Licenses and Local Franchise Authority Licenses required for the operations of the Company and its Subsidiaries, and each of which is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the FCC Licenses, State PUC Licenses and Local Franchise Authority Licenses or other order or agreement obtained from, issued by or concluded with any Governmental Authority (A) imposes or would impose restrictions on the ability of any Subsidiary of the Company to make payments, dividends or other distributions to the Company or any other Subsidiary of the Company that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such Governmental Authorities to similarly situated companies or (B) is subject to any conditions or requirements that have not been imposed generally upon licenses or other orders or agreements in the same service.
(b) To the Knowledge of the Company, there is no (i) Action being conducted or threatened by any Governmental Authority which would reasonably be expected to cause the revocation, termination, suspension, cancellation or nonrenewal of any of the FCC Licenses, the State PUC Licenses or the Local Franchise Authority Licenses held by the Company or any of its Subsidiaries or the imposition of any penalty or fine with respect thereto, or (ii) event, condition or circumstance attributable specifically to the Company that would materially impair, delay or preclude the ability of the Company or its Subsidiaries to either renew any FCC License, State PUC License or Local Franchise Authority License or obtain any Regulatory Approvals from any Governmental Authority, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c) There is no (i) outstanding Judgment that has been issued by the FCC, the State PUCs and the Local Franchise Authorities against the Company or any of its Subsidiaries, the FCC Licenses, the State PUC Licenses or the Local Franchise Authority Licenses held by the Company or any of its Subsidiaries, (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding or Action pending or, to the Knowledge of the Company, threatened by or before the FCC, the State PUCs or the Local Franchise Authority against the Company or any of its Subsidiaries, the FCC Licenses, the State PUC Licenses or the Local Franchise Authority Licenses or (iii) cease-and-desist order or enforcement action issued by, or a consent agreement or memorandum of understanding with, the FCC, the State PUCs and the Local Franchise Authorities or any other Governmental Authority to pay any civil money penalty or conduct any behavioral remedies, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d) Since January 1, 2022, the Company and its Subsidiaries have filed with the FCC, USAC, State PUCs and Local Franchise Authorities all necessary reports, forms, documents, instruments, information or applications required to be filed pursuant to the Communications Laws, and have, to the Knowledge of the Company, timely paid all fees required to be paid pursuant to the Communications Laws, and all such filings were, when made, true, correct and complete, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Any recovery of expenses through a universal service fee, telecommunications relay fee, regulatory or other similar fee, assessment, surcharge or charge by the Company or its Subsidiaries has complied in all material respects with the Communications Laws and agreements with Local Franchise Authorities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any pending audits, examinations, proposed adjustments or claims or to the Knowledge of the Company, investigations or other proceedings in respect of any fee, assessment, surcharge or charge contemplated by this Section 3.18(d), except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e) Since January 1, 2022, there has been no (i) investigation, notice of apparent liability, violation, forfeiture, adverse Judgment or other order or complaint issued by or filed with or before the FCC, any State PUC, any Local Franchise Authority or any other Governmental Authority, with respect to the Company or any of its Subsidiaries or their respective assets or businesses or (ii) inquiry, claim, action or demand pending or, to the Knowledge of the Company, threatened before any Governmental Authority which questions the amounts paid by the Company or any of its Subsidiaries pursuant to the Communications Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is qualified under the Communications Laws to hold the FCC Licenses, the State PUC Licenses and the Local Franchise Authority Licenses.
(g) Section 3.18(g) of the Company Disclosure Letter sets forth, as of the date set forth therein, for each state in which the Company or any of its Subsidiaries holds a Local Franchise Authority License, the number of customers that are active subscribers of any Cable Service (as defined in the Communications Act) of the Company or any of its Subsidiaries in such state.
SECTION 3.19. No Rights Agreement; Anti-Takeover Provisions. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company), as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Transactions.
SECTION 3.20. Opinion of Financial Advisors. (a) Each of the Strategic Review Committee of the Board of Directors of the Company (the “Committee”) and the Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of PJT Partners LP (“PJT Partners”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by PJT Partners in connection with the opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 2.01(b) and Appraisal Shares) in the Transactions is fair to such holders from a financial point of view. It is agreed and understood that such opinion is for the benefit of each of the Committee and the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.
(b) Each of the Committee and the Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Barclays Capital Inc. (“Barclays”) to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Merger Consideration to be offered to the holders of Company Common Stock (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares) pursuant to the Merger is fair to such stockholders from a financial point of view. It is agreed and understood that such opinion is for the benefit of each of the Committee and the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.
SECTION 3.21. Brokers and Other Advisors. Except for PJT Partners and Barclays, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any (or reimbursement of any) broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent true and complete copies of all agreements between the Company and each of PJT Partners and Barclays relating to the Merger or the consummation of the Transactions.
SECTION 3.22. Affiliate Transaction. No officer, director or Affiliate of the Company, or any of its Subsidiaries is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property used by the Company or any of its Subsidiaries or, since January 1, 2022, has engaged in any material transaction with the Company or any Subsidiary of the Company that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act (such transaction, an “Affiliate Transaction”) and that has not been so disclosed in the Filed SEC Documents.
SECTION 3.23. Build Commitments. The Company and each of its Subsidiaries have been in compliance in all material respects with all applicable Laws, Judgment, consent order or consent decree, or Contracts from or with any Governmental Authority, including the FCC, the State PUCs and the Local Franchise Authorities, with respect to any ongoing commitments to build in, or otherwise provide access of telecommunication services, fiber or broadband infrastructure to, identified territories, communities or locations (such commitments the “Build Commitments”). Neither the Company nor any of its Subsidiaries has received any notice, order to show cause, complaint, investigation or other administrative or judicial proceeding or any other Action pending or, to the Knowledge of Company, threatened by any Governmental Authority, including the FCC, the State PUCs and Local Franchise Authorities, alleging material noncompliance with respect to or any violation or breach of any of the Build Commitments.
SECTION 3.24. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or is making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. Except in connection with the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any of their Affiliates or respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their Affiliates or respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their Affiliates or respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their Affiliates or respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent or Merger Sub or any of their Affiliates or respective Representatives with respect to (x) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (y) , any oral, written, video, electronic or other information presented to Parent or Merger Sub or any of their Affiliates or respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company:
SECTION 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement and such documents are in full force and effect.
SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the consummation of the Transactions are advisable and (iii) directing that this Agreement and the Transactions be submitted for consideration at a meeting or by unanimous written consent of Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in a manner adverse to the Company. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.
(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under or result in a breach of (with or without notice or lapse of time, or both) any of the terms or provisions of, or result in a right of payment or loss of a benefit under, or give rise to any right of consent, approval, termination, cancellation, amendment or acceleration of, any material Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or material Permit held by Parent, Merger Sub or any of their respective Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of any national securities exchange, as applicable, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, (e) the Regulatory Approvals and (f) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The consummation by Parent and Merger Sub of the Transactions will not cause the Company or its Subsidiaries to be disqualified under the Communications Laws to hold the FCC Licenses, the State PUC Licenses and the Local Franchise Authority Licenses, provided that the FCC Approval, the State PUC Approvals and the Local Franchise Authority Approvals have been obtained.
SECTION 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws). Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions and will have no liabilities other than those contemplated by, or arising in connection with, this Agreement or the Transactions.

SECTION 4.05. Sufficiency.
(a) At the Closing, Parent will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company RSUs and Company PSUs under this Agreement) and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.
(b) In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.
SECTION 4.06. Certain Arrangements. As of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over).
SECTION 4.07. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
SECTION 4.08. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
SECTION 4.09. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action by or before any Governmental Authority or, to the Knowledge of Parent and Merger Sub, any investigation by any Governmental Authority, in either case against Parent, Merger Sub or any of their respective Subsidiaries or involving Parent, Merger Sub, any of their respective Subsidiaries or any of their respective properties or assets or (b) Judgment outstanding against or imposed upon or affecting Parent or Merger Sub or any of their respective Subsidiaries.
SECTION 4.10. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their Affiliates owns any shares of Company Common Stock or is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.
SECTION 4.11. No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. Except in connection with the representations and warranties made by the Company in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any of their Affiliates or respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their Affiliates or respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their Affiliates or respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their Affiliates or respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, Merger Sub and their Affiliates and respective Representatives have relied on the results of their own independent investigation and the representations and warranties set forth in Article III or in any certificate delivered pursuant to this Agreement.
SECTION 4.12. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, (b) Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) Parent, Merger Sub, their Affiliates and respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except, in the case of each of the foregoing clauses (a), (b) and (c), for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement and any rights hereunder with respect thereto.
ARTICLE V
Additional Covenants and Agreements
SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to (x) use reasonable best efforts to carry on its business in all material respects in the ordinary course and (y) use commercially reasonable efforts to (A) preserve substantially intact the goodwill, current business organizations and material assets, properties and Contracts of the Company and its Subsidiaries, (B) keep available the services of its current officers and key employees and (C) preserve substantially intact the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Authorities and other persons with whom, in each case, the Company or any of its Subsidiaries has material business relations; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to:
(i) other than transactions solely between and among the Company and its wholly owned Subsidiaries, issue, sell, distribute, assign, transfer, grant or dispose of any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests); provided that the Company may issue shares of Company Common Stock upon the settlement of Equity-Based Awards in the ordinary course of business under the Company Plans in effect on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement;
(ii) other than transactions solely between and among the Company and its wholly owned Subsidiaries, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests) (other than pursuant to the forfeiture of, withholding of Taxes with respect to or the net settlement of Equity-Based Awards);
(iii) other than transactions solely between and among the Company and its wholly owned Subsidiaries, establish a record date for, authorize, declare, make, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;
(iv) split, combine, subdivide, recapitalize, reclassify or effect any similar change in capitalization of any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
(v) incur, assume, endorse or otherwise become liable for, or make any modifications that (x) are adverse to the Company and its Subsidiaries in any material respect or (y) create or affect any rights or obligations that arise in connection with or are otherwise implicated by the Transactions, to the terms of, any indebtedness or obligations for borrowed money (including notes, bonds, debentures, letters of credit, bank guarantees, performance bonds and other similar contractual obligations), issue, sell, redeem, purchase or otherwise acquire any debt securities, bonds, debentures, notes, warrants, rights to acquire any debt securities of the Company or any of its wholly owned Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain or cause to be maintained any financial statement condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness solely among the Company and its Subsidiaries in the ordinary course of business, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, credit card lines, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business, (C) Indebtedness incurred under the Revolving Credit Facility (including in respect of letters of credit thereunder), or (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in connection with any current or prospective Broadband Grant in an aggregate principal amount (when taken together with any such letters of credit issued under clauses (B) and (C)) not to exceed $500,000,000;
(vi) enter into any swap or hedging transaction or other derivative agreements, except (A) for any such transaction or agreement entered into in the ordinary course of business or (B) for such transactions entered into pursuant to the Revolving Credit Facility;

(vii) make any loans, capital contributions or advances (other than accounts receivable in the ordinary course of business consistent with past practice) to any Person other than solely among and between the wholly owned Subsidiaries of the Company;
(viii) sell, dispose, assign, transfer or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property), except (A) transfers, sales or leases solely between and among the Company and its wholly owned Subsidiaries, (B) ordinary course dispositions of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) sales, leases, subleases and licenses of the Company’s or its Subsidiaries’ real property in the ordinary course of business, and expirations of real property leases, subleases, licenses or other agreements in accordance with their terms and (D) any sales or leases of properties or assets for consideration not to exceed $5,000,000 individually (or in the case of sales or leases of any real property, $15,000,000 individually) or $50,000,000 in the aggregate;
(ix) transfer, assign, convey, sell, lease, license, subject to any Lien (other than a Permitted Lien), cancel, abandon, allow to lapse, or expire, or otherwise dispose of any material Owned Company Intellectual Property, except, in each case, Intellectual Property that, in the Company’s reasonable discretion, should be abandoned or allowed to lapse or expire as part of the Company’s ordinary course management of its Intellectual Property portfolio consistent with past practice;
(x) knowingly or purposely fail to continue to maintain the secrecy, confidentiality and value of any material Trade Secrets included in the Owned Company Intellectual Property;
(xi) grant any Lien (other than a Permitted Lien) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(v) or (B) solely to the Company or to a wholly owned Subsidiary of the Company;
(xii) make any capital expenditures, or commitments in respect thereof, that are, in the aggregate and on an annualized basis for the preceding 12 months at any time, more than 110% of the capital expenditures budgeted for in the plan set forth in Section 5.01(b)(xii) of the Company Disclosure Letter;
(xiii) acquire (in each case, including by merger, sale of stock, sale of assets or otherwise) the capital stock or a material portion of the assets of, or invest in, any other Person, any properties, assets, securities or business, or division thereof, if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with such single transaction would exceed $25,000,000 or all such transactions would exceed $50,000,000 in the aggregate;
(xiv) except as required pursuant to the terms of any Company Plan, Collective Bargaining Agreement or similar written agreement, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement or applicable Law, (1) grant to any director, executive officer or employee any increase in cash compensation, (2) grant to any director, executive officer or employee any increase in severance, retention or termination pay, (3) establish, adopt, enter into or amend in any material respect any Collective Bargaining Agreement or material Company Plan, (4) take any action to accelerate any rights or benefits under any material Company Plan, (5) grant any Equity-Based Awards, (6) undertake any reduction in force which would result in any obligation under the Workers Adjustment and Retraining Notification Act of 1998, (7) terminate the employment of any member of the Company’s executive committee (other than “for cause” as reasonably determined by the Company in the ordinary course of business), (8) hire any new employee with annual base salary in excess of $250,000; provided, however, that, subject to such limitations as are set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter, the foregoing shall not restrict the Company or any of its Subsidiaries from providing employees with annual base salaries less than $250,000 who are newly hired or promoted, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including equity-based and cash-based incentive grants) that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired or promoted employees in similar positions at the Company and its Subsidiaries;
(xv) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof), (B) any applicable Law, including Regulation S-X under the Securities Act, or (C) any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(xvi) make, change or revoke any material Tax election (other than any such election in the ordinary course of business with respect to bonus depreciation for 5, 7, 10, 15 or 20 year property), amend any material Tax Return, enter into any material closing agreement, consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment if the Tax liability of the Company or any of its Subsidiaries with respect to such Tax claim or assessment exceeds $10,000,000 (other than an ordinary course extension of time to file Tax Returns), file any claims for material Tax refunds, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, adopt or change any Tax accounting method or change any annual Tax accounting period;
(xvii) amend the Company Charter Documents or amend in any material respect the comparable organizational documents of any Subsidiary of the Company;
(xviii) settle, release, waive or compromise any Action against the Company or any of its Subsidiaries, other than settlements, release, waiver or compromise of any Action (A) with any Governmental Authority involving an admission of wrongdoing where such Action (and the related settlement, release, waiver or compromise) (I) is a matter that is administrative in nature initiated by a state or local government that relates to the usual course of operations of the infrastructure network of the Company or its Subsidiaries (and, for the avoidance of doubt, does not involve consumer matters that could reasonably be expected to result in third party actions) and (II) requires payment by the Company in an amount not in excess of $250,000 individually or $10,000,000 in the aggregate, (B) involving a billing dispute with any telecommunications service provider if the amount of such settlement is individually or in the aggregate not material relative to the value of the existing commercial arrangements or relationship between the Company and its Subsidiaries, on one hand, and such telecommunications service provider and its Affiliates, on the other hand, (C) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements) or (D) for an amount not in excess of $1,000,000 individually or $15,000,000 in the aggregate; provided that, in the case of each of clauses (A) through (D), (x) no settlement of any pending or threatened Action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, or (2) other than settlements described in clause (A), any admission of wrongdoing or liability by the Company or its Subsidiaries and (y) any settlement of any Action involving any Tax claim, audit or assessment is governed by Section 5.01(b)(xvi);
(xix) terminate (other than at the end of the term thereof), renew, modify, amend in any material respect or waive any material noncompliance with the terms of or breaches under, any Material Contract or enter into any Contract that would have been a Material Contract or Company Lease had it been entered into prior to the date hereof, other than (A) with respect to Contracts of the type in Section 3.16(a)(iii) and Section 3.16(a)(xii) of this Agreement, (B) in the case of entering into new agreements that constitute Material Contracts, agreements entered into in the ordinary course of business, (C) modifications or amendments in the ordinary course of business on terms that are not adverse in any material respect to the Company or its Subsidiaries, or (D) any renewal or extension (including renewals technically effected by re-execution thereof upon expiration) in the ordinary course of business on substantially the same terms and, other than with respect to Company Leases, in the case of each of clauses (B), (C) and (D), that does not cause (x) for Contracts for the procurement of cloud application services or software-as-a-service by the Company or its Subsidiaries, the underlying Contract to be expected to remain in place longer than twenty-four (24) months following the Closing Date or (y) for all other Contracts, the underlying Contract to be expected to remain in place longer than twelve (12) months following the Closing Date; provided that, notwithstanding the foregoing, any termination, renewal, material modification or amendment or waiver of material noncompliance under a Contract (1) in respect of the Leased Real Property set forth in Section 5.01(b)(xix)(I)(1) of the Company Disclosure Letter, shall require the Company to consult with Parent and consider Parent’s views in good faith prior to taking such action (unless Parent’s prior written consent is otherwise required pursuant to this Section 5.01) and (2) in respect of the Leased Real Property set forth in Section 5.01(b)(xix)(I)(2) of the Company Disclosure Letter, shall require Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned);

(xx) assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit, or any FCC Licenses, State PUC Licenses or Local Franchise Authority Licenses;
(xxi) enter into any Affiliate Transactions;
(xxii) enter into any new line of business, or discontinue any line of business conducted as of the date hereof, in each case that is material to the Company and its Subsidiaries, taken as a whole;
(xxiii) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xxiv) enter into any Contract for the wholesale provision of fiber connectivity (A) in the consumer or small business markets or (B) that is otherwise inconsistent with past practice of the Company and its Subsidiaries; or
(xxv) commit or agree, in writing or otherwise, to take any of the foregoing actions.
(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
SECTION 5.02. Solicitation; Change in Recommendation.
(a) Except as expressly permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their respective directors, officers and employees to, and shall instruct and use reasonable best efforts to cause its other Representatives to, (i)(A) immediately cease any direct or indirect solicitation, discussions, communications or negotiations with, or assistance to, any Persons with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and (B) promptly following the date hereof (and in any event within two (2) Business Days) request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives, and (ii) not, directly or indirectly, (A) initiate, solicit or knowingly encourage, facilitate or assist in (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information or provide access to the properties, books, Contracts, assets, records, personnel or Representatives of the Company and its Subsidiaries in connection with, or for the purpose of, encouraging, facilitating or assisting, the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (C) approve, adopt or enter into, or publicly recommend, endorse or declare advisable any confidentiality agreement (other than an Acceptable Confidentiality Agreement), letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or relating to a Takeover Proposal or (D) waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement (it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent reasonably necessary to allow a third party to make a Takeover Proposal that does not result from a material violation of Section 5.02(a), if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable Law).
(b) Notwithstanding anything contained in Section 5.02(a), if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal, which Takeover Proposal did not result from any material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives to the extent reasonably necessary to clarify the terms and conditions thereof or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such written Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law (provided that the Company shall promptly (and in any event within twenty-four hours) notify Parent in writing of such determination), then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries and/or provide access to the properties, books, Contracts and records of the Company and its Subsidiaries, in each case, to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall substantially concurrently provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any Person (relating to a Takeover Proposal or otherwise) that prohibits or otherwise would prevent the provision of any information to Parent in accordance with, or the Company from otherwise complying with, this Agreement. The parties hereto acknowledge and agree that any contacts, disclosures, discussions or negotiations permitted under this Section 5.02(b), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.02(b) to take or engage in any such actions, shall not constitute an Adverse Recommendation Change.
(c) Following the date of this Agreement and prior to the Company Stockholder Approval, the Company shall (i) promptly (and in any event within twenty-four hours of receipt by the Company or any of its Subsidiaries or their respective Representatives) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry or proposal or requests for non-public information or discussions that may reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal or inquiry or proposal and the identity of the Person or group of Persons making such Takeover Proposal or inquiry or proposal, (ii) keep Parent reasonably informed on a current basis of the status, details and material developments with respect to any such Takeover Proposal or inquiry or proposal (including in each case any material changes thereto) and (iii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within twenty-four hours of receipt by the Company or any of its Subsidiaries or their respective Representatives) copies of all correspondence and other written and electronic material exchanged between the Company or any of its Subsidiaries or Representatives and any Person that describes any of the material terms or conditions of any Takeover Proposal or inquiry or proposal. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Nondisclosure Agreement.
(d) None of the Board of Directors of the Company or any duly authorized committee thereof shall (i)(A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend or endorse the approval or adoption of, or approve, adopt or otherwise declare advisable, or publicly propose to recommend, endorse, approve, adopt or otherwise declare advisable, any Takeover Proposal or (D) fail to recommend against acceptance by the holders of Company Common Stock of a tender or exchange offer that constitutes a Takeover Proposal within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer (each action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or authorize, publicly recommend, cause or permit the Company or any of its Subsidiaries to execute or enter into) any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may (I) make an Adverse Recommendation Change in response to an Intervening Event or (II) with respect to a Takeover Proposal that did not result from a material breach of Section 5.02(a), (x) make an Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 7.01(d)(ii) and cause the Company to enter into a Company Acquisition Agreement with respect to such Takeover Proposal, in either case, if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clauses (I) and (II), failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of clause (II), such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (I) or clause (II), unless (1) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall specify the identity of the party making such Superior Proposal and the material terms thereof or, in the case of an Intervening Event, specifying the details thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Takeover Proposal to no longer constitute a Superior Proposal or for such Intervening Event to no longer warrant a Company Adverse Recommendation Change and (3) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that such Takeover Proposal would continue to constitute a Superior Proposal or that such Intervening Event continues to warrant a Company Adverse Recommendation Change if the revisions proposed in such binding offer were to be given effect (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Takeover Proposal or any material change to the facts and circumstances relating to an Intervening Event, in each case that was previously the subject of a notice hereunder (if applicable, after having been determined by the Board of Directors of the Company or any duly authorized committee thereof to no longer constitute a Superior Proposal) shall require the Company to deliver a new notice as provided above and provide a new notice period, except that such new notice and matching period in connection with any such amendment or revision shall be for three Business Days rather than five Business Days); provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as Parent has timely provided the Company with wire instructions for such payment.
(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company or any duly authorized committee thereof to make such disclosure would be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law; provided that no Company Adverse Recommendation Change shall be made except in compliance with Section 5.02(d).
(f) The Company hereby agrees that (i) any breach of, or failure to comply with, this Section 5.02 by any of its Subsidiaries or its or their respective directors, officers or employees and (ii) any actions taken by the Company’s or its Subsidiaries’ other Representatives that, notwithstanding the Company’s use of its reasonable best efforts in accordance herewith, would constitute a breach or violation of this Section 5.02 if taken by the Company or such Subsidiary, in the case of each of clauses (i) and (ii), shall be deemed a breach of Section 5.02 this Agreement by the Company.
(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals on a confidential basis, but shall not contain any exclusivity provision or other term that would restrict, in any manner, Parent’s ability to consummate the transactions contemplated by this Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent reasonably necessary to allow a third party to make a Takeover Proposal that does not result from a material violation of Section 5.02(a), if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable Law.
(h) As used in this Agreement, “Intervening Event” means a material event, occurrence, development or state of facts or circumstances that was not known to the Board of Directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall any material event, occurrence, development or state of facts or circumstances resulting from or relating to any of the following give rise to an Intervening Event: (i) any Takeover Proposal; (ii) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of shares of Company Common Stock or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); or (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof).
(i) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 25% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing 25% or more of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 25% or more of the voting power of the then outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 25% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing 25% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.
(j) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the Transactions from a financial point of view and (ii) is reasonably capable of being completed, in each case taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement considered relevant by the Board of Directors of the Company or any duly authorized committee thereof; provided that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
SECTION 5.03. Efforts. Subject to the terms and conditions of this Agreement (including Section 5.03(e)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including the Regulatory Approvals, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Governmental Authority or a third party or any Judgment against any party hereto or any of its Subsidiaries that would prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.
(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law restricting or prohibiting any of the Transactions is or becomes applicable to any of the Transactions and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement
(c) Parent shall exclusively control (but shall consult with the Company with respect to) (i) the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or Action by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.
(d) In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) make (and cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions no later than December 31, 2024, (ii) file any notification or application required to obtain the FCC Approval with respect to the Transactions as promptly as practicable (and in any event within 45 calendar days following the date hereof), (iii) file any notification or application required for the California PUC Approval with respect to the Transactions as promptly as practicable (and in any event within 45 calendar days following the date hereof), and (iv) file as promptly a reasonably practicable any other notification or application required to obtain any other clearance, approval or consent required in connection with the Transactions from any other Governmental Authority, in the case of each of the foregoing clauses (i)-(iv), unless otherwise agreed by the parties hereto. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the relevant Governmental Authority with respect to the Antitrust Laws or the Communications Laws or in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent will pay, or cause to be paid, all filing fees incurred pursuant to this Section 5.03(d).
(e) Without limiting the foregoing, Parent shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions necessary to secure (i) the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to, and avoid and eliminate each and every impediment to the consummation of, the Transactions under Antitrust Laws, and (ii) the FCC Approval, any State PUC Approval or Local Franchise Authority Approval, or any other applicable Law raised by any Governmental Authority, in each case of clauses (i) and (ii), in order to (I) prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions; and (II) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority necessary to consummate the Transactions, including, in each case, (A) (1) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (2) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent, its Subsidiaries or any Affiliate of the foregoing, (3) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (4) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time or (5) agreeing to any other commitments, restrictions or modifications on the business or operations of the Company, Parent or any of their respective Affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority under the Antitrust Laws, or the FCC, Team Telecom, the State PUCs or the Local Franchise Authorities, in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action); provided that any such action shall be conditioned upon the Closing) (the actions described in the foregoing clause (A), the “Remedy Actions”), and (B) defending through litigation any claim asserted in court or administrative or other tribunal by or before any Governmental Authority in order to avoid the entry of, or to have vacated or terminated, any Restraint, whether temporary, preliminary or permanent, that would prevent the Closing on or prior to the Outside Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall (x) Parent or any of its Affiliates be required to take any actions (including any Remedy Actions) or agree to any restrictions, conditions, restraints or concessions (including any Remedy Actions), in each case with respect to Parent, the Company or any of their respective Affiliates (in each case, including the assets, business or operations thereof) that would, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect (taking into account the expected costs and benefits thereof) on (1) the Company and its Subsidiaries, taken as a whole, or (2) Parent and its Subsidiaries, taken as a whole (whether prior to or following the Merger, including the Surviving Corporation and its Subsidiaries), in each case, with materiality determined by reference to a business the size of the Company and its Subsidiaries, taken as a whole (any such actions (including any Remedy Actions) or restrictions, conditions, restraints or concessions (including any Remedy Actions), individually or in the aggregate, satisfying the standard in this clause (x), a “Burdensome Condition”) and (y) the Company and any of its Subsidiaries and their respective Affiliates shall not be permitted to, without Parent’s prior written consent, take, make or otherwise permit itself to be subject to any Remedy Action in connection with securing the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, resolving any objections asserted with respect to, or avoiding and eliminating any impediment to, the consummation of, the Transactions under Antitrust Laws, or with respect to the FCC Approval, any State PUC Approval or any Local Franchise Authority Approval, or any other applicable Law raised by any Governmental Authority. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. The Company shall not commit (and shall cause its Affiliates not to commit) to or agree with any Governmental Authority to (i) stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or in connection with the FCC Approval, any State PUC Approval or any Local Franchise Authority Approval or enter into a timing agreement, understanding or commitment with any Governmental Authority in connection with the foregoing, or (ii) withdraw (including, for the avoidance of doubt, by withdrawing and immediately re-filing) any application, filing or other submission in respect of the FCC Approval, any State PUC Approval or any Local Franchise Authority Approval, in each case of the foregoing clauses (i) and (ii), without the prior written consent of Parent. With respect to any action referenced in the foregoing sentence that is taken by Parent or Merger Sub, Parent (A) shall consult with the Company and (B) shall not take any such action that would be reasonably expected to cause such approvals not to be obtained by the Outside Date.
(f) Each of the Company, Parent and Merger Sub shall not enter into any material transaction relating to the acquisition of any business, assets, equity interests or property of another Person with the intention to, or that would be reasonably likely to, (i) materially hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the Antitrust Division of the DOJ or FTC as necessary, or any other Governmental Authority under any other Antitrust Laws or receipt of the Required Regulatory Approvals or (ii) otherwise materially delay the consummation of the Transactions contemplated by this Agreement.
(g) In furtherance and not in limitation of (but subject to the limitations in) the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority relating to the Transactions, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, written information, correspondence or other written communications) regarding any of the Transactions, (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority in connection with the Transactions, other than “Item 4 documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in any meeting or conference (whether in person, by telephone or otherwise) in connection with the Transactions, and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission and consider in good faith any comments made by the other party; provided that no such document or information shall be submitted by the Company to the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority relating to the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
(h) Notwithstanding anything to the contrary in this Section 5.03, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the others under this Section 5.03 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (ii) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (i) and (ii).
(i) The Company shall (and shall cause its Affiliates to), in consultation with Parent, provide the notices and use commercially reasonably efforts to obtain the consents, waivers, approvals, confirmations and authorizations required to be set forth on Section 3.03(d) of the Company Disclosure Letter, unless otherwise agreed by Parent.
SECTION 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Representatives to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or Parent which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company, Parent or the Transaction that has not been previously announced or made public in accordance with the terms of this Agreement.
SECTION 5.05. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent, and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change), in each case, in connection with the consummation of the Transactions (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (iv) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action, or (v) involve any environmental or other sampling or testing (provided, that the Company shall use commercially reasonable efforts to disclose any such information in a way that would avoid the consequences described in the foregoing). All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the nondisclosure agreement dated as of December 6, 2023, by and between the Company and Parent (the “Nondisclosure Agreement”).
SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company and its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee.
(b) Without limiting the foregoing, from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable and documented out of pocket expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided, however, that, as a condition thereto, such Indemnitee shall be required to provide a written undertaking to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to be indemnified under applicable Law.
(c) None of Parent, the Surviving Corporation or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification would reasonably be expected to be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.
(d) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in an amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance policy in excess of 300% of the current annual premium paid by the Company for such insurance. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, subject to the cap on the annual premium set forth in the proceeding sentence. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06).

(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.
(h) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.
SECTION 5.07. Employee Matters. (a) For a period of twelve (12) months following the Effective Time, or if earlier, until the date of termination of the relevant Continuing Employee, (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the following to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”): (i) a base salary or wage rate, target annual cash bonus or commission-based opportunity, and target equity award opportunity, that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee whose employment terminates during the Comparability Period in a manner that qualifies for such severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control”, “change of control” or other term of similar import), all of which are listed on Section 5.07(a) of the Company Disclosure Letter, and (iii) employee benefit plans and arrangements (other than (x) as provided in clause (i) and (ii), (y) defined benefit pension, supplemental retirement, post-retirement medical and life, and deferred compensation benefits and (z) change-in-control benefits, rights and features) to each Continuing Employee that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing sentence, the terms and conditions of employment of each Continuing Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement shall be as required pursuant to such Collective Bargaining Agreement, as in effect during the Comparability Period.
(b) Subject to Section 5.07(a), (x) from and after the Effective Time, Parent shall cause the Surviving Corporation (or one or more of its Subsidiaries, as applicable) to assume, honor and provide all the Company Plans in accordance with their terms in effect as of the Effective Time, and (y) Parent acknowledges that either Parent (or one of more of its Subsidiaries) or the Surviving Corporation (or one or more of its Subsidiaries), as applicable, shall be bound by each Collective Bargaining Agreement in accordance with its terms. Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.
(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees commence to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that, other than as required by applicable Law or the terms of the relevant employee benefit plan of Parent, such service is not required by this Section 5.07(c) to be recognized to the extent that such recognition would (x) result in any duplication of benefits for the same period of service or (y) cause a Continuing Employee to be eligible for any employee benefit plan of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) as to which participation is closed or frozen.
(d) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
(e) For each Continuing Employee who is eligible to receive an annual bonus, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay such Continuing Employee a bonus payment for the year in which the Effective Time occurs in accordance with Section 5.07(e) of the Company Disclosure Letter.
(f) The Company shall provide an updated Employee Census to Parent (i) not later than on a calendar quarterly basis, and (ii) ten (10) Business Days prior to the anticipated Closing Date.
(g) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. No provision of this Agreement shall alter the at-will status of any current employee or otherwise limit or impair the right of Parent and its Subsidiaries to terminate the employment of any current employee at any time.
SECTION 5.08. Notification of Certain Matters; Stockholder Litigation. (a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party in relation to this Agreement or the Transactions. Each party shall promptly advise the other of any fact, change, event or circumstance that is reasonably likely to cause the failure of any condition to Closing set forth in Section 6.02 or Section 6.03, as applicable; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 6.02 or Section 6.03 to be satisfied.
(b) The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions. The Company shall not settle or offer to settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
SECTION 5.09. Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses.

SECTION 5.10. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.
(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
SECTION 5.11. Stock Exchange De-listing. Parent and the Company shall use their reasonable best efforts to cause the shares of Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
SECTION 5.12. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement (but in any event not more than 20 Business Days following the date of this Agreement) and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation and filing of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. Prior to any filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. If at any time prior to the Closing any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or recess thereof, the “Company Stockholders’ Meeting”) for the sole purpose of obtaining the Company Stockholder Approval, obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger and voting on a proposal to adjourn the Company Stockholders’ Meeting, as soon as reasonably practicable and in any case no later than 25 Business Days after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall (x) include the Company Board Recommendation in the Proxy Statement, (y) recommend at the Company Stockholders’ Meeting that the holders of Company Common Stock adopt this Agreement and (z) use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its reasonable discretion, adjourn or recess (but not postpone) the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided that, in the case of clauses (i), (iii) and (iv), the Company Stockholders’ Meeting (as so adjourned or recessed) shall not be held on a date that is later than thirty (30) days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) without the consent of Parent (not to be unreasonably withheld, conditioned or delayed).
(c) Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.02 or applicable Law.
SECTION 5.13. Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all actions reasonably necessary or advisable to cause the disposition of equity securities of the Company and any acquisitions of equity securities of Parent (including any derivative securities) pursuant to the Merger and the other Transactions by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.14. Financing Assistance and Cooperation.
(a) The Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation and assistance that is customary and reasonably requested by Parent in connection with (i) any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) any financing sought by Parent in connection with the Transactions.
(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.14 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:
(i) pledge any assets as collateral prior to the Effective Time;
(ii) pay any fee, bear any cost or expense, enter into any definitive agreement that becomes effective prior to Closing, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with any financing undertaken by Parent in connection with the Transactions prior to the Closing;
(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment or any material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;
(iv) waive or amend any terms of this Agreement;
(v) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing;
(vi) provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of the Company or its applicable Subsidiary; provided, that the Company or such Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information;

(vii) cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to pass resolutions to approve any such financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with any such financing (other than any director, manager or equivalent, or officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Closing;
(viii) deliver any legal opinion or negative assurance letter (other than legal opinions or letters required to be delivered in connection with any offer to purchase or exchange, or any consent solicitations with respect to, any outstanding Indebtedness of the Company undertaken in connection with the Transactions and contingent on the Closing, to the extent such opinions or letters would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered); or
(ix) provide or prepare (A) pro forma financial statements, pro forma adjustments, projections or an as-adjusted capitalization table, (B) any description of all or any component of any financing undertaken by Parent in connection with the Transactions, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the any financing undertaken by Parent in connection with the Transactions, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.
(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any financing to be undertaken by Parent in connection with the Transactions, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing undertaken by Parent in connection with the Transactions and any information used in connection with the foregoing, except to the extent such liabilities arise from (x) the gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries and their respective Representatives, (y) any intentional misrepresentation in any financial statements or information provided by the Company specifically for use in connection with any financing undertaken by Parent in connection with the Transactions or (z) a material breach of this Agreement by the Company, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.
SECTION 5.15. Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall promptly notify Parent of any material Action that is initiated, scheduled or pending against or with respect to it or any of its Subsidiaries in respect of any Tax.
SECTION 5.16. Broadband Grants. To the extent permitted by Law, the Company shall (and cause its Subsidiaries to) use reasonable best efforts to provide Parent written notice of any bid or submission for any Broadband Grant that is accepted.
SECTION 5.17. Certain Agreements. Prior to the Closing, and as promptly as reasonably practicable following the date hereof, the Company shall (and cause its Subsidiaries to) use reasonable best efforts to terminate all of the Contracts set forth on Section 5.17 of the Company Disclosure Letter.
ARTICLE VI
Conditions to the Merger
SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) No Restraints. No applicable Law and no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) in the U.S. or any jurisdiction set forth in Section 6.01(a) of the Company Disclosure Letter (the “Applicable Jurisdictions”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger or the Transactions;
(b) HSR; Required Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; (ii) the FCC Approval shall have been received; and (iii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained (the consents, approvals or clearances in clauses (ii) and (iii), collectively, the “Required Regulatory Approvals”).
(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.01(a) (Organization; Standing), Section 3.02(c) and (d) (Capitalization), Section 3.03(a), (b) and (c) (Authority), Section 3.19 (No Rights Agreement; Anti-Takeover Provisions) and Section 3.21 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.02(a) and (b) (Capitalization) shall be true and correct in all respects, except for any inaccuracies that are de minimis, as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.06(b) (no Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;
(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;
(c) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied; and
(d) Regulatory Approvals. (i) The approvals contemplated by Section 6.01(b)(i) and the Required Regulatory Approvals shall have been obtained without restrictions, conditions, restraints or concessions (including any Remedy Actions) that constitute, individually or in the aggregate, a Burdensome Condition and (ii) the Required Regulatory Approvals shall have become Final Orders.
SECTION 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and
(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.
ARTICLE VII
Termination
SECTION 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly stated herein), whether before or after receipt of the Company Stockholder Approval:
(a) by the mutual written consent of the Company and Parent;
(b) by either of the Company or Parent:
(i) if the Effective Time shall not have occurred on or prior to March 4, 2026 (such date, the “Initial Outside Date”, as it may be extended, the “Outside Date”); provided that (x) if, on the Initial Outside Date, any of the conditions set forth in Section 6.01(b), Section 6.01(a) (to the extent due to a Restraint relating to the HSR Act or the Required Regulatory Approvals) or Section 6.02(d) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date) (an “Outside Date Extension Event”), then the Initial Outside Date shall automatically be extended to June 4, 2026 (such date, the “First Extended Outside Date”) and (y) if, on the First Extended Outside Date, an Outside Date Extension Event shall exist, then the First Extended Outside Date shall automatically be extended to September 4, 2026; provided, further that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been the principal cause of the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii) if any Restraint in the U.S. or any Applicable Jurisdiction having the effect set forth in Section 6.01(a) (Legal Restraints) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have complied with its obligations pursuant to Section 5.03 of this Agreement; or
(iii) if the Company Stockholders’ Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) (Company Representations) or Section 6.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Company (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(c)(ii) if the Company Stockholder Approval is obtained at the Company Stockholders’ Meeting; or
(d) by the Company:
(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) (Parent Representations) or Section 6.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, either Parent or Merger Sub, as applicable (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with Section 5.02(d)(II) (Takeover Proposals not solicited in violation of the non-solicitation provisions); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section 7.03(a) so long as Parent has timely provided the Company with wire instructions for such payment.
SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.05 (Access to Information; Confidentiality), this Section 7.02, Section 7.03 (Termination Fees) and Article VIII (Miscellaneous Provisions), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to the parties hereto and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).
SECTION 7.03. Termination Fee. (a) In the event that:
(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (termination after the Outside Date) or Section 7.01(b)(iii) (failure to receive the Company Stockholder Approval) or by Parent pursuant to Section 7.01(c)(i) (uncured breach of the Agreement by the Company); provided that (A) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and (B) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated at any time; provided that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or
(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement);
then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has timely provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), concurrently with the consummation of or entry into an agreement with respect to the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $320,000,000.
(b) In the event this Agreement is terminated pursuant to (I) Section 7.01(b)(i) (termination on or after the Outside Date) and at the time of such termination all of the conditions set forth in Section 6.01 (Mutual Closing Conditions) and Section 6.02 (Conditions of Parent and Merger Sub to Closing), other than Section 6.02(d), have been satisfied or waived, except for any conditions set forth in (i) Section 6.01(b) (Required Regulatory Approvals) or (ii) Section 6.01(a) (Legal Restraints) (if the failure of such condition is due to any Restraint in the U.S. or any Applicable Jurisdiction) or (II) Section 7.01(d)(i) due to Parent’s breach of its obligations in Section 5.03, then Parent shall pay or cause to be paid to the Company or its designee a termination fee of $590,000,000 in cash (the “Reverse Termination Fee”) by wire transfer of same-day funds so long as Company has timely provided Parent with wire instructions for such payment (x) in the case of termination by the Company, within two Business Days after such termination or (y) in the case of termination by Parent, simultaneously with such termination. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be obligated to pay the Reverse Termination Fee more than once.
(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(d) Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 (which shall be the Company’s sole and exclusive remedy for any breach of Section 5.03 prior to any termination of this Agreement), in circumstances in which a party is entitled to terminate this Agreement and the Company would receive the Reverse Termination Fee pursuant to Section 7.03(b), the Company’s right to receive the Reverse Termination Fee and the reimbursement and indemnification obligations of Parent under Section 7.03(c) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 (which shall be Parent’s sole and exclusive remedy for any breach of Section 5.02 prior to any termination of this Agreement), in circumstances in which a party is entitled to terminate this Agreement and Parent would receive the Company Termination Fee pursuant to Section 7.03(a), Parent’s right to receive the Company Termination Fee and the reimbursement and indemnification obligations of the Company under Section 7.03(c) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Reverse Termination Fee or the Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Reverse Termination Fee or the Company Termination Fee, as applicable.

ARTICLE VIII
Miscellaneous
SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time, which shall survive to the extent expressly provided for herein or therein.
SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.
SECTION 8.03. Extension of Time, Waiver, etc. At any time prior to the Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that Parent shall be permitted to assign, in whole or in part, any of its rights or interests (but not obligations) under this Agreement to one or more of its Subsidiaries without the consent of the Company so long as (x) such assignment would not result in a Parent Material Adverse Effect and (y) such Subsidiary is a United States person within the meaning of Section 7701(a)(30) of the Code. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the schedules and exhibits attached hereto and thereto, together with the Nondisclosure Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Letter is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06; (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d); and (v) following the valid termination of this Agreement pursuant to Article VII, subject to

Section 7.02 and the last sentence of this Section 8.06, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (v) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to the stockholders of the Company), which are intended for the benefit of, and shall be enforceable by, the Persons referred to in clauses (i) through (v) above. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (v) of this Section 8.06 and the provisions of Section 7.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the Transactions to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to clause (v) of this Section 8.06 and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.
SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus 20 Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.
SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (unless an automated message indicating non-delivery is received with respect thereto) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
Attention:	Christopher Bartlett
Michael Rosenblat
Email:	christopher.bartlett@verizon.com
michael.rosenblat@verizon.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention:	William D. Regner
Michael A. Diz
Katherine D. Taylor
Email:	wdregner@debevoise.com
madiz@debevoise.com
ketaylor@debevoise.com

If to the Company, to it at:

Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, Texas 75201
Attention:	Mark Nielsen
Email:	mark.nielsen@ftr.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Robert I. Townsend III, Esq.
George F. Schoen, Esq.
Matthew G. Jones, Esq.
Email:	rtownsend@cravath.com
gschoen@cravath.com
mjones@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be in writing and shall be deemed to have been received (i) when personally delivered, (ii) when transmitted via electronic e-mail address set out below (unless an automated message indicating non-delivery is received with respect thereto)if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt, or (iii) the next succeeding Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service.
SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
SECTION 8.12. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Broadband Grant” means any award of funding or financing to the Company or any of its Subsidiaries (i) by any Governmental Authority or (ii) pursuant to any plan or program operated by any Governmental Authority, in the case of clauses (i) and (ii), to support the construction, installation, expansion and maintenance of any fiber network or similar infrastructure network and related facilities.
“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.
“California PUC Approval” means the State PUC Approval and Local Franchise Authority Approval applicable to the State PUC Licenses and Local Franchise Authority Licenses, respectively, issued to the Company or any of its Subsidiaries by the California Public Utilities Commission.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Company or any of its Subsidiaries, excluding any national, industry or similar generally applicable Contract or arrangement.
“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communications Act” means the Communications Act of 1934, as amended (47 U.S.C. §151 et seq.), and any similar or successor federal statute, and the rules, regulations, decisions and published policies of the FCC promulgated thereunder, all as the same may be in effect from time to time.
“Communications Laws” means (a) the Communications Act and all codified rules and orders adopted by the FCC; (b) state statutes governing intrastate telecommunications services, cable services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs and the Local Franchise Authorities; and (c) any other Laws, published policies, procedures, orders or decisions regulating or overseeing communications facilities, communications services or revenues, including Laws relating to the occupancy or use of any public rights-of-way, promulgated or issued by any Governmental Authority (including the FCC, any State PUC or any Local Franchise Authority) with jurisdiction over any of the services offered by the Company or any of its Subsidiaries.
“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.
“Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 30, 2021, by and among Frontier Communications Holdings, LLC, as borrower, the banks and other financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and Goldman Sachs Bank USA, as revolver agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Company IT Assets” means the IT Assets owned, leased, licensed or controlled by the Company or any of its Subsidiaries and used in the conduct of the businesses of the Company or any of its Subsidiaries.
“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, occupies or holds a leasehold in any Leased Real Property.
“Company RSU/PSU Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.
“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, supplemental retirement, post-retirement, vacation, paid time off, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or under which the Company or any of its Subsidiaries has any liability, other than any Collective Bargaining Agreement or any plan, program, policy, agreement or arrangement mandated by applicable Law.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.
“Copyright” has the meaning set forth in the definition of Intellectual Property.
“Cybersecurity Incident” means unauthorized access to, use or encryption of the Company IT Assets (including a ransomware or denial-of-service attack), or the unauthorized access, disclosure, use or encryption or loss of Personal Information or other non-public and confidential information owned, controlled by, or in the possession of, the Company or its Subsidiaries.

“Data Protection Requirements” means all (i) Privacy Laws, (ii) contractual obligations of the Company or any of its Subsidiaries regulating the privacy or security of Personal Information in the control or possession of the Company and its Subsidiaries (including self-regulatory standards to which the Company or its Subsidiaries have publicly committed), and (iii) external publicly posted privacy policies of the Company or any of its Subsidiaries.
“Domain Name” has the meaning set forth in the definition of Intellectual Property.
“Equity Plans” means collectively, the Company’s 2021 Management Incentive Plan and 2024 Management Incentive Plan, each as may be amended from time to time, and the Restricted Stock Unit Award Agreements and Performance Stock Unit Award Agreements entered into thereunder, substantially of the forms filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
“Equity-Based Awards” means, collectively, Company RSUs and Company PSUs.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.
“FCC Approval” means the consents, approvals, declaratory rulings, or other authorizations from the FCC, including any applicable review and clearance (including any letters of assurance, letters of agreement, or other settlement agreements that may be required in connection with such clearance) by Team Telecom, in each case as set forth in Section 8.12(a) of the Company Disclosure Letter.
“FCC Licenses” means the licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued by the FCC to the Company or any of its Subsidiaries, with respect to the business of the Company or any of its Subsidiaries.
“Final Order” means an action or decision as to which (a) no request for a stay is pending, no stay is in effect and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no timely filed petition (or petition for which timely filing has been waived by the applicable Governmental Authority) for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; provided that, notwithstanding any such request for a stay, petition for rehearing or reconsideration, application for review or appeal, an action or decision shall be deemed a Final Order unless such request for a stay, petition for rehearing or reconsideration, application for review or appeal is reasonably likely to result in the vacating or rescission of the original action or decision or in its modification in a manner that would cause the condition set forth in Section 6.02(d)(i) not to be satisfied.
“Fraud” means the actual, knowing and intentional fraud of any party in connection with the representations and warranties set forth in Article III or Article IV.
“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
“Governmental Authority” means any government, bureau, board, department, political subdivision, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity or tribunal (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational or any arbitrational tribunal.
“Government Official” means any official, officer, employee or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including the following: (a) patents and patent applications, including all reissues, divisionals, revisions, renewals, extensions, provisionals, re-examinations, continuations and continuations-in-part of any of the foregoing (collectively,

“Patent”); (b) trademarks, service marks, trade names, brand names, corporate names, trade dress, tag-lines, slogans, logos, uniform resource locators, and other indicia of source or origin, together with all goodwill associated with the foregoing, and all applications to register, registrations and renewals of registration thereof (collectively, “Trademark”); (c) copyrights and corresponding rights in copyrightable subject matter and works of authorship, database and design rights and data collections (in each case, whether published or unpublished), mask works, and all registrations and applications to register any of the foregoing, applications to register and registrations any of the foregoing (collectively, “Copyright”); (d) internet domain names and uniform resource locators (collectively, “Domain Name”); (e) trade secrets, confidential information, and confidential and proprietary know-how, inventions and invention disclosures (whether or not patentable), ideas, methodologies, processes, techniques, technical and other data, research and development information and plans, business and marketing plans, customer and supplier lists, designs, specifications, formulae, and other confidential and proprietary information (collectively, “Trade Secrets”); and (f) rights of publicity.
“IRS” means the Internal Revenue Service.
“IT Assets” means information technology, computers, telecommunications equipment, and other information technology systems, including controlled networks, peripherals, hardware (whether general purpose or special purpose), firmware, middleware, servers, workstations, routers, hubs, data, Software, computer systems, databases and documentation, reference and resource materials relating thereto.
“Knowledge” means (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12(b) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of any of the officers or directors of Parent or Merger Sub.
“Leased Real Property” means the real property that is leased, subleased, or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, subtenant or licensee) that is (i) greater than 50,000 square feet and (ii) material to the business of the Company and its Subsidiaries, taken as a whole.
“Lien” means any pledge, lien, claim, charge, mortgage, deed of trust, encumbrance, judgment, option, right of first refusal or offer, license, defect in title, limitations in voting rights or security interest of any kind or nature.
“Local Franchise Authority” means a Governmental Authority responsible for granting franchises, as such term is defined in the Communications Laws, that has jurisdiction over the operations of the Company or any of its Subsidiaries.
“Local Franchise Authority Approvals” means, collectively, the consents, approvals, decisions, orders, waivers, rulings or other authorizations (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from Local Franchise Authorities having jurisdiction over the assets, business and operations of the Company and its Subsidiaries, including with respect to authorizing access to the public rights-of-way, in each case as set forth on Section 8.12(c) of the Company Disclosure Letter.
“Local Franchise Authority License” means each franchise, as such term is defined in the Communications Laws, granted by a Local Franchise Authority authorizing the construction, upgrade, maintenance and operation of any part of any cable system, as such term is defined in the Communications Laws, including with respect to authorizing access to the public rights-of-way.
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software designed or able to, without the knowledge or authorization of the Company, disrupt, disable, harm, exfiltrate, interfere with the operation of or install within or on any Software, computer data, network memory or hardware.
“Material Adverse Effect” means any state of facts, condition, development, effect, change, event or occurrence that, individually or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the business, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no state of facts, condition, development, effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any state of facts, conditions, effect, development, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes in applicable Law or in GAAP or in accounting standards or changes in the general legal, regulatory, political or social conditions, in each case arising after the date hereof, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or that is taken with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (provided that this clause (5) shall not apply to any action omitted to be taken pursuant to Section 5.01 unless the Company has requested to take an action that is prohibited by Section 5.01 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) the identity of Parent or Merger Sub, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any change or prospective change in the Company’s credit ratings, (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect the inclusion of the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) or (B)) in any determination as to whether there has been or would reasonably be expected to be a Material Adverse Effect) or (10) any epidemic, pandemic or other health disease outbreak; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (10) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such state of facts, condition, development, effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Open Source Software” means any Software licensed, provided, distributed under, or otherwise subject to any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Owned Real Property” means the real property (together with all structures, facilities, improvements and fixtures located thereon and all other interests and rights appurtenant thereto) owned in fee simple by the Company or any of its Subsidiaries that is (i) greater than 50,000 square feet and (ii) material to the business of the Company and its Subsidiaries, taken as a whole.
“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.
“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.
“Patent” has the meaning set forth in the definition of Intellectual Property.
“Permitted Liens” means (i) easements, rights-of-way, encroachments, restrictions, conditions, covenants, Liens and other similar matters of public record affecting title to applicable real property incurred or suffered in the ordinary course of business and in each case which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities and that are not violated in any material respect by the current use of the property to which they relate, (iii) Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in the consolidated balance sheets included in the Company SEC Documents, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens granted or which arise in the ordinary course of business and that are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, (v) Liens securing payment, or any obligation, with respect to outstanding Indebtedness set forth on Section 8.12(d)(i) of the Company Disclosure Letter so long as there is no event of default (whether cured or uncured) under such Indebtedness, (vi) pledges or deposits under workmen’s compensation Laws, social security Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (viii) Liens set forth on Section 8.12(d)(ii) of the Company Disclosure Letter, (ix) terms, conditions and restrictions under leases, subleases, licenses or occupancy agreements, including statutory Liens of landlords, affecting any leased real property, none of which materially interferes with the present use of such leased real property, (x) Liens that have been placed by any developer, landlord or other third party on leased real property or property over which the Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto, (xi) any matters shown by a current, accurate survey or physical inspection of real property and (xii) such other Liens that, individually or in the aggregate, are not substantial in character or amount and do not materially detract from the value of, or materially impair the existing use of, the asset or property affected by such Lien.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person; and (b) information that constitutes “personal information”, “personally identifiable information”, “personal data” or other similar terms under applicable Law.
“Privacy Laws” means all applicable Laws, each as amended from time to time, that regulate data privacy, data security, data protection or cybersecurity, in each case with respect to the collection, storage, use, disclosure, destruction or other processing, and transfer of Personal Information.
“Registered Company Intellectual Property” means all Patents registrations and applications therefor, Trademarks registrations and applications therefor, Copyrights registrations and applications therefor and Domain Names registrations included in the Owned Company Intellectual Property.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Revolving Credit Facility” means the revolving credit facility established under the Company Credit Agreement.
“Software” means all computer programs, including software implementations of algorithms, models and methodologies, application software, system software and firmware, and databases, including all source code and object code versions thereof, in any and all forms and media, and all related documentation, manuals, descriptions, design and development tools and work product, user interfaces and models.
“State PUC” means a state public utility commission, state public service commission or other similar state or local regulatory authority with jurisdiction over the operations of the Company or any of its Subsidiaries, including a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems (as defined in the Communications Laws) that are part of or maintained or operated by the Company or its Subsidiaries, but excluding, in such capacity, any Local Franchise Authority.
“State PUC Approvals” means, collectively, the consents, approvals, decisions, orders, waivers, rulings or other authorizations (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from State PUCs having jurisdiction over the assets, business and operations of the Company and its Subsidiaries (for the avoidance of doubt, other than the Local Franchise Authority Approvals), in each case as set forth in Section 8.12(e) of the Company Disclosure Letter.

“State PUC License” means any permit, license, authorization, certification, directive, consent order or consent decree of or from any State PUC, in each case, in connection with the operation of the business of the Company or any of its Subsidiaries, all renewals and extensions thereof, and all applications filed with such State PUC for which the Company or any of its Subsidiaries is an applicant (for the avoidance of doubt, other than the Local Franchise Authority Licenses).
“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or manager.
“Tax Returns” means any reports, returns, estimates, declarations of estimated tax, information returns, filings, claims for refund or other information relating to, filed or required to be filed with a Governmental Authority in connection with Taxes (including, for the avoidance of doubt, Form TD F 90-22.1), including any schedules or attachments thereto, and any amendments to any of the foregoing.
“Taxes” means all taxes, imposts, levies, withholding or other like assessments or charges imposed by a Governmental Authority, in each case in the nature of a tax, including any U.S. federal, state, local or non-U.S. income, corporation, capital gains, alternative minimum, excise, gross receipts, digital services, ad valorem, sales, goods and services, value added, harmonized sales, use, employment, withholding, estimated, franchise, profits, gains, real property, transfer, payroll, stamp, environmental, customs duties, social security contributions, unemployment, disability, e-911 taxes or other similar taxes or charges (whether disputed or not), together with all interest, penalties and additions imposed with respect to such amounts.
“Team Telecom” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, or any successor thereto.
“Trade Secret” has the meaning set forth in the definition of Intellectual Property.
“Trademark” has the meaning set forth in the definition of Intellectual Property.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.
“USAC” means the Universal Service Administrative Company (USAC).
“U.S. Treasury Regulations” means the regulations prescribed under the Code.
“Willful Breach” means a material breach of this Agreement resulting from a willful act or a willful failure to act that would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.
The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(f)
Action	3.07
Adverse Recommendation Change	5.02(d)
Affiliate Transaction	3.22
Agreement	Preamble
Announcement	5.04
Applicable Jurisdictions	6.01(a)
Appraisal Shares	2.06(a)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Barclays	3.20(b)
Book-Entry Share	2.01(c)
Build Commitments	3.23
Capitalization Date	3.02(a)
Certificate of Merger	1.03

Terms Not Defined in this Section 8.12	Section
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Preferred Shares	3.02(a)
Company PSU	2.03(c)
Company Related Parties	7.03(d)
Company RSU	2.03(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stockholder Approval	3.03(c)
Company Stockholders’ Meeting	5.12(b)
Company Subsidiary Securities	3.02(c)
Company Termination Fee	7.03(a)(ii)
Comparability Period	5.07(a)
Continuing Employee	5.07(a)
DGCL	Recitals
DOJ	5.03(e)
DTC	2.02(b)(i)
Effective Time	1.03
Employee Census	3.11(b)
Environmental Laws	3.12
Exchange Act	3.04
Exchange Fund	2.02(a)
FCPA	3.08(c)
Filed SEC Documents	Article III
First Extended Outside Date	7.01(b)(i)
FTC	5.03(e)
Indebtedness	5.01(b)(v)
Indemnitee	5.06(a)
Industry Body	3.13(h)
Initial Outside Date	7.01(b)(i)
Intervening Event	5.02(g)
IP Contracts	3.13(d)
Judgment	3.07
Laws	3.08(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
NASDAQ	3.04
Nondisclosure Agreement	5.05
Outside Date	7.01(b)(i)
Outside Date Extension Event	7.01(b)(i)
Parent	Preamble
Parent Related Parties	7.03(d)
Paying Agent	2.02(a)

Terms Not Defined in this Section 8.12	Section
Permits	3.08(b)
PJT Partners	3.20(a)
Proxy Statement	3.04
Regulatory Approvals	3.04
Remedy Actions	5.03(e)
Required Regulatory Approvals	6.01(b)
Restraints	6.01(a)
Reverse Termination Fee	7.03(b)
Sarbanes-Oxley Act	3.05(a)
SEC	3.04
Secretary of State of Delaware	1.03
Securities Act	3.05(a)
Share Certificate	2.01(c)
Significant Stockholders	Preamble
Superior Proposal	5.02(i)
Surviving Corporation	1.01
Takeover Law	3.19(b)
Takeover Proposal	5.02(h)
U.S.	2.02(a)

SECTION 8.13. Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
SECTION 8.14. Transfer Taxes. Except as expressly provided in Section 2.02(b)(iv), Parent shall bear and timely pay (or cause to be timely paid) all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred as a result of the Merger, and Parent shall prepare and timely file (or cause to be prepared and timely filed), at its expense, any Tax Returns and other documentation with respect to such Taxes and fees.
SECTION 8.15. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
SECTION 8.16. Interpretation. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Forward” electronic datasite hosted by Datasite on behalf of the Company by 11:59 p.m. (New York City time) on the day prior to the date hereof, (B) included in the Filed SEC Documents or (C) delivered in person or electronically to Parent or Merger Sub or their respective Representatives by 11:59 p.m. (New York City time) on the day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
SECTION 8.17. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees: (a) that any suit, legal action or proceeding, whether in law or in equity, whether in contract, in tort or otherwise, directly involving any Person (other than Parent, Merger Sub or any Affiliate thereof) that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Parent or Merger Sub with respect to any actual or potential Financing or any Affiliate of any such Person (collectively, with each of their respective Representatives acting as such, the “Financing Parties”), in each case, arising out of or relating to this Agreement, any Financing or any of the agreements entered into in connection with the Financing or any transaction contemplated hereby or thereby or the performance of any services thereunder (any such suit, legal action or proceeding, a “Financing Party Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any Financing Party Action to the exclusive jurisdiction of such court); (b) that any Financing Party Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly otherwise provided in any applicable agreement relating to the Financing; (c) not to bring or support, or permit any of its controlled Affiliates to bring or support, any Financing Party Action against any Financing Party in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Financing Party Action brought against the Financing Parties; (f) that none of the Financing Parties will have any liability to the Company or to its respective Affiliates relating to or arising out of this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (it being understood that nothing in this clause (f) shall affect the obligations of Parent, Merger Sub and their Affiliates under this Agreement); and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 8.17, and which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent. “Financing” means any debt financing obtained by Parent or Merger Sub (or any of its Affiliates on its behalf) for the purpose of financing the transactions contemplated hereby.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VERIZON COMMUNICATIONS INC.,
by
/s/ Christopher J. Bartlett
Name: Christopher J. Bartlett
Title: SVP, Chief Strategy Officer

FRANCE MERGER SUB INC.,
by
/s/ Christopher J. Bartlett
Name: Christopher J. Bartlett
Title: President

FRONTIER COMMUNICATIONS PARENT, INC.,
by
/s/ Nick Jeffery
Name: Nick Jeffery
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

September 4, 2024
Strategic Review Committee of the Board of Directors (the “Committee”)
Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, TX 75201
Board of Directors (the “Board”)
Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, TX 75201
Members of the Committee and the Board:
We understand that Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among the Company, Verizon Communications Inc., a Delaware corporation (“Parent”), and France Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (a) Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), and (b) each share of the common stock, par value $0.01 per share, of the Company (such shares, the “Shares”) (other than (i) any Shares cancelled in accordance with the Agreement (“Cancelled Shares”) and (ii) any Appraisal Shares (as defined in the Agreement)) will be converted into the right to receive an amount in cash equal to $38.50 per share, without interest (the “Merger Consideration” and, such transactions described in foregoing clauses (a) and (b), collectively, the “Transaction”). The terms and conditions of the Transaction are fully set forth in the Agreement.
The Committee has asked us for our opinion as to the fairness, from a financial point of view, to the holders of the Shares (other than Cancelled Shares and Appraisal Shares) of the Merger Consideration to be received by such holders in the Transaction. In arriving at the opinion set forth below, we have, among other things:
(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;
(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;
(iii)
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2024 through 2033, that were prepared by or at the direction of the management of the Company and approved for our use by the Committee (collectively, the “Projections”);

(iv)
reviewed the net operating loss utilization projections of the Company that were prepared by or at the direction of the management of the Company and approved for our use by the Committee (the “Company NOL Projections”);

(v)
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(vi)	reviewed the historical market prices and trading activity for the Shares;
280 Park Avenue | New York, NY 10017 |t. +1.212.364.7800 | pjtpartners.com

(vii)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;
(viii)	compared the proposed financial terms of the Transaction with publicly available financial terms of certain other business combinations that we deemed to be relevant;
(ix)	reviewed the execution version of the Agreement; and
(x)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.
In preparing this opinion, with the Committee’s consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with the Committee’s consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management's best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We have assumed, with the Committee’s consent, that the estimates of the tax effects set forth in the Company NOL Projections and management's representations and/or projections regarding taxable income and other tax attributes of the Company are reasonable and that the net operating losses and other tax attributes described therein will be utilized in accordance with such estimates. We assume no responsibility for and express no opinion as to the Projections, the Company NOL Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed, with the Committee’s consent, that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have relied, with the Committee’s consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.
We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company under any applicable laws.
We also have assumed, with the Committee’s consent, that the final executed Agreement will not differ from the execution version reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would adversely affect in any respect material to our analysis the Company, Parent or Merger Sub or the contemplated benefits of the Transaction. We have also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.
We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of the Shares (other than Cancelled Shares and Appraisal Shares) of the Merger Consideration to be received by such holders in the Transaction, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by holders of the Shares or otherwise.
Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.
This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided to the Committee and, at the request of the Committee, the Board, in their respective capacities as such, in connection with and for the purposes of their evaluation of the Transaction only and is not a recommendation as to any action the Committee or the Board should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of the Shares as to how any stockholder should vote or act with respect to the Transaction or any other matter. This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Committee, the Board or any other committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.
We are acting as financial advisor to the Committee with respect to the Transaction and received an initial fee for our services and will receive additional fees from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).
In the ordinary course of our and our affiliates' businesses, we and our affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliates are advising or have advised Parent in connection with a transaction that is unrelated to the Company or the Transaction, which has since been terminated and for which we did not receive any fees. Except with respect to the Transaction, we have not advised, or received fees from, the Company during this period.
* * *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares (other than Cancelled Shares and Appraisal Shares) in the Transaction is fair to such holders from a financial point of view.

Very truly yours,

PJT Partners LP

Annex C

745 Seventh Avenue New York, NY 10019 United States
CONFIDENTIAL September 4, 2024

Board of Directors
Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, Texas 75201
Strategic Review Committee of the Board of Directors (the “Committee”)
Frontier Communications Parent, Inc.
1919 McKinney Avenue
Dallas, Texas 75201
Members of the Committee and the Board of Directors:
We understand that Frontier Communications Parent, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with France Merger Sub Inc. (”Merger Sub”) and Verizon Communications Inc. (“Parent”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than (i) shares of Company Common Stock that are canceled in accordance with the Agreement (as defined below), and (ii) the Appraisal Shares (as defined in the Agreement, and the shares of Company Common Stock described in the foregoing clauses (i) and (ii), collectively, the “Excluded Stock”)) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $38.50 per share, without interest (the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of the date hereof, between Merger Sub, Parent and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Committee and the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company (other than the holders of the Excluded Stock) of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company (other than the holders of the Excluded Stock) in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.
In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of the date hereof, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2023, March 31, 2024 and June 30, 2024; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company's common stock since May 4, 2021; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.
We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, the Merger Consideration to be offered to the stockholders of the Company (other than the holders of the Excluded Stock) in the Proposed Transaction is fair to such stockholders from a financial point of view.
We are acting as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement and the rendering of this opinion. We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (a) for the Company (excluding services in connection with the Proposed Transaction), (i) in May 2022, acted as joint bookrunner and initial purchaser in connection with the Company's 8.750% First Lien Secured Notes due 2030, (ii) in March 2023, acted as joint bookrunner and initial purchaser in connection with the Company's 8.625% First Lien Secured Notes due 2031, (iii) in July 2024 acted as joint lead arranger and joint bookrunner in connection with the Company's 2024 refinancing term loans, and (iv) acted as structuring agent and bookrunner in connection with various securitization offerings conducted by the Company or its affiliates, and (b) for Parent (i) in February 2022, acted as lead dealer manager in connection with Parent's offer to purchase certain notes for a total cash amount of up to $5 billion, (ii) in May 2023 and November 2023, acted as agent in connection with Parent's open market repurchase programs for certain of its notes, (iii) in February 2024, acted as joint book-running manager and dealer-manager on Parent's €2.0bn EUR senior unsecured bond offering and related tender offer, (iv) acted as structuring agent and bookrunner in connection with various securitization offerings conducted by Parent or its affiliates, and (v) we have been a counterparty to Parent in various risk management transactions. In addition, we are currently a lender under the Company's revolving credit facility and its variable funding notes facility, are acting as a financial advisor to the Company on a potential joint venture transaction, and are acting in connection with additional securitization offerings conducted by the Company or its affiliates, and in each case we will receive customary fees in connection therewith. We are also a lender under Parent's revolving credit facility and may be a dealer in its commercial paper program, and, in each case, we will receive customary fees in connection therewith.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Committee and the Board of Directors of the Company and is rendered to the Committee and the Board of Directors of the Company in connection with their consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.
Very truly yours,

BARCLAYS CAPITAL INC.

Frontier

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FRONTIER COMMUNICATIONS PARENT, INC.

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Frontier

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V57941-TBD

FRONTIER COMMUNICATIONS PARENT, INC.

Proxy for the Special Meeting of Stockholders on [TBD], 2024 at [TBD] Eastern Time

Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Nick Jeffery, Scott Beasley and Anne Meyer, or any of them with full power of substitution, as proxies to vote at the Special Meeting of Stockholders of Frontier Communications Parent, Inc. (the "Company") to be held on [TBD], 2024, at [TBD], via the Internet at www.virtualshareholdermeeting.com/FYBR2024SM, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as of the record date of [TBD], 2024 as directed, and in their discretion upon such other matters as may come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the adoption of the merger agreement as set forth in Proposal 1, FOR the advisory vote on the compensation that may be paid or become payable to the Company's named executive officers in connection with the merger as set forth in Proposal 2 and FOR any adjournment of the Special Meeting for the purpose of soliciting additional proxies as set forth in Proposal 3.

Continued and to be signed on the reverse side